Exhibit (a)-(1)

Vimicro International Corporation

November 5, 2015

Shareholders of Vimicro International Corporation

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Vimicro International Corporation (the “Company”) to be held on December 15, 2015 at 10:00 a.m. (Hong Kong Time). The meeting will be held at 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the agreement and plan of merger dated as of September 15, 2015, (the “merger agreement”), among the Company, Vimicro China (Parent) Limited (“Parent”) and Vimicro China Acquisition Limited (“Merger Sub”), the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex A to the merger agreement (the “plan of merger”) and the transactions contemplated by the merger agreement, including the merger (the “merger”). Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement.

Under the terms of the merger agreement, Merger Sub, a Cayman Islands company wholly-owned by Parent, will be merged with and into the Company, with the Company continuing as the surviving company after the merger. Parent is a Cayman Islands Company, which, at the effective time of the merger, will be wholly beneficially owned by (i) Dr. Zhonghan (John) Deng (“Chairman”), (ii) Mr. Zhaowei (Kevin) Jin (“Mr. Jin”), (iii) Dr. Xiaodong (Dave) Yang (“Mr. Yang”), (iv) Vimicro Beijing Corporation, a company incorporated under the laws of the British Virgin Islands 100% beneficially owned by the Chairman, (v) Vimicro Shenzhen Corporation, a company incorporated under the laws of the British Virgin Islands 100% beneficially owned by Mr. Jin, (vi) Vimicro Tianjin Corporation, a company incorporated under the laws of the British Virgin Islands 100% beneficially owned by Mr. Yang and (vii) Alpha Spring Limited, a company incorporated under the laws of the British Virgin Islands 100% beneficially owned by Mr. Shengda Zan (“Alpha Spring”) (together, the “Rollover Shareholders”). If the merger is completed, the Company will continue its operations as a privately held company and will be wholly-owned by Parent and, as the result of the merger, the Company’s American depositary shares (“ADSs”), each representing four ordinary shares of the Company, par value $0.0001 per share (the “Shares”), will no longer be listed on the NASDAQ Global Market (“NASDAQ”) and the American depositary shares program for the ADSs will terminate.

If the merger is completed, at the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than (a) Shares (including Shares represented by ADSs) owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company, (b) Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise of any Company Options (as defined below), (c) Shares (including the Shares represented by ADSs) beneficially owned by the Rollover Shareholders (as defined below) (such Shares collectively, the “Rollover Shares”), but excluding (i) 2,356,434 Shares and 108,325 ADSs beneficially owned by Mr. Xiaodong (Dave) Yang, (ii) 4,453,192 Shares and 15,000 ADSs beneficially owned by Mr. Zhonghan (John) Deng, and (iii) 1,391,851 Shares and 100,000 ADSs beneficially owned by Mr. Zhaowei (Kevin) Jin and (d) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Companies Law (the “Dissenting Shares”) (Shares described under (a) through (d) above are collectively referred to herein as the “Excluded Shares”), will be cancelled in exchange for the right to receive $3.375 in cash without interest, and for the avoidance of doubt, because each ADS represents four Shares, each issued and outstanding ADS (other than any ADS representing Excluded Shares) will represent the right to surrender the ADS in exchange for $13.50 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement, dated as of October 24, 2005, by and among the Company, J.P. Morgan Chase Bank, N.A., (the “ADS depositary”) and the holders and beneficial owners of ADSs issued thereunder, in each case, net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value as determined in accordance with the Cayman Islands Companies Law.

At the effective time of the merger, each outstanding option award (each a “Company Option”) issued by the Company pursuant to the Company’s 2004 Share Option Plan and 2005 Share Option Plan (collectively, the “Company Share Plans”) that has not vested shall be assumed by Parent and become an option to purchase a number of ordinary shares of Parent equal to the number of Shares subject to such Company Option, and the term, vesting schedule and all of the other terms of such assumed Company Option shall otherwise remain unchanged, and any restriction on the exercise of any such assumed Company Option will continue in full force and effect.

In addition, at the effective time of the merger, each outstanding Company Option issued by the Company pursuant to the Company Share Plans that has vested, except for any vested Company Options held by the Rollover Shareholders, which shall be cancelled pursuant to the merger agreement, shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive an amount in cash, to be paid promptly and no later than five business days after the effective time of the merger, equal to the excess of (i) $3.375 over (ii) the exercise price of each Company Option, multiplied by the number of Shares underlying such Company Option.

Under the terms of the rollover agreement entered into by and among Parent, Merger Sub and the Rollover Shareholders (the “Rollover Agreement”) concurrently with the execution and delivery of the merger agreement immediately prior to the closing of the merger, each Rollover Share shall be cancelled and each Rollover Shareholder shall subscribe for the number of ordinary shares in Parent as set forth in the Rollover Agreement. Pursuant to the Rollover Agreement, immediately prior to the closing of the merger, Parent shall become wholly-owned by the Buyer Group.

A special committee of the board of directors of the Company, consisting of directors who are independent of and unaffiliated with any of the management members of the Company, the Rollover Shareholders, Parent, Merger Sub or their affiliates and are not employees of the Company or any of its subsidiaries, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously (a) determined that the merger agreement is fair to and in the best interests of, the Company and its unaffiliated security holders, (b) declared it advisable to enter into the merger agreement, (c) recommended that the board of directors of the Company approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (d) recommended that the board of directors of the Company direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

On September 15, 2015, the board of directors of the Company (with Chairman and Mr. Jin abstaining), after carefully considering all relevant factors, including the unanimous determination and recommendation of the special committee, (a) determined that it is fair to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement, (b) authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company, the Company’s board of directors (with Chairman and Mr. Jin abstaining) authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to amend and restate the memorandum and articles of association of the Company in the form attached as Appendix II to the plan of merger upon the Effective Date and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission, referred to herein as the “SEC,” which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares you own, your vote is very important. In order for the merger to be completed, the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of such shareholders representing two-thirds or more of the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting of the shareholders of the Company. The authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are not subject to the authorization and approval of holders of a majority of the Shares unaffiliated with the Buyer Group. As of the date of the accompanying proxy statement, the Rollover Shareholders beneficially owned approximately 42.7% of the total issued and outstanding Shares entitled to vote. Each of the Rollover Shareholders has executed a voting agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”), each dated September 15, 2015, providing that, among other things, all of the Shares owned by the Rollover Shareholders will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. Assuming their compliance with their voting obligations under the Voting Agreements, based on the number of Shares expected to be outstanding on the record date, approximately 30,952,665 Shares, representing approximately 24.0% of the total outstanding Shares entitled to vote owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is December 13, 2015 at 10:00 a.m. (Hong Kong Time). Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on December 3, 2015.

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting.

As the record holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on November 10, 2015, the ADS record date. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City Time) on December 11, 2015. Pursuant to the deposit agreement, the ADS depositary will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on December 3, 2015, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on November 30, 2015 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the

ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank N.A. — Hong Kong Branch (DCC), the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder).

If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company’s ADSs would continue to be listed on NASDAQ. The Company’s Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters’ rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON NOVEMBER 30, 2015, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON DECEMBER 3, 2015. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY’S ADSs

WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs.

AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance in voting your Shares or ADSs, you can contact Vimicro International Corporation, IR Department at +86-10-5884-8898 or at ir@vimicro.com.

Thank you for your cooperation and continued support.

Sincerely, /s/ Charles (Chuck) K. Ng	Sincerely, /s/ Zhonghan (John) Deng

On behalf of the Special Committee	Chairman of the Board

The proxy statement is dated November 5, 2015, and is first being mailed to the shareholders on or about November 10, 2015.

Vimicro International Corporation

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 15, 2015

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Vimicro International Corporation (the “Company”) will be held on December 15, 2015 at 10:00 a.m. (Hong Kong Time) at 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong.

Only holders of ordinary shares, par value $0.0001, of the Company (the “Shares”) of record on the close of business in the Cayman Islands on December 3, 2015 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

•	as a special resolution:

THAT the agreement and plan of merger dated as of September 15, 2015, (the “merger agreement”), among the Company, Vimicro China (Parent) Limited (“Parent”) and Vimicro China Acquisition Limited (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger (the “merger”), be and are hereby authorized and approved;

THAT upon the Effective Date (as defined in the plan of merger), the Company amend and restate its memorandum and articles of association in the form attached as Appendix II to the plan of merger; and

•	as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

A list of the ordinary shareholders of the Company will be available at its principal executive offices at 16/F., Shining Tower, No.35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

If you own American depositary shares of the Company, each representing four Shares (“ADSs”), you cannot vote at the extraordinary general meeting directly, but you may instruct J.P. Morgan Chase Bank, N.A., (the “ADS depositary”) (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City Time) on December 11, 2015 in order to vote the underlying Shares at the extraordinary general meeting. Pursuant to the deposit agreement, the ADS depositary will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions. Alternatively, you may vote directly at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of the ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or alternatively, you will not vote the Shares) before the close of business in New York City on November 30, 2015, and become a registered holder of Shares by the close of business in the Cayman Islands on December 3, 2015. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company composed solely of directors unrelated to any of the management members of the Company, the Rollover Shareholders, Parent or Merger Sub, the Company’s board of directors (with Chairman and Mr. Jin abstaining) authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to amend and restate the memorandum and articles of association of the Company in the form attached as Appendix II to the plan of merger upon the Effective Date and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of such shareholders representing two-thirds or more of the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting of the shareholders of the Company.

As of the date of this proxy statement, the Rollover Shareholders together beneficially owned approximately 42.7% of the total issued and outstanding Shares entitled to vote. Based on the number of Shares expected to be outstanding on the record date, approximately 24.0% of the total outstanding Shares entitled to vote owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Regardless of the number of Shares that you own, your vote is very important. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. You should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail the proxy card in the enclosed return envelope as soon as possible to ensure that it will be received by the Company no later than December 13, 2015 at 10:00 a.m. (Hong Kong Time), which is the deadline to lodge your proxy card. The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on December 3, 2015.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

If you fail to complete your proxy card in accordance with the instructions set forth on the proxy card or if you abstain from voting, your vote will not be counted.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters’ rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON NOVEMBER 30, 2015, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON DECEMBER 3, 2015. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Shares, you can contact Vimicro International Corporation, IR Department at +86-10-5884-8898 or at ir@vimicro.com.

The merger agreement, the plan of merger and the merger are described in the accompanying proxy statement. A copy of the merger agreement and a copy of the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1.	In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company.
2.	The instrument appointing a proxy must be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized in writing.
3.	A proxy need not be a member (registered shareholder) of the Company.
4.	The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.
5.	Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at 16/F., Shining Tower, No.35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China at least two hours before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,
 /s/ Zhonghan (John) Deng

Director

November 5, 2015

Registered Office:
Maples Corporate Services Limited
PO Box 309
Ugland House
Grand Cayman, KY1-1104
Cayman Islands

Head Office Address:
Vimicro International Corporation
16/F., Shining Tower, No.35 Xueyuan Road
Haidian District, Beijing 100191
People’s Republic of China

i

Page
ANNEX I: Chairman Voting Agreement	I-1
ANNEX J: Mr. Jin Voting Agreement	J-1
ANNEX K: Mr. Yang Voting Agreement	K-1
PROXY CARD
ADS VOTING INSTRUCTIONS CARD

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 90. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to Vimicro International Corporation, its subsidiaries and its consolidated affiliates. All references to “dollars” and “$” in this proxy statement are to U.S. dollars.

The Parties Involved in the Merger

The Company

We believe we are a leading video surveillance technology and solutions provider that designs, develops and markets a full range of video surveillance products and solutions to government entities, private enterprises and consumers in China. We provide video surveillance products and solutions ranging from front-end IP cameras to back-end software platform using our proprietary chip and algorithm technology in China’s video surveillance industry.

Our principal executive offices are located at 16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China. Our telephone number at this address is +86-10-6894-4075. Our registered office in the Cayman Islands is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2014, filed on April 30, 2015, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 90 for a description of how to obtain a copy of our Annual Report.

Parent

Vimicro China (Parent) Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Parent was formed solely for the purpose of entering into the merger agreement and the related financing agreements and consummating the transactions contemplated by such agreements. Pursuant to the Rollover Agreement (as defined below), immediately prior to the closing of the merger, Parent shall become wholly-owned by the Rollover Shareholders (as defined below). The registered office of Parent is located at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands, and its telephone number is +86-10-6894-8888.

Merger Sub

Vimicro China Acquisition Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct, wholly-owned subsidiary of Parent. Merger Sub was formed by Parent solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. The registered office of Merger Sub is located at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands, and its telephone number is +86-10-6894-8888.

The Founder Parties

Dr. Zhonghan (John) Deng

Dr. Zhonghan (John) Deng (the “Chairman”) is chairman of the board of directors and chief executive officer of the Company. He is a citizen of the People’s Republic of China and his principal occupation is chairman of the board of directors and chief executive officer of the Company. His business address is 16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China, and his telephone number is +86-10-6894-8888. The Chairman has served as chairman of the board of directors and chief executive officer of the Company since March 2004.

Mr. Zhaowei (Kevin) Jin

Mr. Zhaowei (Kevin) Jin (the “Mr. Jin”) is chairman of the board of directors and chief executive officer of the Company. He is a citizen of the People’s Republic of China and his principal occupation is co-chief executive officer and a board member of the Company. His business address is 16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China, and his telephone number is +86-10-6894-8888. Mr. Jin has served as director of the Company since July 2004 and co-chief executive officer of the Company since April 2015.

Dr. Xiaodong (Dave) Yang

Dr. Xiaodong (Dave) Yang (the “Mr. Yang”) is a citizen of the People’s Republic of China and his principal occupation is Chairman and general manager of Wuxi Vimicro Corporation. His business address is Area A, 10/F 530 Mansion, Qingyuan Road, T-Park, Wuxi New District, Jiangsu Province 214028, People’s Republic of China, and his telephone number is +86-510-8181-6000. Mr. Yang served as a board member of the Company from March 2004 to May 2012. He has served as the Chairman and Chief Executive Officer of Wuxi Vimicro Corporation since July 2009.

Vimicro Beijing Corporation

Vimicro Beijing Corporation (together with the Chairman, the “Chairman Parties”), a company incorporated under the laws of the British Virgin Islands. The Chairman holds 100% of the outstanding shares of, and is the sole director of Vimicro Beijing Corporation. The registered office of Vimicro Beijing Corporation is located at P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its telephone number is +86-10-6894-8888.

Vimicro Shenzhen Corporation

Vimicro Shenzhen Corporation (together with Mr. Jin, the “Mr. Jin Parties”), a company incorporated under the laws of the British Virgin Islands. Mr. Jin holds 100% of the outstanding shares of, and is the sole director of Vimicro Shenzhen Corporation. The registered office of Vimicro Shenzhen Corporation is located at P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its telephone number is +86-10-6894-8888.

Vimicro Tianjin Corporation

Vimicro Tianjin Corporation (together with Mr. Yang, the “Mr. Yang Parties”, a company incorporated under the laws of the British Virgin Islands. Mr. Yang holds 100% of the outstanding shares of, and is the sole director of Vimicro Tianjin Corporation. The registered office of Vimicro Tianjin Corporation is located at P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its telephone number is +86-10-6894-8888.

The Sponsor Parties

Mr. Shengda Zan

Mr. Shengda Zan (the “Mr. Zan”) is a citizen of the People’s Republic of China and his principal occupation is Chairman of Zongyi Group. His business address is Room 906, Bank of Shanghai Tower, 168 Middle Yincheng Road, Pudong District, Shanghai, People’s Republic of China, and his telephone number is +.86-21-6859-1615. Mr. Zan has served as a member of the board of directors of Nantong Zongyi Investment Co., Ltd. since January 1988 and served as the sole director of Alpha Spring Limited since November 2010.

Nantong Zongyi Investment Co., Ltd.

Nantong Zongyi Investment Co., Ltd., a company incorporated under the laws of the People’s Republic of China. Mr. Zan holds 52% of the shares of, and is a member of the board of directors of Nantong Zongyi Investment Co., Ltd. The registered office of Nantong Zongyi Investment Co., Ltd. is located at

Zongyi Digital City, Xingdong Town, Tongzhou District, Nantong City, Jiangsu Province 226376, People’s Republic of China, and its telephone number is +86-21-6859-1615.

Alpha Spring Limited

Alpha Spring Limited (“Alpha Spring”), a company incorporated under the laws of the British Virgin Islands. Nantong Zongyi Investment Co., Ltd. holds 100% of the outstanding shares of, and Mr. Zan is the sole director of Alpha Spring. The registered office of Alpha Spring is located at P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its telephone number is +86-21-6859-1615.

Throughout this proxy statement, the Chairman Parties, the Mr. Jin Parties, the Mr. Yang Parties and Alpha Spring are collectively referred to as the “Rollover Shareholders.”

Parent, Merger Sub, the Rollover Shareholders, Mr. Zan and Nantong Zongyi Investment Co., Ltd. referred to above are collectively referred to herein as the “Buyer Group.”

During the last five years, none of the persons referred to above under the heading titled “The Parties Involved in the Merger”, or the respective directors or executive officers of the Company and the relevant members of the Buyer Group as listed in Annex D of this proxy statement, has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 64)

You are being asked to vote to authorize and approve the agreement and plan of merger dated as of September 15, 2015 (the “merger agreement”) among the Company, Parent and Merger Sub, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex A to the merger agreement (the “plan of merger”) and the transactions contemplated by the merger agreement, including the merger (the “merger”). Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company. The Company, as the surviving company, will continue to do business under the name “Vimicro International Corporation” following the merger. If the merger is completed, the Company will cease to be a publicly traded company. Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page 64)

Under the terms of the merger agreement, at the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than (a) Shares (including Shares represented by ADSs) owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company, (b) Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise of any Company Options (as defined below), (c) Shares (including the Shares represented by ADSs) beneficially owned by the Rollover Shareholders (such Shares collectively, the “Rollover Shares”), but excluding (i) 2,356,434 Shares and 108,325 ADSs beneficially owned by Mr. Xiaodong (Dave) Yang, (ii) 4,453,192 Shares and 15,000 ADSs beneficially owned by Mr. Zhonghan (John) Deng, and (iii) 1,391,851 Shares and 100,000 ADSs beneficially owned by Mr. Zhaowei (Kevin) Jin and (d) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Companies Law (the “Dissenting Shares”) (Shares described under (a) through (d) above are collectively referred to herein as the “Excluded Shares”), will be cancelled in exchange for the right to receive $3.375 in cash without interest, and for the avoidance of doubt, because each ADS represents four Shares, each issued and outstanding ADS

(other than any ADS representing Excluded Shares) will represent the right to surrender the ADS in exchange for $13.50 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement, dated as of October 24, 2005, by and among the Company, J.P. Morgan Chase Bank, N.A., (the “ADS depositary”) and the holders and beneficial owners of ADSs issued thereunder, in each case, net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value determined in accordance with the Cayman Islands Companies Law.

Treatment of Company Options (Page 64)

At the effective time of the merger, each outstanding option award (each a “Company Option”) issued by the Company pursuant to the Company’s 2004 Share Option Plan and 2005 Share Option Plan (collectively, the “Company Share Plans”) that has not vested shall be assumed by Parent and become an option to purchase a number of ordinary shares of Parent equal to the number of Shares subject to such Company Option, and the term, vesting schedule and all of the other terms of such assumed Company Option shall otherwise remain unchanged, and any restriction on the exercise of any such assumed Company Option will continue in full force and effect.

In addition, at the effective time of the merger, each outstanding Company Option issued by the Company pursuant to the Company Share Plans that has vested, except for any vested Company Options held by the Rollover Shareholders, which shall be cancelled pursuant to the merger agreement, shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive an amount in cash, to be paid promptly and no later than five business days after the effective time of the merger, equal to the excess of (i) $3.375 over (ii) the exercise price of each Company Option, multiplied by the number of Shares underlying such Company Option.

Rollover Agreement and Voting Agreements (Annex E and Annexes H through K)

Concurrently with the execution and delivery of the merger agreement, Parent and the Rollover Shareholders entered into a rollover agreement (the “Rollover Agreement”), pursuant to which, immediately prior to the closing of the merger, each Rollover Share shall be cancelled and each Rollover Shareholder shall subscribe for the number of ordinary shares in Parent as set forth in the Rollover Agreement. Pursuant to the Rollover Agreement, immediately prior to the closing of the merger, Parent shall become wholly-owned by the Rollover Shareholders. A copy of the Rollover Agreement is attached as Annex E to this proxy statement.

In addition, each of the Rollover Shareholders have executed a voting agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”), each dated September 15, 2015, providing that, among other things, all of the Shares owned by the Rollover Shareholders will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement, the Rollover Shareholders beneficially owned approximately 42.7% of the total issued and outstanding Shares entitled to vote. Copies of each Voting Agreement are attached as Annexes H through K to this proxy statement.

Purposes and Effects of the Merger (Page 39)

The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s shareholders other than the holders of Excluded Shares will be cashed out in exchange for $3.375 per Share, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Please see “Special Factors — Buyer Group’s Purpose of and Reasons for the Merger” beginning on page 39 for additional information.

ADSs representing the Shares are currently listed on the NASDAQ Global Exchange (“NASDAQ”) under the symbol “VIMC”. It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly owned by Parent and indirectly by the other members of the Buyer Group. Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the

ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated 90 days after the filing of Form 15 by the Company in connection with the completion of the merger or such shorter period as may be determined by the SEC. Accordingly, the Company will no longer be required to file periodic reports with the SEC. Furthermore, following the completion of the merger, the American depositary shares program for the ADSs will terminate. Please see “Special Factors — Effect of the Merger on the Company” beginning on page 40 for additional information.

Plans for the Company after the Merger (Page 43)

After the effective time of the merger, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent.

Recommendations of the Special Committee and the Board of Directors (Page 23)

The special committee unanimously

(a)	determined that it is fair to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement,
(b)	recommended that the board of directors of the Company approve the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, and
(c)	resolved to recommend the authorization and approval of the merger agreement, the plan of merger and the transaction contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transaction contemplated by the merger agreement, including the merger.

ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, FOR THE PROPOSAL TO AMEND AND RESTATE THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY IN THE FORM ATTACHED AS APPENDIX II TO THE PLAN OF MERGER UPON THE EFFECTIVE DATE AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE SPECIAL RESOLUTION DURING THE EXTRAORDINARY GENERAL MEETING.

Position of Buyer Group as to Fairness (Page 28)

Each member of the Buyer Group believes that the merger is substantively and procedurally fair to the Company’s unaffiliated security holders. Their belief is based upon the factors discussed under the caption “Special Factors — Position of the Buyer Group as to the Fairness of the Merger” beginning on page 28.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 45)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions is approximately $310 million (assuming no exercise of dissenter rights by shareholders of the Company), which is expected to be provided by Alpha Spring through a commitment to make a loan to Parent in the aggregate principal amount of $310 million pursuant to a commitment letter by Alpha Spring. See “Special Factors — Financing” beginning on page 45 for more information regarding the financing of the merger.

Limited Guarantees (Page 45)

The Founder Parties and the Sponsor Parties (other than Mr. Zan, the “Sponsor Guarantors”, and, together with the Founder Parties, collectively, the “Guarantors”) have entered into certain limited guarantees, under which the Guarantors agreed to guarantee the due and punctual observance, performance and/or discharge of payment as and when due and subject to the conditions and limitations set forth therein and in the merger agreement of (a) Parent’s obligation to pay a Parent Termination Fee to the Company under the merger agreement and (b) with respect to Sponsor Guarantors’ guarantee, Parent’s and Merger Sub’s funding of the aggregate merger consideration under the merger agreement. See “Special Factors — Limited Guarantees” beginning on page 45 for additional information.

Security Ownership of the Company Directors and Officers and Voting Commitments (Page 85)

As of the date of this proxy statement, the Rollover Shareholders, including certain of our directors and management members, beneficially owned approximately 42.7% of our issued and outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 85 for additional information.

Pursuant to the Voting Agreements, each of the Rollover Shareholders have agreed to vote all of his Shares they beneficially own in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Opinion of the Special Committee’s Financial Advisor (Page 31)

On September 15, 2015, at a meeting of the special committee, Duff & Phelps, LLC (“Duff & Phelps”), rendered to the special committee its oral opinion, subsequently confirmed in writing, that, as of September 15, 2015, and based upon and subject to the factors and assumptions set forth in Duff & Phelps’ written opinion, the $3.375 in cash for each of our ordinary shares and the $13.50 in cash for each ADS to the holders (other than the Rollover Shareholders) of our ordinary shares or ADSs pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Duff & Phelps, dated September 15, 2015, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. The summary of the Duff & Phelps opinion provided in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. Duff & Phelps’ advisory services and opinion were provided for the information and assistance of the special committee in connection with its consideration of the proposed transaction and the opinion does not constitute a recommendation as to how any holder of our ordinary shares or ADSs should vote with respect to the proposed transaction or any other matter.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 46)

In considering the recommendations of the board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

•	the beneficial ownership of equity interests in Parent by the Rollover Shareholders;
•	the potential enhancement or decline of share value for Parent, which the Rollover Shareholders beneficially own, as a result of the merger and future performance of the surviving company;
•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;
•	the monthly compensation of $10,000 of each member of the special committee in exchange for his services in such capacity (and, in the case of the chairman of the special committee, monthly compensation of $15,000) (the payment of which is not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger); and
•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

As of the date of this proxy statement, the directors and executive officers of the Company held an aggregate of 10,797,159 Shares and Company Options for the right to purchase 12,480,711 Shares. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 46 for additional information.

The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 46 for additional information.

Conditions to the Merger (Page 72)

The completion of the transactions contemplated by the merger agreement, including the merger, is subject to the satisfaction of the following conditions:

•	the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger being authorized and approved by a special resolution of the Company’s shareholders; and
•	no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order that has the effect of prohibiting or otherwise preventing the consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•	the representations and warranties of the Company in the merger agreement being true and correct on and as of the closing date of the merger with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except (i) for any failure to be so true and correct which has not had a Company Material Adverse Effect and (ii) for changes contemplated by merger agreement, in each case disregarding for this purpose any limitation or qualification by “materially” or based on the defined term “Company Material Adverse Effect” or any words of similar import;
•	the Company having performed in all material respects the material obligations that are to be performed by it under the merger agreement at or prior to the closing;
•	since the date of the merger agreement, there not having occurred a Company Material Adverse Effect;
•	the Shares held by persons or entities who have validly served a written objection under Section 238(2) of the Cayman Companies Law shall represent no more than 15% of the voting power of the outstanding Shares; and
•	Parent and Merger Sub having received a certificate of the Company certifying that the above conditions have been satisfied.

The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, subject to the approval of the special committee, of the following conditions:

•	the representations and warranties of Parent and Merger Sub being true and correct on and as of the closing date of the merger with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except

(i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by merger agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under the merger agreement and (ii) for changes contemplated by the merger agreement;
•	each of Parent and Merger Sub having performed in all material respects the material obligations that are to be performed by it under the merger agreement at or prior to the closing; and
•	the Company having received a certificate of Parent and Merger Sub certifying that the above conditions have been satisfied.

No Solicitation (Page 70)

Neither the Company nor its subsidiaries will, nor will either authorize or knowingly permit any of their respective representatives to, directly or indirectly, (a) solicit, initiate or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that constitutes any acquisition proposal, (b) furnish to any other person or entity any non-public information relating to the Company or any of its subsidiaries, or afford to any other person or entity person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an acquisition proposal, (c) participate in, continue or engage in discussions or negotiations with any other person or entity with respect to an acquisition proposal, (d) approve, endorse or recommend an acquisition or (e) enter into any contract contemplating or otherwise relating to an acquisition. The Company will immediately cease and cause to be terminated all discussions with any third parties existing as of the date of the merger agreement regarding any possible acquisition proposal.

Prior to obtaining the required shareholder authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, if the Company receives a proposal relating to an acquisition proposal from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, the board of directors of the Company may, directly or indirectly through the representatives of the Company, (i) contact such person to clarify the terms and conditions of the proposal so as to determine whether such proposal constitutes or is reasonably expected to result in a superior proposal and (ii) if the board of directors of the Company determines in good faith, upon recommendation of the special committee (after consultation with and based upon the advice of its financial advisor and outside legal counsel), that such proposal constitutes or is reasonably likely to result in a superior proposal, and failure to furnish information or enter into discussions with such person would be reasonably likely to violate its fiduciary obligations under applicable law, then the Company and its representatives may, (a) participate or engage in discussions or negotiations with the person that has made such acquisition proposal or (b) furnish to the person making such acquisition proposal information relating to the Company or any of its subsidiaries, and/or afford to any such person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in each case pursuant to a confidentiality agreement, provided that the Company will (1) provide written notice to Parent of any acquisition proposal as promptly as practicable (but in no case later than one business day) after its receipt thereof, and will provide Parent with a copy of, any written acquisition proposal or amendments or supplements, and will thereafter inform Parent on a prompt basis of the status of any inquiries, discussions or negotiations with such third party, and any material changes to the terms and conditions of such acquisition proposal, (2) promptly following its execution, deliver to Parent a copy of the confidentiality agreement executed by the Company and such person, and (3) promptly make available to Parent a copy of any information delivered to such person that was not previously made available to Parent or its representatives.

Termination of the Merger Agreement (Page 73)

The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained, by mutual written agreements of the Company and Parent or by either Parent or the Company, if:

•	the merger is not completed by April 30, 2016, provided that this termination right is not available to any party (i) whose breach or failure to fulfill any of its obligations under the merger agreement has been the principal cause of, or primarily resulted in, the failure of the closing to occur on or before such date or (ii) that is in material breach of the merger agreement;
•	our shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment of the meeting; or

The merger agreement may also be terminated by the Company, if:

•	(i) the board of directors shall have determined in good faith (after consultation with outside legal counsel) that the failure to terminate the merger agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; (ii) the Company shall have delivered to Parent a notice that it shall withhold, withdraw, qualify or modify its recommendation; (iii) if requested by Parent, the Company shall have made its representatives available to discuss with Parent’s representatives any proposed modifications to the terms and conditions of the merger agreement; and (iv) Parent does not make, prior to the expiration of the three business days after the Company notified the Parent of such change in its recommendation, an offer that causes the board of directors of the Company in good faith (upon the recommendation of the special committee), after consultation with its financial advisors, to change its determination;
•	at any time prior to the effective date of the merger, (i) the Company has not breached any of its representations, warranties or covenants under the merger agreement in any material respect and (ii) Parent or Merger Sub has breached any of its representations, warranties or covenants under the merger agreement, such that the corresponding condition to closing would not be satisfied and the Parent or Merger Sub shall have failed to cure such breach within 30 business days after the Parent or Merger Sub had received written notice of such breach from the Company; and
•	the Parent or Merger Sub fails to complete the closing within five business days following the date the closing should have occurred, provided that the corresponding conditions to the closing of merger have been satisfied.

The merger agreement may also be terminated by Parent, if:

•	at any time prior to the effective time of the merger, (i) the Parent and Merger Sub have not breached any of their representations, warranties or covenants under the merger agreement in any material respect and (ii) the Company has breached any of its representations, warranties or covenants, such that the corresponding condition to closing would not be satisfied and the Company shall have failed to cure such breach within 30 business days after the Company had received written notice of such breach from Parent; and
•	if the board of directors or, special committee withholds, withdraws, qualifies or modifies its recommendation.

Fees and Expenses (Page 75)

All reasonable out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including the merger, shall be paid by the party incurring such expenses, whether or not the transactions are consummated.

Material U.S. Federal Income Tax Consequences (Page 51)

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 51 for additional information. The tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.

Material PRC Income Tax Consequences (Page 54)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for our

Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the merger by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax if the holders of such Shares or ADSs are PRC residents. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Please see “Special Factors — Material PRC Income Tax Consequences” beginning on page 54 for additional information.

Material Cayman Islands Tax Consequences (Page 55)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger. Please see “Special Factors — Material Cayman Islands Tax Consequences” beginning on page 55 for additional information.

Regulatory Matters (Page 51)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger.

Litigation Related to the Merger (Page 50)

We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger (Page 51)

Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Market Price of the Shares (Page 56)

On June 19, 2015, the last trading day immediately prior to the Company’s announcement on June 22, 2015 that it had received a going private proposal, the reported closing price of our ADSs on NASDAQ was $12.33 per ADS. The merger consideration of $3.375 per Share, or $13.50 per ADS, represents a premium of 9.5% over the closing price of $12.33 per ADS on June 19, 2015, and a 15.4% premium over the Company’s 90 trading day volume-weighted average closing price as quoted by NASDAQ on June 19, 2015, the last trading day prior to the Company’s announcement on June 22, 2015 that it had received a “going-private” proposal.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY
GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	After the merger is completed, how will I receive the merger consideration for my Shares?
A.	If you are a registered holder of Shares, promptly after the effective time of the merger (in any event within three business days after the effective time of the merger), an exchange agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the exchange agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $3.375 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the merger is completed, how will I receive the merger consideration for my ADSs?
A:	If your ADSs are represented by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send you a check for the per ADS merger consideration of $13.50 (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will automatically send you a check for the per ADS merger consideration of $13.50 (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:	When and where will the extraordinary general meeting be held?
A:	The extraordinary general meeting will take place on December 15, 2015, at 10:00 a.m. (Hong Kong Time) at 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong.
Q:	What matters will be voted on at the extraordinary general meeting?
A:	You will be asked to consider and vote on the following proposals:
•	to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;
•	to amend and restate the memorandum and articles of association of the Company in the form attached as Appendix II to the plan of merger upon the Effective Date; and
•	to approve any motion to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.
Q:	How does the Company board of directors recommend that I vote on the proposals?
A:	After careful consideration and upon the unanimous recommendation of the special committee, our board of directors (with Chairman and Mr. Jin abstaining) by a unanimous vote recommends that you vote:
•	FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;
•	FOR the proposal to amend and restate the memorandum and articles of association of the Company in the form attached as Appendix II to the plan of merger upon the Effective Date; and
•	FOR the proposal to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.
Q:	What effects will the merger have on the Company?
A:	As a result of the merger, the Company will cease to be a publicly-traded company and will be beneficially wholly-owned by the Buyer Group. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and ADSs and our reporting obligations with respect to our Shares and ADSs under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our ADSs will no longer be listed or traded on any stock exchange, including NASDAQ, and the American depositary shares program for the ADSs will terminate.
Q:	When do you expect the merger to be completed?
A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the fourth quarter of 2015. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.
Q:	What happens if the merger is not completed?
A:	If our shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption “The Merger Agreement and Plan of Merger — Termination Fee” beginning on page 74.

Q:	What do I need to do now?
A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.
Q:	How do I vote if my Shares are registered in my name?
A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is December 13, 2015 at 10:00 a.m. (Hong Kong Time).

Q:	How do I vote if I own ADSs?
A:	If you own ADSs as of the close of business in New York City on November 10, 2015, the ADS record date, you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 12:00 p.m. (New York City Time) on December 11, 2015. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, such ADS holder will be deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on November 30, 2015 and become a holder of Shares by the close of business in the Cayman Islands on December 3, 2015, the share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to the close of business in New York City on November 30, 2015 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder held the ADSs as of the ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank N.A. — Hong Kong Branch (DCC), the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:	If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?
A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.
Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?
A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.
Q:	May I change my vote?
A:	Yes, you may change your vote in one of three ways:
•	first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Vimicro International Corporation, 16/F., Shining Tower, No.35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China;
•	second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or
•	third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 12:00 p.m. (New York City Time) on December 11, 2015. A holder of ADSs can do this by completing, dating and submitting a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.
Q:	If I am a holder of certificated Shares or ADRs, should I send in my share certificates or my ADRs now?
A:	No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders. If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	Am I entitled to dissenters’ rights?
A:	Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS holders will not have the right to dissent from the merger and receive payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS depositary, pay the ADS depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that they have not given, and will not give, voting instructions as to the ADSs (or alternatively, they will not vote the Shares) before the close of business in New York City on November 30, 2015, and become registered holders of Shares by the close of business in the Cayman Islands on December 3, 2015. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	If I own ADSs and seek to exercise dissenters’ rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?
A:	If you own ADSs and wish to exercise dissenters’ rights, you must surrender your ADSs to the ADS depositary. Upon your payment of its fees, including the applicable ADS cancellation fee ($0.05 per ADS) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder. The deadline for surrendering ADSs to the ADS depositary for these purposes is the close of business in New York City on November 30, 2015.

You must become a registered holder of your Shares and lodge a written notice of objection to the plan of merger prior to the extraordinary general meeting.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights. Please see “Dissenters’ Rights” beginning on page 51 as well as “Annex C — Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) — Section 238” to this proxy statement for additional information.

Q:	Who can help answer my questions?
A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Vimicro International Corporation, IR Department at +86-10-5884-8898 or at ir@vimicro.com.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the merger agreement described in this Background of the Merger occurred in China and Hong Kong. As a result, China Standard Time is used for all dates and times given. The term “Consortium” used at various times refers to the consortium consisting of the Chairman, Mr. Zhaowei (Kevin) Jin, Alpha Spring and/or Dr. Xiaodong (Dave) Yang, as applicable, as the relevant parties formed or joined the Consortium at different times described below.

The board of directors and senior management of the Company have been reviewing periodically the Company’s long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the board of directors and senior management also have periodically reviewed strategic alternatives that may be available to the Company.

From time to time, a number of parties have approached the Company about possible transactions involving the Company. In mid-June, 2015, the Chairman, in his individual capacity, and Mr. Jin, also in his individual capacity, met and informally discussed the possibility of a potential going private transaction with respect to the Company.

During the course of the following days, the Chairman and Mr. Jin held preliminary discussions to further explore the feasibility of a possible going private transaction with respect to the Company.

On June 21, 2015, the Chairman and Mr. Jin submitted to the board of directors of the Company a preliminary non-binding proposal letter (the “Proposal Letter”) to acquire the Company in a going private transaction for $3.375 in cash per Share (or $13.50 in cash per ADS) other than any Shares or ADSs beneficially held by the Consortium or their respective affiliates (the “Proposal”). In the Proposal Letter, the Consortium noted that it was interested only in pursuing the proposed acquisition and that the members of the Consortium did not intend to sell their equity stake in the Company to any third party. The Proposal Letter also stated that the Consortium intended to finance the acquisition with a combination of debt and equity capital.

Also on June 21, 2015, Mr. Jin met with Gunderson Dettmer Stough Villeneuve Franklin & Hachigian (“Gunderson Dettmer”) to discuss the going private process and key issues and concerns in a potential transaction.

On June 22, 2015, the Board met to discuss, among other things, the Proposal. The Chairman provided an overview of the Proposal, the Chairman and Mr. Jin disclosed their interest in the subject matter of the Proposal Letter and recused themselves from the remainder of the meeting due to potential conflicts of interests arising from their role as directors of the Company and their interest in the merger as a member of the Consortium. Thereafter, representatives of Kirkland & Ellis (“Kirkland & Ellis”) provided the remainder of the Board with an overview of the procedures, process and duties of directors under applicable law in connection with the Proposal, and the desirability of establishing a committee of independent directors to evaluate and negotiate the Proposal given the inherent conflicts of interest that may arise from the involvement of the Chairman and Mr. Jin in the proposed transaction, and summarized the contents of various materials that they had provided to the Board earlier, including (i) key principles for determining independence for members of a special committee, (ii) legal principles for members of a special committee evaluating such a potential conflict transaction and (iii) special committee best practices in a going-private transaction. During the course of these discussions, the Board noted that, when determining the suitability of each of the directors of the Company to serve as members of a special committee, consideration should be given to whether or not such director (a) was an employee of the Company, (b) had any business or personal relationships with the Chairman or Mr. Jin or their respective affiliates, (c) had any financial interest in the Proposal that was different from that of unaffiliated shareholders, (d) was affiliated with an institutional shareholder of the Company that might ultimately decide to participate in the transaction contemplated under the Proposal, make a competing offer or could have different investment objectives than other shareholders, and (e) satisfied the standards for independence under NASDAQ or SEC rules. At the meeting, the Board determined that it would be in the best interests of the Company to form a special committee, and after discussing the various qualifications and independence of the members of the Board to serve on the special committee, the Board resolved to form a special committee, comprised of three independent directors, Messrs. Charles (Chuck) K. Ng (to serve as chairman of the committee), Darrin J. Young and Robert Chen. In connection therewith, the board of directors approved written resolutions authorizing the special committee to, among other things: (1) establish, monitor and direct the process and procedures related to the review and evaluation of the potential transaction and any alternative transaction, including the authority to determine not to proceed with any such process, procedures, review or evaluation; (2) respond to any communications, inquiries or proposals regarding the potential transaction or any alternative transaction; (3) review, evaluate and negotiate the terms and conditions of the potential transaction or any alternative transaction; (4) solicit expressions of interest or other proposals for alternative transactions; (5) recommend to the board of directors and the Company whether the potential transaction or any alternative transaction was advisable and was fair to, and in the best interests of, the Company and its shareholders; (6) recommend rejection or approval of the potential transaction or any alternative transaction to the board of directors; (7) take such actions as the special committee may deem to be necessary or appropriate in connection with anti-takeover provisions, including actions with respect to the the Company’s shareholder rights plan; (8) retain legal, financial and other advisors; and (9) take such other actions as the special committee may deem to be necessary or appropriate for the special committee to discharge its duties.

Kirkland & Ellis also discussed with the special committee the engagement of a financial advisor and certain of the criteria that the special committee should consider when evaluating candidates. The special committee authorized Kirkland & Ellis to contact five investment banks to solicit their interest in being considered for the role of financial advisor to the special committee and to request that they submit detailed proposals, including their qualifications, advisory experience and a fee proposal for consideration by the special committee.

Later that day, the Company issued a press release regarding its receipt of the Proposal Letter and the transaction proposed therein, and furnished the press release as an exhibit to its Current Report on Form 6-K.

On June 25, 2015, the Chairman and Mr. Jin filed a Schedule 13D announcing the execution and submission of the Proposal Letter to the board of directors.

On June 26, 2015, after considering proposals from multiple prospective U.S. legal advisors, the special committee retained Kirkland & Ellis as its U.S. legal advisor. From time to time thereafter, Kirkland & Ellis had discussions with representatives of Maples and Calder, the Company’s Cayman Islands legal counsel, regarding the Proposal, the directors’ duties in connection with considering and evaluating the Proposal and other matters of Cayman Islands law that were relevant to the proposed transaction.

On July 1, 2015, Vimicro Beijing Corporation and Vimicro Shenzhen Corporation retained Gunderson Dettmer as legal advisor in connection with a potential transaction.

On July 2, 2015, the special committee convened a meeting by telephone with Kirkland & Ellis to discuss the selection of a financial advisor. After deliberation on the experience, qualifications and reputation of each of the potential financial advisors evaluated by the special committee, the special committee decided to engage Duff & Phelps, LLC (“Duff & Phelps”) as its financial advisor. Among the reasons for Duff & Phelps’s selection were its extensive experience in M&A transactions, including representing special committees in going private transactions, its strong reputation, its significant experience dealing with China-based companies, its lack of existing material relationships with the Company or the Consortium and its ability to interact in both English and Chinese. As part of the engagement, the special committee also retained Duff & Phelps Securities, LLC (“DPS”), an affiliate of Duff & Phelps, to act as financial advisor to the special committee to provide such financial and market related advice and assistance as deemed necessary by the special committee in connection with the merger. The special committee subsequently entered into an engagement letter with Duff & Phelps and DPS.

On July 6, 2015, the special committee convened a meeting by telephone with Kirkland & Ellis and Duff & Phelps and DPS. During the meeting, Kirkland & Ellis led the special committee in a discussion of its key duties, responsibilities and guidelines and highlighted to the special committee members that they should substantively engage with the Consortium only if the special committee determined to do so following its review of the Proposal, as assisted by its financial and legal advisors. Thereafter, the special committee engaged in a discussion with its advisors regarding establishing a process and adopting a strategy and practices designed to maximize shareholder value in light of the circumstances, including the fact that the Consortium beneficially owned approximately 12.2% of the outstanding Shares (as of July 6, 2015) and Alpha Spring, the largest Shareholder of the Company and beneficial owner of approximately 28.85% of the outstanding Shares (as of July 6, 2015) and at that time, not yet a member of the Consortium, had not expressed a view to the special committee regarding the Proposal. Finally, the special committee concluded that it was in the best interests of the Company at that stage to enter into confidentiality agreements with each member of the Consortium that would, among other things, include a standstill preventing members of the Consortium entering into exclusive arrangements with other Shareholders regarding a transaction and authorized Kirkland & Ellis to negotiate such confidentiality agreements on behalf of the Company.

Following the special committee meeting, on July 6, 2015, Kirkland & Ellis sent a confidentiality agreement to Gunderson.

Later that day, the Company issued a press release regarding the special committee’s appointment of Duff & Phelps and DPS as its financial advisor and Kirkland & Ellis as its U.S. legal counsel and furnished the press release as an exhibit to its Current Report on Form 6-K.

In early to mid-July 2015, the Chairman and Mr. Jin held preliminary discussions with Mr. Zan, the beneficial owner of Alpha Spring, the largest shareholder of the Company, to explore the feasibility of a possible going private transaction of the Company and the financing for such a transaction. Mr. Zan expressed interest in participating in further discussions involving the potential transaction. During the discussions at that time, however, no agreement, arrangement or understanding was reached with any of these parties.

On July 13, 2013, Gunderson sent a revised draft of the confidentiality agreement to Kirkland & Ellis, which, among other things, requested removal of the standstill provision to permit the Chairman and Mr. Jin to work together exclusively with other shareholders of the Company, including Alpha Spring.

On July 14, 2015, the special committee convened a meeting by telephone with Kirkland & Ellis, Duff & Phelps and DPS. During the discussion, the special committee noted the request from the Consortium to work together with certain other shareholders of the Company, including Alpha Spring. Following the discussion, the special committee determined that it would be inappropriate at that time to permit the Consortium to work together exclusively with other shareholders of the Company and asked Kirkland & Ellis to convey this message to Gunderson.

On July 21, 2015, the special committee convened a meeting by telephone with Kirkland & Ellis, Duff & Phelps and DPS. During the meeting, Kirkland & Ellis, Duff & Phelps and DPS provided the special committee with an update on various work streams, including the proposed confidentiality agreement with the Consortium. Kirkland & Ellis noted that the Consortium had yet to enter into a confidentiality agreement with the Company. DPS then provided the special committee with an overview of the types of market checks that the special committee could undertake. After discussing these matters, including whether or not to run an active market check, and noting the preliminary nature of the Consortium’s proposal, the special committee determined to refrain from choosing a course of action at that time, but to continue to evaluate that determination in light of subsequent events.

On July 28, 2015, the special committee held a meeting with DPS and Kirkland & Ellis regarding whether to perform an active market check or otherwise conduct a broader sale process, and if so, who would be the most likely to be interested in acquiring the Company. The special committee noted that the Consortium, who collectively owned approximately 12.2% of the total outstanding Shares, were committed to supporting the Consortium’s Proposal only and would not sell their shares in any alternative transaction and that since the public disclosure of the Proposal Letter on June 22, 2015, there had been no inquiries from third parties. Taking these considerations into account and the significant disruption to the operations of the Company that a broad pre-signing market check may cause, including the potential risk of competitive harm to the Company if strategic buyers conducted due diligence but a transaction did not occur, and the increased risk of leaks of confidential information of the Company, which could create instability among the Company’s employees as well as its customers and vendors, the special committee decided that, rather than actively solicit every potential buyer, it would reach out to a limited number of the most likely potential buyers to assess their interest in an alternative transaction and remain open to any competing bids otherwise received.

Between July 29 and August 16, 2015, DPS contacted 20 potential financial buyers and 7 potential strategic buyers on behalf of the special committee.

Between mid-July until early-August, the Chairman, Mr. Jin and Mr. Zan negotiated the terms of a potential consortium agreement among the parties. On August 5, 2015, the Chairman, Mr. Jin and Mr. Zan entered into a consortium agreement (the Consortium Agreement”), pursuant to which the parties agreed to, among other things, pursue the proposed transaction on a non-exclusive basis. Later that day, Gunderson sent a draft merger agreement to Kirkland & Ellis.

On August 11, 2015, the special committee held a meeting with Kirkland & Ellis, Duff & Phelps and DPS. During the meeting, the special committee discussed with its advisors the request by the Consortium and Alpha Spring to enter into a confidentiality agreement and jointly conduct due diligence on the Company in contemplation of making a joint offer to take the Company private. After considering the request, and in light of the special committee’s desire to prevent the Consortium from adding additional Company shareholders as members without its consent, the special committee agreed to sign a confidentiality agreement with each member of the Consortium that contained a standstill provision but that would allow the Chairman, Mr. Jin and Alpha Spring to jointly evaluate the Company together.

During the meeting, the special committee directed Duff & Phelps to utilize the management projections for the Company’s future financial performance for the fiscal years ending December 31, 2015 through December 31, 2021 (which financial projections are summarized under “Special Factors — Certain Financial Projections”) in its financial analyses.

Kirkland & Ellis then summarized the draft merger agreement, including, among other things, (1) the lack of a “majority-of-minority” voting condition, (2) that the Company would be required to pay a termination fee in the event the shareholders failed to approve the merger and (3) that the Consortium’s damages would be capped at the amount of an unspecified reverse termination fee. After a lengthy discussion with its advisors regarding the merger agreement and the Consortium’s offer price, the special committee instructed Kirkland & Ellis to prepare comments to the merger agreement and DPS to ask the Consortium to increase its offer price.

Later that day, the Chairman, Mr. Jin and Alpha Spring each entered into a confidentiality agreement with the Company.

On August 13, 2015, Kirkland & Ellis delivered its initial comments to the merger agreement to Gunderson.

On August 14, 2015, Kirkland & Ellis held a telephone conference with Gunderson to discuss the merger agreement.

In mid-August 2015, Mr. Yang made inquiries with the Chairman and Mr. Jin about the status of the possible going private transaction.

On August 17, 2015, the Chairman, Mr. Jin and Alpha Spring filed with the SEC a Schedule 13D in connection with the execution of the consortium agreement.

On August 18, 2015, the special committee held a telephonic meeting with Kirkland & Ellis and DPS. During the meeting, DPS provided an update to the special committee on the status of its market check and noted that it had not received any indications of interest from any party with respect to an alternative transaction. Following discussions with DPS, the special committee decided that the pool of potential buyers that had been approached thus far were the most likely potential buyers, and that identifying additional third parties having fundamentally different levels of interest in an acquisition of the Company was unlikely. After further discussion with its advisors, the special committee decided that, although it would remain open to receiving potential proposals from potential third party buyers, it would conclude its active market check and focus on negotiating the best deal available with the Consortium.

Later that day, Gunderson sent a revised draft of the merger agreement to Kirkland & Ellis.

On August 19, 2015, Kirkland & Ellis held a telephone conference with Gunderson to discuss the merger agreement.

On August 21, 2015, Gunderson informed Kirkland & Ellis that the Consortium desired to admit Dr. Yang, a 9% shareholder of the Company, as an additional member of the Consortium and sought a waiver of the standstill provisions of the Confidentiality Agreements.

On August 27, 2015, after discussion with Kirkland & Ellis, the special committee granted to the Consortium a limited waiver of the Confidentiality Agreements so that the Consortium could, among other things, work together with Dr. Yang on a non-exclusive basis to pursue a potential transaction.

In late August and early September 2015, the Consortium held preliminary discussions with Mr. Yang regarding the potential transaction. During the discussions at that time, however, no agreement, arrangement or understanding was reached with any of these parties.

On September 1, 2015, the Consortium rejected the special committee’s request for a price increase.

On September 6, 2015, Gunderson sent initial drafts of the commitment letter, limited guarantee, rollover agreement and voting agreement to Kirkland & Ellis.

On September 7, 2015, Gunderson held a telephone conference with DPS to explain that the Consortium was unable to raise the offer price because of several factors, including that the global financial markets had experienced significant volatility which had negatively affected the Consortium’s ability to raise the necessary debt anticipated by the Proposal and the depreciation of Renminbi against the US dollar had a significant negative effect on the valuation of the Company.

On September 8, 2015, the special committee convened a telephonic meeting with Kirkland & Ellis and DPS to discuss the Consortium’s refusal to increase the offer price. After discussing the matter, the special committee instructed DPS to continue to seek a price increase and for Kirkland & Ellis to continue to negotiate the non-financial aspects of the merger agreement with Gunderson.

On September 10, 2015, Gunderson sent a revised draft of the Merger Agreement to Kirkland & Ellis and once again communicated to Kirkland & Ellis the Consortium’s rejection of the special committee’s request for a price increase.

Between September 7, 2015 and September 11, 2015, the Chairman, Mr. Jin, Mr. Zan and Mr. Yang negotiated the terms of a restated consortium agreement among the parties. On September 11, the Chairman, Mr. Jin, Mr. Zan and Mr. Yang entered into a restated consortium agreement, pursuant to which the parties agreed to, among other things, pursue the proposed transaction on a non-exclusive basis.

Over the course of September 11 and 12, 2015, Kirkland & Ellis discussed the open terms with the special committee. The special committee considered the course of dealing with the Consortium and various options available to the Company, including, among other things, responding to the Consortium with a further request for an improved price and/or other terms, and considered the best course for maximizing shareholder value under the circumstances. After deliberating, the special committee determined that the likelihood of the Consortium increasing its offer price was low, and therefore, the special committee instructed Kirkland & Ellis to work with Gunderson to decrease the Company’s termination fee to $5 million, increase the reverse termination fee payable by the Consortium in the event that it failed to close when required to do so to $10 million, increase the dissenting shareholder closing condition to 15%, remove the damage cap for the Consortium and otherwise finalize the merger agreement.

On September 12, 2015, Kirkland & Ellis sent a revised draft of the merger agreement and ancillary agreements to Gunderson.

During the ensuing days, Kirkland & Ellis and Gunderson continued to negotiate the merger agreement and related documentation, including, among other things, finalizing the scope of the Company’s representations and warranties, the covenants applicable to the Company prior to closing and the limitations in the limited guarantee.

On September 15, 2015, the board of directors of the Company held a telephonic meeting with Kirkland & Ellis, Duff & Phelps and DPS. Neither the Chairman nor Mr. Jin attended, participated in or voted upon any matters discussed during the meeting. Following a recap of previous fiduciary duty presentations by Kirkland & Ellis, Kirkland & Ellis gave an update on the status of the negotiations with the Consortium and summarized for the board of directors the key terms and final resolution of all open items on the merger agreement (including an amendment of the Rights Agreement as contemplated by the merger agreement) and other transaction documents. Duff & Phelps then made a presentation regarding consideration that would be paid to the Company’s shareholders in the potential merger and its financial analyses of the Company. Thereafter, Duff & Phelps delivered its oral opinion, subsequently confirmed in writing and attached hereto as Annex B, to the special committee to the effect that, as of September 15, 2015, and based upon and subject to the factors and assumptions set forth in Duff & Phelps’ written opinion, the $3.375 in cash for each of the Company’s ordinary shares and the $13.50 in cash for each ADS to be paid to the holders (other than Parent, the Rollover Shareholders and their respective affiliates) of the Company’s ordinary shares or ADSs pursuant to the merger agreement was fair from a financial point of view to such holders.

After considering the proposed terms of the merger agreement (including an amendment of the Rights Agreement as contemplated by the merger agreement) and the other transaction agreements, as well as the financial presentation of Duff & Phelps, including receipt of the oral opinion from Duff & Phelps as described above, and taking into account the other factors described below under the headings titled “Reasons for the Merger and Recommendation of the Special committee and Our Board of Directors” beginning on page 23 and “Opinion of the Special committee’s Financial Advisor” beginning on page 31, the directors at the meeting, in their capacity as the special committee, then unanimously determined that the merger agreement, plan of merger and the merger and the other transactions contemplated by the merger agreement were fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated security holders and declared it advisable for the Company to enter into the merger agreement and the other transaction agreements and recommended that the board of directors adopt a resolution approving and declaring the advisability of the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommending that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the merger.

Thereafter, the board of directors, with neither the Chairman nor Mr. Jin present or participating, after considering the proposed terms of the merger agreement and the other transaction agreements, as well as the financial presentation of Duff & Phelps, including the opinion provided by Duff & Phelps to the special committee described above, and taking into account the other factors described below under the headings titled “Reasons for the Merger and Recommendation of the Special committee and Our Board of Directors” beginning on page 23 and “Opinion of the Special committee’s Financial Advisor” beginning on page 31, unanimously determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the transactions contemplated thereby, including the merger and directed that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the merger. See “Reasons for the Merger and Recommendation of the Special committee and Our Board of Directors” beginning on page 23 and “Opinion of the Special committee’s Financial Advisor” beginning on page 31 for a full description of the resolutions of the board of directors at this meeting.

Late in the evening on September 15, 2015, the Company, Parent and Merger Sub executed and delivered the merger agreement and the applicable parties executed the ancillary documents relating thereto as to which they respectively are a party and the Company issued a press release announcing the execution of the merger agreement and the ancillary documents. Prior to the execution of the merger agreement that evening, the Company and RBC Corporate Services Hong Kong Limited, as Rights Agent, entered into an amendment to the Rights Agreement, dated as of December 12, 2008, by and between the Company and such Rights Agent, as amended from time to time (the “Rights Agreement”) in in order to exempt the Merger and the transactions contemplated thereby from the Rights Agreement and to provide that the Rights Agreement would terminate immediately prior to the consummation of the Merger.

On October 31, 2015, Gunderson Dettmer, after discussing with the Chairman and Mr. Jin on the treatment of certain Shares and Company Options held by certain Rollover Shareholders, reached out to Kirkland & Ellis to explore the possibility for the parties to amend the merger agreement and the Rollover Agreement in order to change the number of Shares and ADSs to be rolled over as part of the merger.

On November 3, 2015, the board of directors of the Company held a telephonic meeting, attended by Kirkland & Ellis to discuss the proposed amendment to the merger agreement and the Rollover Agreement. Neither the Chairman nor Mr. Jin attended, participated in or voted upon any matters discussed during the meeting. Following a recap of previous fiduciary duty presentations by Kirkland & Ellis, Kirkland & Ellis summarized for the board of directors the key terms of the proposed amendment to the merger agreement and the Rollover Agreement. During the discussions, the board of directors noted that the funds to be provided by Alpha Spring under the Debt Commitment Letter were sufficient to cover the additional amount required to cash out portion of the Chairman’s and Mr. Jin’s Shares that were contemplated to be cashed out under the proposed amendments. In addition, based upon the board's knowledge of the Company's business and industry, the directors at the meeting (i) did not believe that there had been any material changes in the Company's operations, performance or in any of the projections or assumptions upon which Duff & Phelps based its opinion since the delivery of the opinion on September 15, 2015, (ii) did not anticipate any such material changes to occur before a meeting of security holders is held to consider and approve the merger, (iii) believed that the factors supporting the decision of the board of directors to approve the merger in remained unchanged, and (iv) believed that the other premises and benefits of the merger remained valid. As such, the directors present at the meeting, in their capacity as the special committee and as the board of directors of the Company determined to approve the amendments to the merger agreement and the Rollover Agreement.

Later that day, the Company, Parent and Merger Sub executed the amendment to the merger agreement and Parent, Merger Sub and the Rollover Shareholders executed the amendment to the Rollover Agreement.

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors

Our board of directors, acting upon the unanimous recommendation of the special committee, which special committee acted with the advice and assistance of our management (other than the Chairman) and its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

At a meeting on September 15, 2015, the special committee unanimously recommended that our board of directors adopt resolutions that:

•	determine that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to and in the best interests of, the Company and its unaffiliated security holders, and declare it advisable to enter into the merger agreement;
•	authorize and approve the execution, delivery and performance by the Company of the merger agreement and the completion of the transactions contemplated thereby, including the merger; and
•	direct that the authorization and approval of the merger agreement, plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

On September 15, 2015, our board of directors (with Chairman and Mr. Jin abstaining) approved and adopted the resolutions recommended by the special committee. The Chairman and Mr. Jin abstained from voting because of their potential conflicts of interest arising from their roles with the Company and their interest in the transactions contemplated under the merger agreement, including the merger. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 46 for additional information.

In the course of reaching their respective determinations, the special committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the special committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

•	the current and historical market prices of the Company’s ADSs, including the fact that the $3.375 per Share or $13.50 per ADS merger consideration offered to the Company’s unaffiliated security holders represents a 9.5% premium to the $12.33 closing price of the Company’s ADSs on June 19, 2015, the last trading day immediately prior to the Company’s announcement on June 21, 2015 that it had received a “going private” proposal. The $3.375 per Share or $13.50 per ADS merger consideration to be paid to unaffiliated security holders in the merger also represents (a) a 13.8% premium over the closing price of $11.86 per ADS on September 14, 2015, the trading day immediately before the merger agreement was signed, and (b) a premium of 15.4% to the volume-weighted average closing price calculated using the market data quoted on the NASDAQ of the Company’s ADSs during the 90 trading days prior to the Company’s announcement on June 22, 2015 that it had received a going private proposal;
•	the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at the per ADS merger consideration of $13.50, as adjusted for present value;
•	the negotiations with respect to the merger consideration and the special committee’s determination that, following negotiations with the Buyer Group, $3.375 per Share or $13.50 per ADS was the highest price that the Buyer Group would agree to pay, with the special committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the special committee and its advisors;
•	the all-cash merger consideration, which will allow our unaffiliated security holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares or ADSs;
•	the financial analysis reviewed and discussed with the special committee by representatives of Duff & Phelps, as well as the opinion delivered by Duff & Phelps to the special committee on September 15, 2015, which opinion was subsequently confirmed in writing and attached hereto as Annex B, to the effect that, as of September 15, 2015, and based upon and subject to the factors and assumptions set forth in Duff & Phelps’ written opinion, the $3.375 in cash for each of our ordinary shares and the $13.50 in cash for each ADS to be paid to the holders (other than the Rollover Shareholders and their respective affiliates) of our ordinary shares or ADSs pursuant to the merger agreement was fair from a financial point of view to such holders;
•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):
•	the absence of a financing condition in the merger agreement;
•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals; and
•	the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $5 million termination fee, and the guarantee of such payment obligation by the Guarantors pursuant to the limited guarantees;
•	under the terms of the merger agreement, in certain circumstances prior to obtaining the requisite shareholder approvals of the merger, the Company is permitted to provide information to third parties with respect to unsolicited alternative acquisition proposals (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger — No Solicitation” beginning on page 70);
•	our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to shareholder approval has been obtained in order to enter into an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger — No Solicitation” beginning on page 70);
•	our ability, under certain circumstances, to change, withhold, withdraw, qualify or modify our recommendation that our shareholders vote to authorize and approve the merger agreement;
•	our ability, under certain circumstances, to specifically enforce the terms of the merger agreement; and
•	the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the special committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the special committee’s authority.

In addition, the special committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated security holders and to permit the special committee and our board of directors to represent effectively the interests of such unaffiliated security holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•	in considering the merger with the Buyer Group, the special committee acted solely to represent the interests of the unaffiliated security holders, and the special committee had independent control of the negotiations with the Buyer Group and its legal and financial advisors on behalf of such unaffiliated security holders;
•	all of the directors serving on the special committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) special committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee’s or board’s recommendation of the merger), and (iii) the directors’ indemnification and liability insurance rights under the merger agreement;
•	following its formation, the special committee’s independent control of the sale process with the advice and assistance of Duff & Phelps and DPS, as its financial advisor, and Kirkland & Ellis, Maples and Calder and King & Wood Mallesons, as its legal advisors, each reporting solely to the special committee;
•	the special committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for authorization and approval unless the special committee had recommended such action to our board of directors;
•	the special committee had the authority to reject the terms of any strategic transaction, including the merger;
•	the special committee met regularly to consider and review the terms of the merger;
•	the recognition by the special committee and our board of directors that it had no obligation to recommend the authorization and approval of the proposal or any other transaction;

•	the recognition by the special committee and our board of directors that, under the terms of the merger agreement, it has the ability to consider any proposal regarding a competing transaction reasonably likely to lead to a superior proposal until the date our shareholders vote upon and authorize and approve the merger agreement;
•	the ability of the Company to terminate the merger agreement in connection with a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger — No Solicitation” beginning on page 70) subject to compliance with the terms and conditions of the merger agreement; and
•	the availability of dissenters’ rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the Cayman Companies Law for exercising dissenters’ rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The special committee and board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

•	the fact that authorization and approval of the merger agreement are not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares unaffiliated with the Buyer Group:
•	the fact that the Company’s shareholders, other than the Rollover Shareholders, will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;
•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, including, among other things, restrictions on: (i) the amendment of the organizational documents of the Company or any of its subsidiaries, (ii) the issuance, sale, pledge or disposal of any securities of the Company or any of its subsidiaries, (iii) the incurrence of any long term or short term debt (with certain exceptions), (iv) the grant of severance or termination payments to or any increase in compensation of officers and employees or acceleration of vesting or payment of benefits under an employee benefits plan, (v) selling entities or assets of the Company or its subsidiaries with a current value in excess of $1 million in the aggregate, (v) making acquisitions or equity investments with a value in excess of $10 million, (vi) selling property or assets material to the Company and its subsidiaries, (vii) entering into any new line of business outside its existing business segments. See “The Merger Agreement and Plan of Merger — Conduct of Business Prior to Closing” beginning on page 69 for additional information;
•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;
•	the Company will be required to, under certain circumstances, pay Parent a termination fee of $5 million in connection with the termination of the merger agreement;
•	the fact that Parent and Merger Sub are newly formed corporations with essentially no assets and that the Company’s legal remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited to receipt of a termination fee of $10 million, and that the Company may not be entitled to a termination fee at all if, among other things, (i) the merger is not completed by April 30, 2016 or (ii) the Company’s shareholders do not approve the merger agreement at the extraordinary general meeting. See “The Merger Agreement and Plan of Merger — Termination of the Merger Agreement” beginning on page 73 and “The Merger Agreement and Plan of Merger — Termination Fee” beginning on page 74 for additional information;

•	the terms of the Rollover Shareholders’ participation in the merger and the fact that the Rollover Shareholders may have interests in the transaction that are different from, or in addition to, those of our unaffiliated security holders, as well as the other interests of the Company’s directors and officers in the merger. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 46 for additional information;
•	the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel; and
•	the taxability of an all-cash transaction to our unaffiliated security holders that are U.S. holders as defined below in “Special Factors — Material U.S. Federal Income Tax Consequences.”

The foregoing discussion of information and factors considered by the special committee and our board of directors is not intended to be exhaustive, but includes the material factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by the special committee and our board of directors, neither the special committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee recommended that our board of directors authorize and approve, and our board of directors authorized and approved, the merger agreement based upon the totality of the information presented to and considered by it.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated security holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the special committee considered the opinion and related financial analyses presented by Duff & Phelps, among other factors. These analyses included, among others, discounted cash flow analysis, selected public companies and merger and acquisition transactions analyses and premium paid analysis. All of the material analyses as presented to the special committee on September 15, 2015 are summarized below under the caption “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 31.

Neither the special committee nor our board of directors considered the liquidation value of the Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. The special committee and the Company’s board of directors (without the participation of the Chairman and Mr. Jin) believe that the trading price of the ADSs at any given time represents the best available indicator of the Company’s going concern value at that time, so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction and did not determine a going concern value for the Company. Each of the special committee and board of directors also considered the historical market prices of our ADSs as described under the caption “Market Price of the Company’s ADSs, Dividends and Other Matters — Market Price of the ADSs” beginning on page 10. Neither the special committee nor our board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The special committee and board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value as of June 30, 2015 was $122.5 million. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in the Company’s industry.

In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and our unaffiliated security holders and its decision to authorize and approve the merger agreement and recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, by our shareholders, our board of directors, on behalf of the Company, considered the analysis and recommendation of the special committee and the factors examined by the special committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, each of the Company and our board of directors believes that the merger agreement, the plan of merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and our unaffiliated security holders. The special committee and the board of directors on behalf of the Company believe that it is appropriate for the Company to undertake the merger and the going private transaction at this time, so that it can achieve its goal of exiting the U.S. public equity market and become a privately held company.

Except as discussed in “Special Factors — Background of the Merger,” “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and our Board of Directors,” and “Special Factors — Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing “going private” transactions, each member of the Buyer Group is deemed to be an affiliate of the Company and is required to express its beliefs as to the fairness of the merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company or holder of ADSs as to how to vote on the proposal to authorize and approve the merger agreement, the Plan of Merger and the transactions, including the merger. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the unaffiliated security holders of the Company by virtue of its continuing interests in the surviving company after the consummation of the merger. These interests are described under the caption “— Interests of Certain Persons in the Merger — Interests of the Buyer Group” beginning on page 46.

The Buyer Group believes that the interests of the Company’s unaffiliated security holders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its legal and financial advisors. The Buyer Group did not participate in the deliberations of the special committee regarding, and did not receive any advice from the special committee’s advisors as to, the fairness of the merger to the Company’s unaffiliated security holders. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the Company’s unaffiliated security holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The members of the Buyer Group did not perform, or engage a financial advisor to perform, any special valuation or other analysis to assist them in assessing the substantive and procedural fairness of the merger consideration to the Company’s unaffiliated security holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s management regarding the Company and its business, and the factors considered by, and the conclusions of, the special committee and the Company’s board of directors discussed in “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 23, the Buyer Group believes the merger is both substantively and procedurally fair to the Company’s unaffiliated security holders based upon the following factors, which are not listed in any relative order of importance:

•	the special committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with any member of the Buyer Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the Company’s board of directors what action should be taken by the Company, including not to engage in the merger;
•	the members of the special committee do not have any interests in the merger different from, or in addition to, those of the Company’s unaffiliated security holders, other than the members’ receipt of (i) the directors’ receipt of board compensation in the ordinary course, (ii) special committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee’s or board’s recommendation of the merger), and (iii) the directors’ indemnification and liability insurance rights under the merger agreement;
•	the special committee retained and was advised by legal and financial advisors experienced in assisting committees such as the special committee in similar transactions;
•	neither the special committee nor the board of directors had any obligation to recommend authorization or approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, or any other transaction;
•	the current and historical market prices of the Company’s ADSs, including the fact that the $3.375 per Share or $13.50 per ADS merger consideration offered to the Company’s unaffiliated security holders represents a 9.5% premium to the $12.33 closing price of the Company’s ADSs on June 19, 2015, the last trading day immediately prior to the Company’s announcement on June 21, 2015 that it had received a “going private” proposal. The $3.375 per Share or $13.50 per ADS merger consideration to be paid to unaffiliated security holders in the merger also represents (a) a 13.8% premium over the closing price of $11.86 per ADS on September 14, 2015, the trading day immediately before the merger agreement was signed, and (b) a premium of 15.4% to the volume-weighted average closing price calculated using the market data quoted on the NASDAQ of the Company’s ADSs during the 90 trading days prior to the Company’s announcement on June 21, 2015 that it had received a going private proposal;
•	the fact that the merger consideration is all cash, which provides a specific amount of cash consideration for Shares and ADSs held by, and liquidity to, unaffiliated security holders and allows the unaffiliated security holders not to be exposed to risks and uncertainties relating to the prospects of the Company;
•	the fact that the special committee received from its financial advisor an opinion, dated September 15, 2015, as to the fairness, from a financial point of view and as of such date, of the per Share merger consideration to be received by holders of Shares and the per ADS merger consideration to be received by holders of ADSs (in each case other than Parent, Merger Sub, the Rollover Shareholders and their respective affiliates);
•	under the terms of the merger agreement, in certain circumstances prior to obtaining the requisite shareholder approvals of the merger, the Company is permitted to provide information to third parties with respect to unsolicited alternative acquisition proposals (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger — No Solicitation” beginning on page 70);
•	the fact that the Company is able to, subject to compliance with the terms and conditions of the merger agreement, terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger — No Solicitation” beginning on page 70);
•	the fact that in certain circumstances under the terms of the merger agreement, the special committee and the board of directors of the Company are able to change, withhold, withdraw, qualify or modify their recommendation of the merger;
•	the fact that the Company, under certain circumstances, is able to specifically enforce the terms of the merger agreement;
•	the ability of the Company to terminate the merger agreement (in accordance with the terms of the merger agreement) in connection with a superior proposal;
•	the availability of dissenter rights to the unaffiliated security holders who comply with all of the required procedures under Cayman Islands Companies Law for exercising dissenter rights, which allow such holders to seek dissenter of the fair value of their stock in lieu of receiving the merger consideration;
•	the fact that the authorization and approval of the merger agreement, the plan of merger and the merger is subject to approval by the affirmative vote of at least two-thirds of the shareholders present and voting in person or by proxy as a single class in accordance with the Cayman Islands Companies Law and the Company’s memorandum and articles of association;
•	that the board of directors was fully informed about the extent to which the interests of the Rollover Shareholders in the merger differed from those of the Company’s unaffiliated security holders; and
•	the fact that none of the directors related to the Rollover Shareholders or the management of the Company participated in or sought to influence the deliberative process of the special committee.

The Buyer Group did not consider the Company’s net book value, which is defined as total assets minus total liabilities, as a factor because it believed that net book value is not a material indicator of the Company’s value as a going concern but rather is indicative of historical costs.

In its consideration of the fairness of the proposed merger, the Buyer Group did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Company’s unaffiliated security holders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, since it considered the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the merger.

The Buyer Group did not seek to establish a pre-merger going concern value for the Company’s Shares and ADSs to determine the fairness of the merger consideration to the Company’s unaffiliated security holders because following the merger the Company will have a significant different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the merger consideration represented a premium to the going concern value of the Company.

Certain Financial Projections

The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company’s management prepared certain financial projections for the fiscal year ending December 31, 2015 through the fiscal year ending December 31, 2021 for the special committee and Duff & Phelps in connection with the financial analysis of the merger. These financial projections, which were based on Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Duff & Phelps in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles. None of the Buyer Group were provided with, and none of such persons were entitled to or relied on any of these financial projections.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management took into account historical performance, combined with estimates regarding net revenue, gross profit, operating expenses, income from operations and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections. Neither the Company’s independent registered public accounting firm, Grant Thornton China, nor any other independent accountants have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective information. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the special committee and Duff & Phelps, and are not included in this proxy statement in order to induce any holder of Shares or ADSs to vote in favor of approval of the merger agreement or to elect not to seek appraisal for his or her Shares.

The following table summarizes the financial projections prepared by our management and considered by the special committee in connection with their analysis of the Merger and Duff & Phelps in connection with the delivery of its fairness opinion:

	Management Projections
	Fiscal Year Ending December 31,
	2015E	2016E	2017E	2018E	2019E	2020E	2021E
	(in US$ millions except percentage)
Net Revenues	143	178	226	290	347	381	400
Gross Profit*	50	62	79	101	121	133	140
% Margin	34.7%	34.7%	34.9%	34.9%	34.9%	34.9%	34.9%
Operating Expenses*	36	39	52	65	74	81	84
Income from Operations	13	22	27	36	47	53	56
% Margin	9.2%	12.6%	11.8%	12.4%	13.5%	13.8%	13.9%
Net Income	12	19	21	29	39	44	48
% Margin	8.1%	10.4%	9.5%	10.0%	11.1%	11.6%	11.9%

*	Management projected gross profit and operating expenses include depreciation and amortization.

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 88, and “Item 3. Key Information — D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement.

Opinion of the Special Committee’s Financial Advisor

Pursuant to an engagement letter dated July 2, 2015, the special committee retained Duff & Phelps as its financial advisor to deliver a fairness opinion in connection with the Merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At the meeting of the special committee on September 15, 2015, Duff & Phelps rendered its oral opinion (which was confirmed in writing later that same day) to the special committee that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the per Share merger consideration to be paid to the holders of the Shares (other than the Excluded Shares) and the holders of ADSs (other than ADSs representing the Excluded Shares) in the merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). No limitations were imposed by the special committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Duff & Phelps dated September 15, 2015, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the special committee (in its capacity as such), is directed only to the per Share merger consideration and the per ADS merger consideration to be paid in the merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the merger or any other matter.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the years ended December 31, 2013 and December 31, 2014 and the Company’s unaudited interim financial statements for the six months ended June 30, 2014 and June 30, 2015 included in the Company’s Form 6-K filed with the SEC;
•	reviewed a detailed financial projection model for the years ending December 31, 2015 through 2021, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with the Company’s and the special committee’s consent, in performing its analysis (the “Management Projections”);
•	reviewed other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;
•	reviewed a letter dated September 9, 2015 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”);
•	reviewed documents related to the merger, including a draft of the merger agreement received on September 14, 2015;
•	discussed the information referred to above and the background and other elements of the merger with the management of the Company;
•	discussed with Company management its plans and intentions with respect to the management and operation of the business;
•	reviewed the historical trading price and trading volume of the Company’s ADSs, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant; and
•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the Company’s and the special committee’s consent, and without assuming liability or responsibility for independent verification:

•	relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;
•	relied upon the fact that the special committee, the board of directors and the Company have been advised by counsel as to all legal matters with respect to the merger, including whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken;
•	assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps has relied upon such matters in performing its analyses and expresses no opinion in respect of with respect to such estimates, evaluations, forecasts and projections or the underlying assumptions;
•	assumed that the information relating to the Company and the merger supplied by the Company to Duff & Phelps and the representations made by Company management regarding the Company and the merger in the Management Representation Letter are accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the merger necessary to make the information not misleading in light of the circumstances under which the information was provided;
•	assumed that the representations and warranties made by all parties in the merger agreement and the Management Representation Letter are true and correct and that each party to the merger agreement will fully and timely perform all covenants and agreements required to be performed by such party;
•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the merger agreement, conform in all material respects to the drafts reviewed;
•	assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, businesses, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;
•	assumed that all of the conditions required to implement the merger will be satisfied and that the merger will be completed in accordance with the merger agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and
•	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any undue delay, limitation, restriction or condition that would have a material adverse effect on the Company or the contemplated benefits expected to be derived in the merger.

To the extent that any of the foregoing assumptions or any of the facts on which the opinion is based prove to be untrue in any material respect, the opinion cannot and should not be relied upon for any purpose.

Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger and as to which Duff & Phelps does not express any view or opinion in the opinion, including as to the reasonableness of such assumptions.

Duff & Phelps prepared its opinion effective as of the date thereof. Its opinion was necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. Duff & Phelps assumes no obligation to update, revise or reaffirm its opinion.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company. Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the merger (or any other time). Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. The issuance of Duff & Phelps’ opinion was approved by an authorized fairness opinion committee of Duff & Phelps.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the per Share merger consideration or the per ADS merger consideration, or with respect to the fairness of any such compensation. In addition, Duff & Phelps’ opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares) and the holders of ADSs (other than ADSs representing the Excluded Shares). Furthermore, Duff & Phelps’ opinion (i) does not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the merger; (iii) is not a recommendation as to how the special committee or any shareholder should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction; and (iv) does not indicate that the per Share merger consideration or the per ADS merger consideration is the best possibly attainable under any circumstances; instead, it merely states whether the per Share merger consideration and the per ADS merger consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based.

Duff & Phelps’ opinion and its presentation to the special committee, dated September 15, 2015, were furnished for the use and benefit of the special committee in connection with its consideration of the merger and are not intended to, and do not, confer any rights or remedies upon any other person. Duff & Phelps has advised the Company that as there is no privity of contract between Duff & Phelps and any shareholder, it intends to assert the substance of the disclaimers included in this proxy statement, its opinion and its presentation to the special committee, dated September 15, 2015, as a defense to any shareholder claim that might be brought against it under Cayman Islands law. Any defenses by Duff & Phelps with respect to a claim by a shareholder of the Company would be subject to resolution under applicable law and would need to be resolved by a court of competent jurisdiction. The availability or non-availability of such a defense will have no effect on the rights and responsibilities of the board of directors under Cayman Islands law, or the rights and responsibilities of the board of directors or Duff & Phelps under the U.S. federal securities laws. Duff & Phelps has expressly consented to the inclusion of its opinion and presentation to the special committee, dated September 15, 2015, as exhibits to the transaction statement on Schedule 13E-3 filed with the SEC in connection with the merger. These materials will also be available for any interested shareholder of the Company (or any representative of a shareholder who has been so designated in writing) to inspect and copy at the Company’s principal executive offices during regular business hours. Neither the opinion of Duff

& Phelps nor its presentation to the special committee constitutes a recommendation to any shareholder as to how the shareholder should vote or act with respect to the merger or any matter relating thereto.

Duff & Phelps was directed by the special committee not to and, therefore, did not (i) initiate or participate in any negotiations with, or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the merger, (ii) negotiate the terms of the merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the merger agreement and the merger, or (iii) advise the special committee, the board or any other party with respect to alternatives to the merger. Duff & Phelps did not participate in the negotiations with respect to the terms of the merger.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the special committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex B. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the special committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2015 through December 31, 2021, with “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Management Projections, which are described in this proxy statement in the section entitled “Special Factors — Certain Financial Projections” beginning on page 30. The costs associated with the Company being a publicly listed company were excluded from the financial projections because such costs would likely be eliminated as a result of the merger.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2021 (the “Terminal Value”) using a perpetuity growth formula assuming a 3.50% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 13.0% to 15.0%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of US$221.0 million to US$279.8 million and a range of implied values of the Company’s ADSs of US$10.23 to US$11.79 per ADS.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis.  Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the video surveillance industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. This analysis produced valuation multiples of selected financial metrics which Duff & Phelps utilized to estimate the enterprise value of the Company. The seven companies included in the selected public company analysis in the video surveillance industry were:

Video Surveillance Companies	• Avigilon Corporation
• FLIR Systems, Inc.
• DynaColor, Inc.
• Geovision, Inc.
• IDIS Holdings Co., Ltd.
• Mobotix AG
• Vivotek Inc

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2015, 2016 and 2017 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

	Revenue Growth				EBITDA Growth				EBITDA Margin
	LTM[1]	2015	2016	2017	LTM	2015	2016	2017	LTM	2015	2016	2017
Aggregate
Mean	6.6%	10.3%	5.7%	9.4%	-5.3%	37.3%	11.5%	11.9%	16.7%	18.5%	19.3%	19.7%
Median	4.6%	7.0%	6.0%	7.4%	-4.1%	20.2%	9.2%	10.0%	15.2%	16.8%	18.4%	18.4%
Vimicro International Corporation	29.0%	42.2%	24.5%	26.9%	NM	117.3%	53.5%	21.7%	17.0%	12.0%	14.8%	14.2%

[1]	LTM refers to latest twelve months

	Price as Multiple of				Enterprise Value as a Multiple of
	LTM EPS	2015 EPS	2016 EPS	2017 EPS	LTM EBITDA	2015 EBITDA	2016 EBITDA	2017 EBITDA	LTM EBIT	2015 EBIT	2016 EBIT	2017 EBIT	LTM Revenue	2015 Revenue	2016 Revenue	2017 Revenue
Aggregate
Mean	13.3x	15.4x	14.5x	12.9x	12.2x	9.8x	9.0x	8.2x	18.1x	12.0x	10.5x	9.4x	1.80x	1.81x	1.74x	1.61x
Median	14.8x	15.2x	14.1x	12.6x	10.3x	9.6x	9.0x	8.0x	12.7x	11.1x	10.5x	9.2x	1.72x	1.69x	1.72x	1.61x

Selected M&A Transactions Analysis.  Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the merger and the availability of public information related to the transaction. The selected video surveillance and processors transactions indicated enterprise value to Latest twelve months (“LTM”) EBITDA multiples ranging from 5.1x to 26.0x with a median of 11.8x, and enterprise value to LTM revenue multiples ranging from 0.58x to 4.06x with a median of 1.21x.

The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including direct industry comparability (i.e., lack of China-based video surveillance targets) and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.

Date Announced	Acquirer Name	Target Name
4/9/2015	MStar Semiconductor, Inc.	Alpha Imaging Technology Corp. (GTSM:3538)
2/10/2015	Canon Inc. (TSE:7751)	Axis AB (publ) (OM:AXIS)
8/12/2014	Hua Capital Management Co., Ltd.; CITIC Capital Partners; GoldStone Investment Co., Ltd.	OmniVision Technologies, Inc. (NasdaqGS:OVTI)
4/2/2014	Semiconductor Components Industries LLC	Sensor Holding Corporation
10/10/2013	E& Business Investment Fund	CNB Technology, Inc. (KOSDAQ:A086200)
10/24/2012	FLIR Systems, Inc. (NasdaqGS:FLIR)	LOREX Technology Inc.
8/7/2012	Gunnebo AB (OM:GUNN)	Hamilton Safe Co.
7/26/2012	Apple Inc. (NasdaqGS:AAPL)	AuthenTec, Inc.
4/2/2012	Teledyne DALSA Inc.	Optech Incorporated

Summary of Selected Public Companies/M&A Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s projected EBITDA for the fiscal year ending December 31, 2016 and December 31, 2017, and to the Company’s projected EBIT for the fiscal year ending December 31, 2016 and December 31, 2017. The projected EBITDA and EBIT were adjusted to exclude public company costs and non-recurring income (expenses). Duff & Phelps’ selected valuation multiples were as follows: projected fiscal 2016 EBITDA multiple ranged from 10.0x to 12.0x, projected fiscal 2017 EBITDA multiple ranged from 8.0x to 10.0x, projected fiscal 2016 EBIT multiple ranged from 10.5x to 12.5x, and projected fiscal 2017 EBIT multiple ranged from 8.5x to 10.5x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis for the reasons described in the section titled “Selected M&A Transactions Analysis” above. As a result of the analysis of the selected valuation multiples described above, the selected public companies analysis indicated an estimated enterprise value for the Company of US$261.4 million to US$318.6 million and a range of implied values of the Company’s ADSs of US$11.32 to US$12.84 per ADS.

Premiums Paid Analysis

Duff & Phelps analyzed the premiums paid by acquirers over the public market trading prices in going-private merger and acquisition transactions and in change of control transactions in the electronic equipment and semiconductor industry. The transactions analyzed by Duff & Phelps included transactions announced since January 2012. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in going private transactions were 23.4%, 26.6%, and 27.7%, respectively. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the change of control transactions in the electronic equipment and semiconductor industry were 22.3%, 26.5%, and 26.5%, respectively. Duff & Phelps noted that the proposed per ADS merger consideration implies a 9.5% premium over the Company’s closing price of US$12.33 per ADS on June 19, 2015, the last full trading day prior to the public announcement of the terms of the offer, a 4.2% premium over the Company’s closing price of $12.95 per ADS on June 15, 2015, one week prior to the public announcement of the terms of the offer and a 3.0% premium over the Company’s closing price of $13.11 per ADS on May 22, 2015, one month prior to the public announcement of the terms of the offer.

Summary of Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was US$221.0 million to US$279.8 million, and the range of estimated enterprise values that Duff & Phelps derived from its selected public companies analysis was US$261.4 million to US$318.6 million. Duff & Phelps concluded that the Company’s enterprise value was within a range of US$241.2 million to US$299.2 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be US$398.5 million to US$457.3 million by:

•	subtracting bank loans of US$11.1 million as of June 30, 2015;
•	subtracting amount due to related parties of US$6.3 million as of June 30, 2015;
•	subtracting other long term liabilities of US$9.8 million as of June 30, 2015;
•	subtracting non-controlling interests of US$24.1 million to US$29.9 million based on the US$241.2 million to US$299.2 million range of concluded enterprise values;
•	adding excess cash of US$37.7 million as of June 30, 2015;
•	adding the estimated cash proceeds from the exercise of in-the-money options of US$14.0 million to US$15.5 million based on the US$241.2 million to US$299.2 million range of concluded enterprise values;
•	adding net working capital excess of US$74.5 million as of June 30, 2015;
•	adding land use rights and properties of US$51.8 million as of June 30, 2015; and
•	adding investment in Zhongtianxin Science and Technology Co., Ltd. of US$30.7 million to US$35.7 million based on the US$241.2 million to US$299.2 million range of concluded enterprise values.

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from US$10.77 to US$12.32. Duff & Phelps noted that the per Share merger consideration to be received by the holders of the Shares and the per ADS merger consideration to be received by the holders of the ADSs (other than ADSs representing the Excluded Shares) in the merger was above the range of the per ADS value indicated by its analyses.

Duff & Phelps’ opinion was only one of the many factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the special committee.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the special committee, the Company agreed to pay Duff & Phelps a fee of US$430,000, consisting of a nonrefundable retainer of $200,000 payable upon engagement, and $230,000 payable upon Duff & Phelps informing the special committee that it is prepared to render the opinion.

The special committee also retained DPS, an affiliate of Duff & Phelps, to act as financial advisor to the special committee providing such financial and market related advice and assistance as deemed appropriate in connection with the merger, including assisting the special committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties. For that engagement, the Company will pay DPS a US$50,000 nonrefundable retainer at the time that a market check or Go-Shop is authorized by the special committee.

No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction, including the Merger, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps and DPS for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps and DPS for its reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed $50,000 without the Company’s prior written consent.

The terms of the fee arrangements with Duff & Phelps and DPS, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the special committee and the Company’s board of directors are aware of these fee arrangements. Other than the DPS engagement described above and Duff & Phelps engagement to render its opinion to the special committee, Duff & Phelps has not had any material relationship with any party to the merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Buyer Group’s Purpose of and Reasons for the Merger

Under SEC rules governing “going private” transactions, each member of the Buyer Group is deemed to be engaged in a “going private” transaction and is required to express its reasons for the merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the merger is to enable Parent to acquire 100% control of the Company, in a transaction in which the holders of the ordinary shares of the Company and the ADSs will be cashed out in exchange for US$3.375 per share or US$13.50 per ADS, respectively, without interest and net of any applicable withholding taxes, so Parent will bear the rewards and risks of the sole ownership of the Company after the ADSs and Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses.

The Buyer Group believes the operating environment has changed in a significant manner since the Company’s initial public offering. There is greater domestic competition in many of the segments in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. For example, the Company incurred approximately $1.4 million of accounting fees, legal fees, director and officer liability insurance costs and other costs associated with being a public company for the year ended December 31, 2014. We expect that the savings resulting from the reduction of these expenses will be realized on an annual, recurring basis.

The Buyer Group decided to undertake the “going private” transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the “going private” transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effect of the Merger on the Company

Directors and Management of the Surviving Company

If the merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association in the form attached as Annex B to the plan of merger (which is substantially the form of the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger except that at the effective time of the merger, the memorandum and articles of association shall refer to the name of the surviving company as “Vimicro International Corporation”). In addition, the directors of Merger Sub immediately prior to the effective time (identified below in “Annex D — Directors and Executive Officers of each Filing Person”) will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will become the officers of the surviving company.

Private Ownership

ADSs representing Shares of the Company are currently listed on NASDAQ under the symbol “VIMC.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly owned by Parent and indirectly by the other members of the Buyer Group. Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety days after the filing of Form 25 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

At the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than the Excluded Shares will be cancelled in exchange for the right to receive $3.375 in cash without interest, and for the avoidance of doubt, because one ADS represents four Shares, each issued and outstanding ADS (other than any ADS representing Excluded Shares) will represent the right to surrender the ADS in exchange for $13.50 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement, in each case, net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration.

At the effective time of the merger, each outstanding option award (each a “Company Option”) issued by the Company pursuant to the Company’s 2004 Share Option Plan and 2005 Share Option Plan (collectively, the “Company Share Plans”) that has not vested shall be assumed by Parent and become an option to purchase a number of ordinary shares of Parent equal to the number of Shares subject to such Company Option, and the term, vesting schedule and all of the other terms of such assumed Company Option shall otherwise remain unchanged, and any restriction on the exercise of any such assumed Company Option will continue in full force and effect.

In addition, at the effective time of the merger, each outstanding Company Option issued by the Company pursuant to the Company Share Plans that has vested, except for any vested Company Options held by the Rollover Shareholders, shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive an amount in cash, to be paid promptly and no later than five business days after the effective time of the merger, equal to the excess of (i) $3.375 over (ii) the exercise price of each Company Option, multiplied by the number of Shares underlying such Company Option.

Under the terms of the Rollover Agreement entered into by and among Parent, Merger Sub and the Rollover Shareholders concurrently with the execution and delivery of the merger agreement immediately prior to the closing of the merger, each Rollover Share shall be cancelled and each Rollover Shareholder shall subscribe for the number of ordinary shares in Parent as set forth in the Rollover Agreement. Pursuant to the Rollover Agreement, immediately prior to the closing of the merger, Parent shall become wholly-owned by the Rollover Shareholders.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the Company’s unaffiliated security holders include, without limitation, the following:

•	the receipt by such security holders of $3.375 per Share or $13.50 per ADS in cash, representing a 9.5% premium to the $12.33 closing price of the Company’s ADSs on June 19, 2015, the last trading day immediately prior to the Company’s announcement on June 21, 2015 that it had received a “going private” proposal, a 13.8% premium over the closing price of $11.86 per ADS on September 14, 2015, the trading day immediately before the merger agreement was signed, and a premium of 15.4% to the volume-weighted average closing price calculated using the market data quoted on the NASDAQ of the Company’s ADSs during the 90 trading days prior to the Company’s announcement on June 22, 2015 that it had received a going private proposal; and
•	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the merger.

The primary detriments of the merger to the Company’s unaffiliated security holders include, without limitation, the following:

•	such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and
•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Special Factors — Material U.S. Federal Income Tax Consequences”) of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder’s Shares or ADSs in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Shares.

The primary benefits of the merger to the Company’s directors and executive officers include, without limitation, the following:

•	continued indemnification rights, rights to advancement of fees and directors and executive officers liability insurance to be provided by the surviving company to former directors and officers of the Company;
•	the replacement of unvested Company Options held by such directors and executive officers by a grant in a certain number of options of Parent pursuant to the merger agreement;
•	the conversion of vested Company Options, except for the vested Company Options held by the Rollover Shareholders, which shall be cancelled pursuant to the merger agreement, for the right to receive an amount in cash, to be paid promptly and no later than five business days after the effective time of the merger, equal to the excess of (i) $3.375 over (ii) the exercise price of each Company Option, multiplied by the number of Shares underlying such Company Option;
•	the monthly compensation of $10,000 of each member of the special committee in exchange for his services in such capacity (and, in the case of the chairman of the special committee, monthly compensation of $15,000) (the payment of which is not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger); and
•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

The primary detriments of the merger to the Company’s directors and executive officers include, without limitation, the following:

•	such directors and executive officers (other than the Rollover Shareholders) will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and
•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the merger to the Buyer Group include the following:

•	if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;
•	the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;
•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;
•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;
•	the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts; and
•	the Buyer Group will be the direct beneficiary of a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements, which amounted to approximately $1.4 million for the year ended December 31, 2014. It is expected that the savings resulting from the reduction of these expenses will be realized on an annual, recurring basis.

The Company had net operating loss carryforwards of approximately $4.3 million for the year ended December 31, 2014, all of which are generated and sustained by the Company’s subsidiaries and associates in China. The tax loss of each of the PRC subsidiaries and associates incurred in a tax year could only be carried forward to credit against the taxable profit generated by the respective entity in the subsequent five years. In addition, approximately $4.3 million of such net operating loss carryforwards are provided with valuation allowance as it is more likely than not that certain entities of the Company will not be able to generate taxable income to utilize their deferred tax assets before expiration. After the merger, the Buyer Group would indirectly benefit from any tax savings generated by such net operating loss carryforwards, if and to the extent actually used by the Company to offset future taxable income. The Buyer Group did not consider such indirect benefit (to the extent available) to be material in connection with their review and evaluation of the merger.

The primary detriments of the merger to the Buyer Group include the following:

•	all of the risk of any possible decrease in our revenues, free cash flow or value following the merger will be borne by the Buyer Group;
•	the business risks facing the Company will be borne by the Buyer Group;
•	an equity investment in the surviving company by Parent following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the merger, there will be no trading market for the surviving company’s equity securities.

Effect of the Merger on the Company’s Net Book Value and Net Earnings

Parent does not currently own any interest in the Company. Immediately after the closing of the merger, Parent will own 100% of the outstanding Shares and will have a corresponding interest in our net book value and net earnings. After completion of the merger, pursuant to the Rollover Agreement, the Rollover Shareholders will beneficially own 100% of the outstanding shares of Parent and will have an indirect interest in our net book value and net earnings in proportion to such shareholder’s ownership interest in Parent. Our net earnings attributable to our shareholders for the six months ended June 30, 2015 was approximately $3.3 million and our net book value as of June 30, 2015 was approximately $122.5 million.

The table below sets out the direct or indirect interest in the Company’s net book value and net earnings for Parent and the Rollover Shareholders before and immediately after the merger, based on the historical net book value and net earnings of the Company as of and for the six months ended June 30, 2015.

	Ownership Prior to the Merger(1)				Ownership After the Merger (2)
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	$’000%		$’000%		$’000%		$’000%
Parent	—	—	—	—	122,523.0	100.0	3,302.0	100.0
Chairman Parties	10,045.0	8.2	273.9	8.2	62,486.7	51.0	1,684.0	51.0
Mr. Jin Parties	4,042.5	3.3	108.9	3.3	12,252.3	10.0	330.2	10.0
Mr. Yang Parties	10,290.0	8.4	277.2	8.4	7,351.4	6.0	198.1	6.0
Alpha Spring	33,565.0	27.4	904.2	27.4	40,432.6	33.0	1,089.7	33.0

(1)	Ownership percentages are based on 129,466,334 Shares outstanding as of the date of this proxy statement.
(2)	Ownership percentages assume that the Rollover Shareholders roll over all of their Rollover Shares.

Plans for the Company after the Merger

After the effective time of the merger, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent. As of the date of this proxy statement, there are no plans to repay the debt incurred to finance the merger, other than in accordance with the terms of commitment letter entered into between Parent and Alpha Spring dated September 15, 2015 (the “Commitment Letter”). Please see “Special Factors — Financing” beginning on page 45 for additional information.

Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another internationally recognized stock exchange. Following the effective time of the merger, Parent expects that it will adopt one or more share-based compensation plans for certain employees and officers of the Company. Under the terms of the merger agreement, each Company Option will be rolled over into an option of Parent and is required to be on substantially the same terms and subject to the same vesting conditions as the original Company Option. At this time, however, no actual agreement or understanding as to the particulars of such plans has been determined or agreed upon. The implementation, terms and cost allocations of such plan or plans will need the approval of the board and/or shareholders of Parent in accordance with a shareholders agreement to be entered into following the effective time of the merger.

Subsequent to the completion of the merger and the termination of registration of the ADSs and underlying Shares under the Exchange Act, the Company will no longer be subject to the Exchange Act and the NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Alternatives to the Merger

The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The special committee was formed on June 22, 2015, in response to the receipt of the proposal letter on June 21, 2015. The special committee noted that the Rollover Parties, who collectively owned approximately 41.0% of the total outstanding Shares at that time, had entered into the Consortium Agreement on August 5, 2015 pursuant to which they were committed to supporting the Consortium’s proposal only and to not sell their Shares in any alternative transaction. Taking these considerations into account and the significant disruption to the operations of the Company that a broad pre-signing market check may cause, including the potential risk of competitive harm to the Company if strategic buyers conducted due diligence but a transaction did not occur, and the increased risk of leaks, which could create instability among the Company’s employees as well as its customers and vendors, the special committee decided to reach out to a limited number of the most likely potential buyers to assess their interest in an alternative transaction and remain open to any additional competing bids otherwise received. In total, Duff & Phelps contacted 20 potential financial buyers and 7 potential strategic buyers on behalf of the special committee. Since the Company’s receipt of the proposal letter on June 21, 2015, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company. The special committee also took into account that, prior to the receipt of shareholder approval, the Company can terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment of a termination fee to the extent provided in the merger agreement. In this regard, the special committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

In addition, the special committee and the board of directors also considered remaining as a public company. However, based on the considerations set forth in the section entitled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Company’s Board of Directors,” beginning on page 23, the special committee and the board of directors have concluded that it is more beneficial to the unaffiliated security holders to enter into the merger agreement and pursue the consummation of the transactions contemplated thereto, including the merger, and become a private company rather than to remain a public company.

Effects on the Company if the Merger is not Completed

If the merger agreement and the plan of merger are not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee of $5 million, or Parent may be required to pay the Company a termination fee of $10 million, in each case, as described under the caption “The Merger Agreement and Plan of Merger — Termination Fee” beginning on page 74.

If the merger is not completed, from time to time, the Company’s board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions is approximately $310 million (assuming no exercise of dissenter rights by shareholders of the Company). In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares, which will be cancelled for no consideration pursuant to the merger agreement. This amount includes the cash to be paid to the Company’s unaffiliated shareholders and holders of ADSs and vested Company Options, except for any vested Company Options held by the Rollover Shareholders, which will be cancelled pursuant to the merger agreement, and to certain Rollover Shareholders for Shares and ADSs held by them that are not Rollover Shares, as well as the related costs and expenses, in connection with the merger and the related transactions.

The merger and the related transactions are expected to be funded by Alpha Spring through a commitment to make a loan to Parent in the aggregate principal amount of $310 million pursuant to the Commitment letter provided by Alpha Spring.

Limited Guarantees

Concurrently with the execution of the merger agreement, (i) the Founder Parties entered into a limited guarantee in favor of the Company (the “Founder Guarantee”), pursuant to which the Founder Parties shall severally and jointly guarantee the due and punctual observance, performance and/or discharge of payment as and when due and subject to the conditions and limitations set forth therein and in the merger agreement, of Parent’s obligation to pay a termination fee to the Company under the merger agreement, subject to a cap of $6.7 million; and (ii) the Sponsor Guarantors entered into a limited guarantee in favor of the Company, pursuant to which the Sponsor Guarantors shall guarantee the due and punctual observance, performance and/or discharge of payment as and when due and subject to the conditions and limitations set forth therein and in the merger agreement of (a) Parent’s obligation to pay a termination fee to the Company under the merger agreement and (b) Parent’s and Merger Sub’s funding of the merger consideration under the merger agreement, subject to a cap of US$310 million (the “Sponsor Guarantee”, together with the Founder Guarantee, collectively, “Limited Guarantees” and each a “Limited Guarantee”).

Each Limited Guarantee will terminate on the earliest of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms in circumstances in which Parent would not be obligated to pay the termination fee, and (iii) the 120th day after the termination of the merger agreement in circumstances in which a termination fee is due and owing by Parent, unless the Company has commenced a legal proceeding against Parent or Merger Sub alleging a termination fee is due and owning or against the Guarantors alleging amounts payable by the Guarantors pursuant to the terms of the Limited Guarantee.

Remedies and Limitations on Liability

In the event of any breach or threatened breach by the Company, on the one hand, or Parent, Merger Sub and/or the Guarantors, on the other hand, of any of their respective covenants or obligations set forth in the merger agreement, the Commitment Letter, the Rollover Agreement, the Voting Agreements or the Limited Guarantees, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the merger agreement, the Commitment Letter, the Rollover Agreement, the Voting Agreements and the Limited Guarantees by the other (as applicable), and to specifically enforce the terms and provisions of the merger agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under the merger agreement, the Commitment Letter, the Rollover Agreement, the Voting Agreements and the Limited Guarantees, and this right shall include the right of the Company to cause Parent and Merger Sub to fully enforce the terms of the Limited Guarantees and the Commitment Letter against the Guarantors and Alpha Spring to the fullest extent permissible pursuant to the Limited Guarantees, the Commitment Letter and applicable laws and to thereafter cause the transactions contemplated by the merger agreement, including the merger, to be consummated.

Parent and Merger Sub have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the merger agreement by Parent or Merger Sub, and to specifically enforce the terms and provisions of the merger agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent and Merger Sub under the merger agreement.

If the Company seeks and obtains payment of the a termination fee from Parent or the guarantee thereof pursuant to the Guarantees, then the Company’s receipt thereof shall be the sole and exclusive remedy of the Company and its subsidiaries against Parent, Merger Sub or any of their respective representatives for any loss suffered as a result of any breach of any covenant or agreement or the failure of the merger to be consummated, and upon payment of such amount, none of Parent, Merger Sub or any of their respective representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. If Parent seeks and obtains payment of a termination fee from the Company, then Parent’s receipt thereof shall be the sole and exclusive remedy of Parent, Merger Sub, the Guarantors and their respective affiliates against the Company, its subsidiaries and any of their respective representatives for any loss suffered as a result of any breach of any covenant or agreement or the failure of the merger to be consummated, and upon payment of such amount, none of the Company, its subsidiaries or any of their respective representatives shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by it.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and our board of directors with respect to the merger, you should be aware that the Rollover Shareholders have interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company’s board of directors and special committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of the Buyer Group

As a result of the merger, Parent will own 100% of the equity interest in the surviving company and the Buyer Group will own, directly or indirectly, 100% of the equity interest in Parent immediately following the completion of the merger.

Because of Parent’s equity interest in the surviving company, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. The Buyer Group will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The Buyer Group’s investment in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty that an opportunity to sell its shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover its investment.

The merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Interests of Rollover Shareholders

Concurrently with the execution of the merger agreement, the Rollover Shareholders executed the Rollover Agreement pursuant to which they have agreed to contribute to Parent the Rollover Shares owned by them in exchange for certain equity interest in Parent. Parent expects that it will issue additional ordinary shares of Parent to the Chairman Parties, the Mr. Jin Parties and Alpha Spring following the effective time of the merger whereby after such issuances, (i) the Chairman Parties will hold in aggregate of approximately 51% of the outstanding interest in Parent, (ii) the Mr. Jin Parties will hold in aggregate of approximately 10% of the outstanding interest in Parent, (iii) the Mr. Yang Parties will hold in aggregate of approximately 6% of the outstanding interest in Parent and (iv) Alpha Spring will hold in aggregate of approximately 33% of the outstanding interest in Parent. At this time, however, except as set forth in the Rollover Agreement, no actual agreement or understanding as to the particulars of such issuances has been determined or agreed upon. The terms and conditions of such issuances will need the approval of the board and/or shareholders of Parent in accordance with a shareholders agreement to be entered into following the effective time of the merger.

Given the Company will become a privately-held company following the completion of the merger, the Rollover Shareholders’ interests in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty of an opportunity to sell their beneficial interests in the surviving company at an attractive price, or that any dividends paid by the surviving company will be sufficient to recover their investment. Each of the Rollover Shareholders may also enjoy benefits from future earnings and growth of the surviving company.

Shares, Options and Restricted Share Units Held by Officers and Directors

As of the date of this proxy statement, the directors and executive officers of the Company held an aggregate of 10,797,159 Shares and Company Options for the right to purchase 12,480,711 Shares.

At the effective time of the merger, each Company Option issued by the Company pursuant to the Company Share Plans that has not vested shall be assumed by Parent and become an option to purchase a number of ordinary shares of Parent equal to the number of Shares subject to such Company Option, and the term, vesting schedule and all of the other terms of such assumed Company Option shall otherwise remain unchanged, and any restriction on the exercise of any such assumed Company Option will continue in full force and effect.

In addition, at the effective time of the merger, each outstanding Company Option issued by the Company pursuant to the Company Share Plans that has vested, except for any vested Company Options held by the Rollover Shareholders, which shall be cancelled pursuant to the merger agreement, shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive an amount in cash, to be paid promptly and no later than five business days after the effective time of the merger, equal to the excess of (i) $3.375 over (ii) the exercise price of each Company Option, multiplied by the number of Shares underlying such Company Option.

The table below sets forth, as of the date of this proxy statement, the number of outstanding Shares beneficially held by each director and executive officer and the corresponding number of ordinary shares in Parent that such officer or director will subscribe for pursuant to the Rollover Agreement, as well as the number of outstanding Company Options held by each director and executive officer and the corresponding number of options of Parent issuable to such executive officer or director after the completion of the merger.

Name	Shares	Cash payment to be received upon completion of the merger in US$	Shares of Parent Upon Completion of the Merger	Company Options	Options of Parent Upon Completion of the Merger
Zhonghan (John) Deng	6,456,368	15,232,023	1,943,176	6,913,192	2,400,000
Zhaowei (Kevin) Jin	2,493,619	6,047,497	701,768	3,391,852	1,600,000
Yundong (Raymond) Zhang	1,315,472	6,740,698	—	910,667	200,000
Peter Li(1)	—	656,125	—	265,000	—
Jinming (Jimmy) Dong	61,700	326,288	—	420,000	360,000
Robert Chen	470,000	2,095,050	—	200,000	40,000
Charles (Chuck) K. Ng	—	763,200	—	280,000	40,000
Darrin J. Young	—	86,700	—	100,000	70,000
Total	10,797,159	31,947,581	2,644,944	12,480,711	4,710,000

(1)	Due to personal reasons, effective October 31, 2015, Peter Li has resigned as the Company’s chief financial officer and will remain as a senior advisor.

Indemnification and Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•	the surviving company shall honor and fulfill in all respects the obligations of the Company and its subsidiaries under any and all indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the effective time of the merger.
•	the memorandum and articles of association of the surviving company shall contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable to than are set forth in the memorandum and articles of association of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.
•	the surviving company will maintain the Company’s and its subsidiaries’ directors and officers liability insurance for a period of six years after the effective time on terms with respect to coverage no less favorable than the existing insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. The Company may purchase a six-year “tail” prepaid policy prior to the effective time on terms and conditions no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company.
•	From and after the effective time, the surviving company will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify the current and former directors or officers of the Company or any subsidiaries against liabilities arising out of or in connection with (a) any action or omission or alleged action or omission of such party in such party’s capacity as a director or officer of the Company or subsidiary, or (b) any of the transactions contemplated by the merger agreement.

The Special Committee

On June 22, 2015, our board of directors established a special committee of directors to consider the proposal and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The special committee is composed of independent directors — Messrs. Charles (Chuck) K. Ng (to serve as chairman of the committee), Darrin J. Young and Robert Chen. All such directors are free from any affiliation with the Buyer Group and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) special committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee’s or board’s recommendation of the merger), and (iii) the directors’ indemnification and liability insurance rights under the merger agreement. Our board of directors did not place any limitations on the authority of the special committee regarding its investigation and evaluation of the merger.

The Company has compensated each members of the special committee in exchange for their service in such capacity an aggregate monthly amount of $10,000 per member (and, in the case of the chairman of the special committee, a monthly amount of $15,000), the payment of which is not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger.

Position with the Surviving Company

After completion of the merger, the Chairman expects to continue to serve as chairman of the board of directors of the surviving company and chief executive officer of the surviving company. It is anticipated that the other executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

Related Party Transactions Involving Zhongtianxin

In September 2012, we established Zhongtianxin with Guoxin Group and VMF Consulting Company (a related party entity controlled by the Chairman and Mr. Jin, who are members of our management team and managed by Xiaodong Yang, who acted as our director until May 2012) to focus on our video surveillance solutions business. Guoxin Group and VMF Consulting Company made cash contributions of RMB98 million and RMB4 million, respectively, to Zhongtianxin. In addition, Vimicro China made a cash contribution of RMB26 million and provide certain intellectual property, appraised at RMB72 million by an independent third-party valuation firm, as part of its investment in Zhongtianxin. Our investment in Zhongtianxin is accounted for using the equity method as Guoxin Group may exercise substantive participating rights in accordance with the constitutive documents of Zhongtianxin.

Zhongtianxin aims to be a surveillance system integrator and engages in high cash demand video surveillance projects, such as government procurement project mainly in Shanxi and Hebei Province. Based on the two companies’ different focus and positioning in the video surveillance industry, we supply Zhongtianxin with equipment, software and related services including the SVAC solutions, surveillance processors, development of customized software, installation and maintenance service which result in a significant number of related party transactions with Zhongtianxin. Zhongtianxin purchases most of the necessary equipment, software and services from our subsidiaries, namely, Vimicro Tianjin, Vimicro Guangdong and Vimicro Fuzhou, to carry out its surveillance projects.

In 2014, our sales to Zhongtianxin totaled $56 million. These primarily consisted of the sales of inventory from Vimicro Tianjin, Vimicro Guangdong and Vimicro Fuzhou to Zhongtianxin to carry out its surveillance projects in Taiyuan, Baoding, Jinzhong, Datong and Chenzhou, etc. In those related party transactions, we use standard form sales contract or purchase order which was not materially different from the contracts we used for other similar transactions. We purchased inventory from Zhongtianxin in the amount of $1.4 million in 2014. In addition, as of December 31, 2014, the amount due to us from Zhongtianxin totaled $100.9 million. This outstanding amount primarily consisted of accounts receivable. The payments we received in 2014 and those we expect to receive in 2015 from Zhongtianxin mainly come from the installments paid by its customers, which are primary Chinese government entities that normally have lengthy payment cycle in their procurement and need to go through time-consuming internal procedures and obtain different levels of approvals before they can make payments in accordance with project development schedules. As described below, Zhongtianxin has been engaged by government entities to develop large-scale video surveillance projects. Such projects usually have several phases that take substantial time to complete. The development and delivery schedules of such projects also depend on local government funding and policies. Therefore, Zhongtianxin needs to invest significantly in the early stages of such projects and receive payments at a later stage, which is consistent with industry practice. As of December 31, 2014, we had an amount due to Zhongtianxin of $6.6 million which was related to prepayments made to vendors by Zhongtianxin on behalf of our company.

We have adopted an audit committee charter, which requires the audit committee to review and approve all related party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. For a description of our related party transactions, please see “Item 7. Major Shareholders and Related Party Transactions” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 90 for a description of how to obtain a copy of our Annual Report.

Except for the arrangements in connection with the merger discussed elsewhere in this proxy statement, during the past two years (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any member of the Buyer Group, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities; election of the Company’s directors or sale or other transfer of a material amount of assets of the Company; (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of our consolidated revenues with any member of the Buyer Group or their respective directors or officers (if applicable), and (iii) none of the Company’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with any member of the Buyer Group.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.

Description	Amount (in ‘000)
Legal fees and expenses	$872.0
Financial advisory fees and expenses	$530.0
Special committee fees	$35.0
Filing fees	$29.5
Miscellaneous (including accounting, printing, proxy solicitation and mailing costs)	$100.0
Total	$1,566.5

These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.

Voting by the Rollover Shareholders at the Extraordinary General Meeting

Pursuant to the Voting Agreements, the Rollover Shareholders have agreed to vote all of the Shares they beneficially own in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the shareholders of the Company. As of the record date, we expect that the Rollover Shareholders as a group will beneficially own, in the aggregate, approximately 55,327,248 outstanding Shares, which represents approximately 42.7% of the total outstanding Shares entitled to vote.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the registration of the plan of merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger, and notification of the merger being published in the Cayman Islands Government Gazette.

Dissenters’ Rights

Please see “Dissenters’ Rights” beginning on page 78.

Material U.S. Federal Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of the Shares who exchange Shares solely for cash pursuant to the merger agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the federal income tax laws of the United States as of the date hereof, including the United States Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service, or IRS, and other applicable authorities, all as of the date hereof. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This discussion applies only to a U.S. Holder that holds Shares as capital assets for United States federal income tax purposes (generally, property held for investment). The discussion neither addresses the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations, such as:

•	banks;
•	certain financial institutions;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	brokers or dealers in stocks and securities, or currencies;
•	persons that elect to use a mark-to-market method of accounting;
•	certain former citizens or residents of the United States subject to Section 877 of the Code;
•	entities subject to the United States anti-inversion rules;
•	tax-exempt organizations and entities;
•	persons subject to the alternative minimum tax provisions of the Code;
•	persons whose functional currency is other than the United States dollar;
•	persons holding an ADS or ordinary share as part of a straddle, hedging, conversion or integrated transaction;

•	persons holding Shares through a bank, financial institutions or other entities or a branch thereof, located, organized or resident outside the United States;
•	persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;
•	persons who acquired ADSs or ordinary shares pursuant to the exercise of an employee stock option or otherwise as compensation; or
•	partnerships or other pass-through entities, or persons holding ADSs or ordinary shares through such entities.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds our Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner or a partnership holding our Shares should consult its own tax advisors.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors should consult their own tax advisors with respect to the 3.8% Medicare tax on “net investment income,” the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction and under any applicable tax treaty.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of our Shares that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

The discussion below assumes that the representations contained in the deposit agreement and any related agreement are true and that the obligations in such agreements will be complied with in accordance with their terms.

The United States Treasury Department and the IRS have expressed concerns that United States Holders of American depositary shares may be claiming foreign tax credits in situations where an intermediary in the chain of ownership between the holder of an American depositary share and the issuer of the security underlying the American depositary share has taken actions that are inconsistent with the ownership of the underlying security by the person claiming the credit. Accordingly, the availability of foreign tax credits could be affected by actions (for example, a pre-release of an ADS by a depositary) taken by intermediaries in the chain of ownership between the holder of an ADS and our company.

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

For U.S. federal income tax purposes, the merger will be treated as a taxable sale of Shares for cash. Accordingly, the U.S. federal income tax consequences of the receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its Dissenters’ Rights (as described under “Dissenters’ Rights”), will generally be that you will recognize gain or loss on a sale or exchange of Shares in an amount equal to the difference between the amount realized on the sale or exchange and your tax basis in the Shares. Subject to the discussion under “— Passive Foreign Investment Company” below, such gain or loss generally will be capital gain or loss. Capital gains of a non-corporate U.S. Holder, including an individual, that has held the Shares for more than one year currently are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

Any gain or loss that you recognize on a disposition of our Shares generally will be treated as United States-source income or loss for foreign tax credit limitation purposes. However, where we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax is imposed on gain from the disposition of ADSs or ordinary shares (see “Material PRC Tax Consequences”), then a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC-source income for foreign tax credit purposes. If such an election is made, the gain so treated will be treated as a separate class or “basket” of income for purposes of the foreign tax credit under Section 865(h) of the Code. You should consult your tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.

Passive Foreign Investment Company

A U.S. Holder may be subject to adverse U.S. federal income tax rules in respect of a disposition of Shares pursuant to the merger if we were treated as a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year during which such U.S. Holder has beneficially owned Shares and did not have certain elections in effect, as described in more detail below. A non-United States corporation will be a PFIC for any taxable year if, applying applicable look-through rules, either:

•	at least 75% of its gross income for such year is passive income; or
•	at least 50% of the value of its assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person). We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% by value of the stock. If it were determined, that we are not the owner of our variable interest entities for United States federal income tax purposes, the composition of our income and assets would change and we may be more likely to be treated as a PFIC for any taxable year.

Based on the market price of our ADSs and the value and year-to-date composition of our income and our assets, we do not believe that we will be a PFIC for the current taxable year. However, because the determination of whether a company is a PFIC is made annually after the end of each taxable year and our expectation as to our PFIC status is based on facts that may change, we cannot assure you that we will not be a PFIC for the current taxable year. Moreover, as described in our annual reports on Form 20-F for the taxable year ended December 31, 2014, although we do not we do not believe we were treated as a PFIC for such year, the application of the PFIC rules is subject to uncertainty in several respects, and no assurance can be given in this regard. The determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Accordingly, we cannot assure you that the IRS will not take a contrary position. In previous taxable years, significant fluctuations in the market price of our ADSs and ordinary shares have impacted our PFIC status. We believe (and possibly certain of our subsidiaries) were also PFICs for our taxable year ending December 31, 2013, and at least certain of our previous taxable years. If we were a PFIC for any previous taxable year during which a U.S. Holder owned ordinary shares or ADSs, we would generally continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder owned the ordinary shares or ADSs, even if we ceased to meet the threshold requirements for PFIC status.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, and the U.S. Holder has not made a valid deemed sale election, mark–to–market election or qualified electing fund election, any gain recognized by such U.S. Holder on the disposition of

Shares generally will be allocated ratably over such U.S. Holder’s holding period for the Shares. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. If a U.S. Holder has made a valid mark–to–market with respect to its Shares, any gain the U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark–to–market election.

A U.S. Holder that holds our ADSs or ordinary shares in any year in which we are classified as a PFIC will be required to file an annual report containing such information as the United States Treasury Department may require.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the merger to it if we are a PFIC or have been a PFIC during any prior year in which such U.S. Holder held Shares.

Information Reporting and Backup Withholding

Information reporting to the IRS and backup withholding (currently at a rate of 28%) generally will apply with respect to the amount of cash received in the merger, unless you furnish a correct taxpayer identification number and make any other required certification, generally on IRS Form W-9 or you otherwise establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your United States federal income tax liability, and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner.

U.S. Holders who are individuals generally will be required to report our name, address and such information relating to an interest in the Shares as is necessary to identify the class or issue of which your Shares are a part. These requirements are subject to exceptions, including an exception for Shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all “specified foreign financial assets” (as defined in the Code) does not exceed certain thresholds.

U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.

Material PRC Tax Consequences

On February 3, 2015, the PRC State Administration of Taxation issued the Announcement on Several Issues Concerning Enterprise Income Tax on Non-resident Enterprises’ Indirect Property Transfer, or Announcement 7, which replaced or supplemented previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the PRC State Administration of Taxation, on December 10, 2009. Pursuant to this Announcement, where a non-resident enterprise, for the purpose of avoiding PRC tax liabilities, indirectly transfers equity interests in a Chinese resident enterprise or other properties attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China (“PRC taxable properties”) through an arrangement without a reasonable commercial purpose, the PRC tax authorities shall have the power to reassess the nature of the transaction and the indirect equity transfer will be treated as a direct transfer, except for circumstances where: i) the non-resident enterprise acquires the PRC taxable properties through its purchase and sale of the equity interests of the same offshore holding company in a public securities market, ii) the non-resident enterprise directly holds and transfers PRC taxable properties and pursuant to applicable tax treaties or arrangements, the income generated from the transfer of properties is exempted from PRC enterprise income tax. Under Announcement 7, “indirect transfer” is defined as a non-resident enterprises’ transferring of equity interests or other similar interests of offshore holding companies that directly or indirectly hold PRC taxable properties, with the same or similar effect as a direct transfer of PRC taxable properties, including where a change of shareholders of offshore holding companies triggered by reorganizations of non-resident enterprises. Announcement 7 further sets forth a number of factors that the PRC tax authorities may consider in assessing the nature of the transaction. In addition, the overall arrangements of the indirect transfer will be deemed as conducted without a reasonable commercial purpose when the arrangement meets the following circumstances simultaneously: i) over 75% of the value of the equity interests of the offshore holding company are directly or indirectly derived from PRC taxable properties, ii) at any point within one year ahead of the indirect transfer, over 90% of the total properties of the offshore holding company are investments within PRC territory, or within one year ahead of the indirect transfer, over 90% of the offshore holding company’s revenue is directly or indirectly derived from PRC territory, iii) although the offshore holding company and its subsidiaries that hold PRC taxable properties are duly established in accordance with the laws of their locating country, they perform limited functions and have limited capabilities to undertake risk and are considered as entities without economic essence, iv) the foreign income tax imposed on the indirect transfer is lower than the PRC tax imposed on the direct transfer of the PRC taxable properties. Announcement 7 also sets forth specific circumstances under which the indirect transfer shall be deemed as having a reasonable commercial purpose.

There is uncertainty as to the application of Announcement 7, or previous rules under Circular 698. Especially as Announcement 7 is lately promulgated, it is not clear how it will be implemented. Announcement 7 may be determined by the tax authorities to be applicable to the merger between the Company, Parent and Merger Sub and holders of the Company’s ADSs may be subject to PRC tax liabilities as a result of the Merger.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares and ADSs under the terms of the merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents, including the merger agreement, are brought to or executed in or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for our ADSs on the NASDAQ under the symbol “VIMC,” for each quarter during the past two years:

	Sales Price Per ADS (in $)
	High	Low
Quarterly:
2013
First quarter	1.83	1.07
Second quarter	1.76	1.10
Third quarter	1.50	1.10
Fourth quarter	2.35	1.35
2014
First quarter	5.18	1.87
Second quarter	5.14	2.65
Third quarter	11.79	2.44
Fourth quarter	11.24	5.42
2015
First quarter	10.27	5.93
Second quarter	16.18	8.40
Third quarter	12.47	8.18
Fourth quarter (through November 4, 2015)	12.95	12.82

On June 19, 2015, the last trading day immediately prior to the Company’s announcement on June 22, 2015 that it had received a going private proposal, the reported closing price of our ADSs on NASDAQ was $12.33 per ADS. The merger consideration of $3.375 per Share, or $13.50 per ADS, represents a premium of 9.5% over the closing price of $12.33 per ADS on June 19, 2015, a 15.4% premium over the Company’s 90 trading day volume-weighted average closing price as quoted by NASDAQ on June 19, 2015, the last trading day prior to the Company’s announcement on June 22, 2015 that it had received a “going-private” proposal and a 13.8% premium over the closing price of $11.86 per ADS on September 14, 2015, the trading day immediately before the merger agreement was signed. On November 4, 2015, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of our ADSs were $12.95 and $12.82, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

We have never declared or paid any dividends, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Subject to our memorandum and articles of association and the laws of the Cayman Islands, our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

We are a holding company incorporated in the Cayman Islands. In order to pay dividends, if any, to our shareholders, we rely on dividends from our PRC subsidiaries. Each of our PRC subsidiaries may pay dividends only out of its accumulated distributable profits, if any, determined in accordance with its articles of association and the accounting standards and regulations in the PRC. We are not required to publicly release financial statements for our PRC subsidiaries prepared in accordance with PRC accounting standards. Based on our understanding of U.S. GAAP and PRC accounting standards, we are not aware of any significant differences between accumulated profits as calculated under PRC accounting standards and those accounting standards used in preparing our U.S. GAAP financial statements. Moreover, pursuant to applicable PRC laws and regulations, 10% of the after-tax profits of each of our PRC subsidiaries are required to be set aside in a statutory surplus reserve fund each year until the reserve balance reaches 50% of such PRC subsidiary’s registered capital. Allocations to these statutory reserves may only be used for specific purposes and are not distributable to us in the form of loans, advances or cash dividends. Furthermore, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. As a result of these PRC regulatory and contractual restrictions, our PRC subsidiaries and consolidated affiliated entity are restricted in their ability to transfer a portion of their net assets to our Cayman Islands holding company in the form of dividends.

The Enterprise Income Tax Law and its implementing rules provide that an income tax rate of 10% will be applicable to dividends payable to non-PRC resident enterprise shareholders to the extent such dividends are derived from sources within the PRC. If we are determined to be a PRC resident enterprise by the PRC tax authorities, it is unclear whether dividends declared and distributed by us to our non-PRC resident enterprise shareholders will be deemed to be derived from sources within the PRC under the Enterprise Income Tax Law and its implementing rules and therefore be subject to the 10% withholding tax (or potentially a 20% income tax withholding will be imposed on dividends received from us by our non-PRC individual shareholders under the applicable PRC tax laws).

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on December 15, 2015, at 10:00 a.m. (Hong Kong Time) at 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as a special resolution:

THAT the agreement and plan of merger dated as of September 15, 2015 (the “merger agreement”) among Parent, Merger Sub and the Company (such merger agreement being in the form attached as Annex A to this proxy statement, which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger, be and are hereby authorized and approved;

THAT upon the Effective Date (as defined in the plan of merger), the Company amend and restate its memorandum and articles of association in the form attached as Appendix II to the plan of merger; and

•	as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

If the merger is completed, at the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than the Excluded Shares, will be cancelled in exchange for the right to receive $3.375 in cash without interest, and for the avoidance of doubt, because each ADS represents four Shares, each issued and outstanding ADS (other than ADS that represents Excluded Shares), will represent the right to surrender the ADS in exchange for $13.50 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), in each case, net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. At the effective time, all of the Shares will be cancelled and cease to exist. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Share as determined under the Cayman Companies Law. Each Excluded Share other than Dissenting Share will be cancelled for no consideration. At the effective time, each outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share of the surviving company.

Our Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the special committee of our board of directors:

•	determined that it is fair to and in the best interests of the Company and its shareholders (other than holders of Excluded Shares), and declared it advisable, to enter into the merger agreement;
•	authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•	resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

Quorum

Two or more shareholders on record holding not less than an aggregate of one-third in nominal value of the total issued voting Shares in the Company throughout the meeting in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or proxy and entitled to vote will constitute a quorum.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on December 3, 2015, or if you are a holder of ADSs at the close of business in New York City on November 10, 2015, the share record date and the ADS record date for voting at the extraordinary general meeting, respectively. If you own ADSs on the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 12:00 p.m. (New York City Time) on December 11, 2015 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on November 30, 2015 and becoming a holder of Shares prior to the close of business in the Cayman Islands on December 3, 2015, the share record date. Each outstanding Share on the share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the share record date, there will be approximately 129,466,334 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the share record date, the deadline for you to lodge your proxy card and vote is December 13, 2015 at 10:00 a.m. (Hong Kong Time). Please see “Procedures for Voting” below for additional information. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company’s ADSs would continue to be listed on NASDAQ. The Company’s Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

Vote Required

Under the Cayman Companies Law and the merger agreement, we cannot complete the merger unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are authorized and approved by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. As of the date of this proxy statement, the Rollover Shareholders as a group beneficially owned, in the aggregate, 55,327,248 Shares, which represents approximately 42.7% of the total issued and outstanding Shares entitled to vote. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 85 for additional information. Pursuant to the terms of the Voting Agreements, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger at the extraordinary general meeting of the shareholders of the Company. Based on the number of Shares expected to be outstanding on the record date, approximately 24.0% of the total outstanding Shares entitled to vote owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Shareholders and ADS Holders Entitled to Vote; Voting Materials

Only holders of Shares entered in the register of members of the Company at the close of business in the Cayman Islands on December 3, 2015, the share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than 10:00 a.m. on December 13, 2015 (Hong Kong Time).

Holders of ADSs as of the close of business in New York City on November 10, 2015, the ADS record date, will receive the final proxy statement and ADS voting instruction card either directly from the Company’s ADS depositary (in the case of holders of ADSs who hold the ADSs in certificated form, i.e., in the form of ADRs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who do not hold the ADSs in the form of ADRs). Holders of ADSs as of the close of business in New York City on November 10, 2015, cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS depositary and returning it in accordance with the instructions printed on it. The ADS depositary must receive the ADS voting instruction card no later than 12:00 p.m. (New York City Time) on December 11, 2015. The ADS depositary shall endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions.

Holders of ADSs may vote at the extraordinary general meeting if they cancel their ADSs and become a holder of Shares by the close of business in the Cayman Islands on December 3, 2015. ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the ADS depositary for cancellation prior to the close of business in New York City on November 30, 2015 and complete certain other procedures required by the ADS depositary. Persons who hold ADSs in a brokerage, bank or nominee account, must contact their broker, bank or nominee to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf.

Persons holding ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

Each ADS represents four Shares. As of the date of this proxy statement, there were 129,466,334 Shares issued and outstanding (including Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described above. As of the date of this proxy statement, there were 20,572,367 ADSs outstanding; subject to the cancellation procedures described above, none of the holders of these ADSs may vote in person at the extraordinary general meeting.

Persons who have acquired Shares and whose names are entered in the Company’s register of members before the close of business in the Cayman Islands on December 3, 2015 will receive the proxy form (including the voting material) before the extraordinary general meeting, and persons who are ADS holders as of the close of business in New York City on November 10, 2015 will receive the ADS voting instruction card from the ADS depositary before the extraordinary general meeting. Shareholders who have acquired Shares after the close of business in the Cayman Islands on December 3, 2015 may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the share record date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the merger according to the recommendation of the board of directors of the Company. If new proposals (other than those on the agenda)

are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the board of directors of the Company.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to amend and restate the memorandum and articles of association of the Company in the form attached as Appendix II to the plan of merger upon the effective time and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

If any holder of ADSs does not timely deliver specific voting instructions to the ADS depositary, or if the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADS, the ADS depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holder’s ADSs.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Vimicro International Corporation, 16/F., Shining Tower, No.35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China;
•	second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or
•	third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 12:00 p.m. (New York City Time) on December 11, 2015. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; or
•	second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who continue to hold their Shares in their own name until the completion of the merger will have the right to dissent from the merger and receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law, which is attached as Annex C to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON NOVEMBER 30, 2015, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON DECEMBER 3, 2015. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY’S ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you have any questions or need assistance in voting your Shares or ADSs, you can contact Vimicro International Corporation, IR Department, at +86-10-5884-8898 or at ir@vimicro.com.

Solicitation of Proxies

The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies. Instead, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of the Company’s Shares and in obtaining voting instructions from those owners. The Company will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the merger agreement and the plan of merger but does not purport to describe all of the terms of the merger agreement and the plan of merger. The following summary is qualified in its entirety by reference to the complete text of the merger agreement and the plan of merger, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger. This description of the merger agreement and the plan of merger have been included to provide you with information regarding their terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement and the plan of merger, with the Company as the surviving entity of the merger. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur no later than the fifth business day after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute the plan of merger and register the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective on the date specified in the plan of merger.

We expect that the merger will be completed during the fourth calendar quarter of 2015, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the effective time, the memorandum of association of Merger Sub, as in effect immediately prior to the effective time, will become the memorandum of association of the surviving company, except that at the effective time, the memorandum and articles of association will refer to the name of the surviving company as “Vimicro International Corporation” and its authorized capital will be amended, as provided in the plan of merger. The directors of Merger Sub immediately prior to the effective time will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will become the officers of the surviving company.

Merger Consideration

Under the terms of the merger agreement, at the effective time of the merger, each issued and outstanding Share (including Shares represented by ADSs), other than Excluded Shares, will be cancelled in exchange for the right to receive $3.375 in cash without interest, and for the avoidance of doubt, because each ADS represents four Shares, each issued and outstanding ADS (other than any ADS representing Excluded Shares) will represent the right to receive $13.50 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the ADS deposit agreement, in each case, net of any applicable withholding taxes).

The Excluded Shares (other than the Dissenting Shares) will be cancelled for no consideration. Each Dissenting Share will be cancelled and entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Companies Law. Please see “Dissenters’ Rights” beginning on page 51 for additional information.

At the effective time, each outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one validly issued, fully paid and non-assessable ordinary share, par value $0.0001 per share, of the surviving company.

Treatment of Company Options

At the effective time of the merger, each Company Option issued by the Company pursuant to the Company Share Plans that has not vested shall be assumed by Parent and become an option to purchase a number of ordinary shares of Parent equal to the number of Shares subject to such Company Option, and the term, vesting schedule and all of the other terms of such assumed Company Option shall otherwise remain unchanged, and any restriction on the exercise of any such assumed Company Option will continue in full force and effect.

In addition, at the effective time of the merger, each outstanding Company Option issued by the Company pursuant to the Company Share Plans that has vested, except for any vested Company Options held by the Rollover Shareholders, which shall be cancelled pursuant to the merger agreement, shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive an amount in cash, to be paid promptly and no later than five business days after the effective time of the merger, equal to the excess of (i) $3.375 over (ii) the exercise price of each Company Option, multiplied by the number of Shares underlying such Company Option.

Exchange Procedures

At or prior to the effective time, Parent will deposit with the paying agent for payment to the holders of the Shares, the ADSs and vested Company Options (other than Excluded Shares or Excluded Shares represented by ADSs), an amount of cash equal to the aggregate consideration to which such holders are entitled under the merger agreement. Promptly after the effective time, Parent and the surviving company will cause the paying agent to mail or otherwise disseminate (or in the case of the depositary trust company, deliver) to each holder of record (other than holders of Excluded Shares), as of immediately prior to the effective time, of (A) a certificate or certificates which immediately prior to the effective time represented outstanding Shares and (B) uncertificated Shares, in each case, whose Shares were converted into the right to receive the per Share merger consideration (a) a letter of transmittal in customary form for a Cayman Islands incorporated company specifying that delivery will be effected, and risk of loss and title to the share certificates will pass, only upon delivery of the share certificates to the paying agent), and/or (b) instructions for use in effecting the surrender of the share certificates and uncertificated Shares in exchange for the applicable merger consideration. Upon surrender of a share certificate or a declaration of loss, together with the duly completed and validly executed letter of transmittal and such other documents as may be customarily required by the paying agent, the holders of such Share will be entitled to receive an amount in cash equal to (a) the number of Shares multiplied by (b) the per Share merger consideration, and the Share certificates surrendered will be canceled.

Prior to the effective time, Parent and the Company will establish procedures with the paying agent and the depositary to ensure that the paying agent will transmit to the depositary at the effective time an amount in cash equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the effective time (other than ADSs representing Excluded Shares) and (y) the per ADS merger consideration, and that the depositary will distribute the per ADS merger consideration to ADS holders in accordance with their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the ADS deposit agreement, each holder of ADSs will pay any applicable fees, charges and expenses of the depositary (including a $0.05 per ADS cancellation fee).

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including those set forth in the disclosure schedules delivered by the Company and Parent in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure with the SEC since December 31, 2013 and prior to the date of the merger agreement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	the organization, valid existence, qualification and good standing of the Company and its material subsidiaries;
•	the corporate power and authority of the Company to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;
•	the board of directors of the Company has (i) approved the merger agreement and the merger, and (ii) resolved to recommend that the shareholders authorize and approve the merger agreement, the plan of merger and the merger;
•	the fact that a special resolution, being the affirmative vote of the Company’s shareholders representing two-thirds or more of the Shares present and voting in person or by proxy at the Company’s shareholder’s meeting, is the only vote necessary to authorize and approve as a single class the merger agreement, the plan of merger and the merger;
•	entering into the merger agreement and consummating the merger does not (i) violate, conflict with the organizational documents of the Company, (ii) result in a breach or default of any material contract of the Company or its subsidiaries or by which any of their properties or assets may be bound (other than those for which it will obtain a waiver), (iii) violate or conflict with any law or government order or (iv) create any lien upon any of the properties or assets of the Company or its subsidiaries;
•	no consent, approval, permit, order or authorization of, or filing or registration with, or notification to any governmental authority is necessary for the Company to enter into the merger agreement or consummate the merger, other than filing the plan of merger and complying with United States federal or state securities laws and the rules and regulations of NASDAQ, and such other consents, the failure of which to obtain would not have a Company Material Adverse Effect or prevent, materially delay or materially impede the consummation by the Company of the transactions contemplated by the merger agreement or the ability of the Company to perform its covenants and obligations under the merger agreement;
•	the Company’s capitalization and the absence any authorized, issued or outstanding Shares, securities convertible into Shares, rights to acquire Shares or other securities of the Company or obligations of the Company to grant Shares or other securities of the Company;
•	the identity and capitalization of the Company’s subsidiaries;
•	the completeness and accuracy of Company’s SEC filings since December 31, 2013;
•	the Company’s audited and unaudited consolidated financial statements are compliant with SEC rules and regulations, have been prepared in accordance with GAAP and fairly present the financial position of the Company and its subsidiaries;
•	the absence of a Company Material Adverse Effect (as defined below) since June 30, 2015;
•	the absence of any material contract, other than the merger agreement and those contracts filed with the SEC, and each material contract is in full force and effect;

•	tax matters;
•	compliance with applicable laws and governmental orders;
•	the absence of any litigation that could have a Company Material Adverse Effect or concerning the Company or any of its subsidiaries or any investigation that it pending or threatened;
•	the absence of certain transactions with the directors or officers of the Company;

•	the receipt of opinion from Duff & Phelps;
•	the absence of any other representations or warranties made by the Company.

Many of the representations and warranties made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the merger agreement, a “Company Material Adverse Effect” means any change, effect, event, circumstance, condition or development, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. However, none of the following events will constitute a Company Material Adverse Effect or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(a)	changes in general economic conditions or in general conditions in the securities markets, capital markets, credit markets or currency markets, in the United States, the PRC or any other country or region in the world in which the Company or any of its subsidiaries operates or conducts business;
(b)	changes in general conditions in the industries in which the Company and its subsidiaries conduct business;
(c)	changes in general political conditions in the United States, the PRC or any other country or region in the world in which the Company or any of its subsidiaries operates or conducts business or acts of war, sabotage or terrorism in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business;
(d)	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters in the United States, the PRC or any other country or region in the world in which the Company or any of its subsidiaries operates or conducts business;
(e)	changes in law (or the interpretation thereof) or changes in GAAP or other accounting standards (or, in each case, the interpretation thereof) applicable to or used by the Company or any of its subsidiaries;
(f)	the announcement of the merger agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of, or any facts or circumstances relating to, Parent or the Guarantors, (B) the loss or departure of officers or other employees of the Company or any of its subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by the merger agreement, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or any of its subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by the merger agreement, and (D) any other negative development (or potential negative development) in the Company’s or any of its subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or any of its subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by the merger agreement;
(g)	any actions taken or failure to take action, in each case, by Parent or any of its affiliates, or to which Parent has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, the merger agreement; or the failure to take any action prohibited by the merger agreement;
(h)	changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any underlying facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been a Company Material Adverse Effect);
(i)	any legal proceedings made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company or any other legal proceedings arising out of the merger or in connection with any other transactions contemplated by the merger agreement; and
(j)	any matters set forth in the Company disclosure letter or otherwise known by Parent, Merger Sub, all the Rollover Shareholders (or through their respective affiliates) prior to the date of the merger agreement.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	the due organization, existence and good standing of both;
•	the corporate power and authority of both to execute and deliver, to perform their obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against both;
•	entering into the merger agreement and consummating the merger does not (i) violate, conflict with the organizational documents of either, (ii) result in a breach or default of any contract of either (other than those for which it will obtain a waiver) or any of their assets may be bound, (iii) violate or conflict with any law or government order or (iv) create any lien upon any of the properties or assets of either;
•	no consent, approval, permit, order or authorization of, or filing or registration with, or notification to any governmental authority is necessary for both to enter into the merger agreement or consummate the merger, other than filing the plan of merger and complying with United States federal or state securities laws;
•	the absence of legal proceedings or outstanding government orders against either that could prevent or materially delay the merger from being consummated;
•	other than the Rollover Shareholders neither owns any Shares or other securities of the Company;
•	no agent, broker, finder or investment banker is entitled to any fee or commission;
•	each has been formed solely for the purpose of participating in the merger and the other transactions contemplated by the merger agreement and neither has other business activities;
•	capitalization of Merger Sub and Parent’s ownership of Merger Sub;
•	the financing commitments secured by the Parent, the limited guarantees and that the Parent and Merger Sub will have sufficient funds at the effective time to consummate the merger and make any other required payments;
•	neither Parent nor Merger Sub, nor their respective affiliates, has entered into other contracts or arrangements with any shareholder, director, officer, or other affiliate of the Company relating to the merger agreement or the merger;
•	neither (i) has taken steps to seek protection pursuant to any bankruptcy law; (ii) is or at the time of closing of the merger will be insolvent or (iii) is in default with respect to any indebtedness;
•	neither has made any other representations or warranties; and
•	both take full responsibility for making their own evaluation as to estimates, projections, forecasts and other forward-looking information concerning the Company and the merger and neither will have any claim against the Company, its subsidiaries and affiliates other than pursuant to the merger agreement.

Certain representations and warranties in the merger agreement made by Parent and Merger Sub are qualified as to whether or not their satisfaction will, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated by the merger agreement or the performance by Parent and Merger Sub of their respective covenants and obligations under the merger agreement.

Conduct of Business Prior to Closing

The Company has agreed that, from the date of the merger agreement until the effective time, it will carry on its business in the ordinary course, and use its reasonable best efforts to preserve substantially intact its current business organization, and to keep available the service of its current officers, employees, consultants, contractors, subcontractors and agents, and preserve its current relationships with material customers, suppliers and other persons with whom it has significant business relations, in each case consistent with past practice.

From the date of the merger agreement until the effective time, without the prior written consent of Parent, the Company will not and will not permit any of its subsidiaries to, among other things:

•	amend its organizational or governing documents;
•	issue, sell, pledge, dispose of, transfer, deliver, grant or encumber, or agree or commit to do the same, any of its securities or the securities of any of its subsidiaries, except grants to employees or directors of Company Options issued in the ordinary course of business consistent with past practice, and with a per share exercise price that is no less than the then-current market price of a Share;
•	directly or indirectly acquire, repurchase or redeem any of its securities or enter into any contract which obligates it or any of its subsidiaries to repurchase, redeem or otherwise acquire any of its securities, except in connection with tax withholdings and settlements upon the exercise or vesting of outstanding Company Options;
•	split, combine, subdivide or reclassify any Shares, or declare, set aside or pay any dividend or other distribution in respect of any shares, or make any other distribution in respect of Shares, except for cash dividends made by any of its subsidiaries to the Company or one of its subsidiaries or enter into any voting agreement with respect to its share capital that is inconsistent with the transaction contemplated by the merger agreement;
•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its subsidiaries, except for the transactions contemplated by the merger agreement or the dissolution or reorganization of a wholly owned subsidiary of the Company in the ordinary course of business consistent with past practice;
•	(i) incur or assume any long term or short term debt for borrowed monies or issue any debt securities, except for (a) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof or issuances or repayment of commercial paper in the ordinary course of business consistent with past practice, and (b) loans or advances between the Company and any direct or indirect subsidiaries, or between any direct or indirect subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person (other than its subsidiaries) in excess of $1 million individually or $10 million in the aggregate, (iii) make any loans, advances or capital contributions to or investments in any other person (other any of its subsidiaries), except for business expense advances in the ordinary course of business consistent with past practice, or (iv) mortgage or pledge any of its or its subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than permitted Liens);
•	(i) enter into, adopt, amend, extend, modify or terminate any arrangement for the compensation, benefit or welfare of any officer or employee in any manner, except (a) in connection with the hiring of new officers or employees in the ordinary course of business consistent with past practice, and (b) in connection with the promotion of officers or employees in the ordinary course of business consistent with past practice, or (ii) increase the compensation payable or to become payable to any officer or employee, pay or agree to pay any special bonus or special remuneration to any officer or employee, or pay or agree to pay any compensation or benefit not required by any plan or arrangement as in effect as of the date hereof, except in the ordinary course of business consistent with past practice;
•	make any material change in any of the accounting principles, policies, procedures or practices used by it;
•	sell, transfer, lease, license, assign or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, tangible assets or tangible properties of the Company or any of its subsidiaries having a current value in excess of $1 million in the aggregate (other than the sale of inventory in the ordinary course of business);
•	sell, transfer, license, assign or otherwise dispose of (including, by merger, consolidation or sale of stock or assets), abandon, permit to lapse or fail to maintain or enforce any material intellectual property owned by the Company or any of its subsidiaries (except the granting of nonexclusive licenses in the ordinary course of business), or disclose to any person any confidential information (except pursuant to confidentiality agreements);
•	(i) make or change any material tax election, (ii) settle or compromise any material income tax liability, or (iii) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material taxes, in each case that would have the effect of materially increasing the tax liability of the Company or any of its subsidiaries;
•	other than in the ordinary course of business consistent with past practice, (i) acquire (by merger, consolidation or acquisition of stock or assets) any other entity or any material equity interest therein with a value in excess of $5 million individually or $10 million in the aggregate or (ii) dispose of any properties or assets of the Company or its subsidiaries, which are material to the Company and its subsidiaries, taken as a whole;
•	enter into any new line of business outside of its existing business segments;
•	adopt, propose, effect or implement any “shareholder rights plan,” “poison pill” or similar arrangement; or
•	enter into a contract, or otherwise resolve or agree in any legally binding manner, to take any of the above prohibited actions.

No Solicitation

Neither the Company nor its subsidiaries will, nor will either authorize or knowingly permit any of their respective representatives to, directly or indirectly, (a) solicit, initiate or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that constitutes any acquisition proposal, (b) furnish to any other person or entity any non-public information relating to the Company or any of its subsidiaries, or afford to any other person or entity person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an acquisition proposal, (c) participate in, continue or engage in discussions or negotiations with any other person or entity with respect to an acquisition proposal, (d) approve, endorse or recommend an acquisition or (e) enter into any contract contemplating or otherwise relating to an acquisition. The Company will immediately cease and cause to be terminated all discussions with any third parties existing as of the date of the merger agreement regarding any possible acquisition proposal.

Prior to obtaining the required shareholder authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, if the Company receives a proposal relating to an acquisition proposal from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, the board of directors of the Company may, directly or indirectly through the representatives of the Company, (i) contact such person to clarify the terms and conditions of the proposal so as to determine whether such proposal constitutes or is reasonably expected to result in a superior proposal and (ii) if the board of directors of the Company determines in good faith, upon recommendation of the special committee (after consultation with and based upon the advice of its financial advisor and outside legal counsel), that such proposal constitutes or is reasonably likely to result in a superior proposal, and failure to furnish information or enter into discussions with such person would be reasonably likely to violate its fiduciary obligations under applicable law, then the Company and its representatives may, (a) participate or engage in discussions or negotiations with the person that has made such acquisition proposal or (b) furnish to the person making such acquisition proposal information relating to the Company or any of its subsidiaries, and/or afford to any such person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in each case pursuant to a confidentiality agreement, provided that the Company will (1) provide written notice to Parent of any acquisition proposal as promptly as practicable (but in no case later than one business day) after its receipt thereof, and will provide Parent with a copy of, any written acquisition proposal or amendments or supplements, and will thereafter inform Parent on a prompt basis of the status of any inquiries, discussions or negotiations with such third party, and any material changes to the terms and conditions of such acquisition proposal, (2) promptly following its execution, deliver to Parent a copy of the confidentiality agreement executed by the Company and such person, and (3) promptly make available to Parent a copy of any information delivered to such person that was not previously made available to Parent or its representatives.

An acquisition proposal means any offer or proposal by any person to engage in a transaction involving (i) the purchase or other acquisition by any person or group of more than 20% of the Shares outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any person or group that, if consummated in accordance with its terms, would result in such person or group beneficially owning more than 20% of the Shares outstanding as of the consummation of such tender or exchange offer, or (ii) a sale, transfer, acquisition or disposition of more than 20% of the consolidated assets of the Company and its subsidiaries taken as a whole.

A superior proposal means an acquisition proposal (with all references to 20% in the definition of “acquisition proposal” in the paragraph above being increased to “50%”) that the board of directors of the Company has determined in good faith, based on the recommendation of the special committee after consultation with and based upon the advice of its outside legal counsel, is (i) more favorable, including from a financial point of view to the Company’s shareholders than the merger and (ii) reasonably likely to be consummated.

No Change of Recommendation

The board of directors of the Company will recommend that the Company’s shareholders approve the merger agreement and the plan of merger. The board of directors of the Company will not withhold, withdraw, qualify or modify, or propose to withhold, withdraw, qualify or modify, in a manner adverse to Parent or in any material respect, its recommendation.

However, prior to obtaining the required shareholder approval of the merger agreement, the board of directors may withhold, withdraw, qualify or modify, or propose to withhold, withdraw, qualify or modify, in a manner adverse to Parent or in any material respect, its recommendation, if (i) the board of directors (acting through the special committee, if in existence) determines in good faith (after consultation with outside legal counsel) that the failure to withhold, withdraw, amend or modify its recommendation would reasonably be expected to be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law; (ii) the Company has notified Parent in writing that it intends to effect such a change in its recommendation, describing in reasonable detail the reasons for such change; and (iii) if requested by Parent, the Company shall have made its representatives available to discuss with Parent’s representatives any proposed modifications to the terms and conditions of merger agreement.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that the articles of association (and other similar organizational documents) of the surviving company and its subsidiaries will contain provisions no less favorable with respect to indemnification, exculpation and the advancement of expenses than are set forth in the articles of association (or other similar organizational documents) of the Company and its subsidiaries, which provisions will not be repealed, amended or otherwise modified for a period of six years from the effective time in any manner except as required by law. From and after the effective time, the surviving company and its subsidiaries indemnify the current and former directors and officers of the Company or any subsidiaries against liabilities arising out of or in connection with (a) any action or omission or alleged action or omission in their capacity as a director or officer of the Company or any of its subsidiaries at or prior to the effective time, or (b) any of the transactions contemplated by the merger agreement, including the merger.

The surviving company will also maintain the Company’s and its subsidiaries’ directors and officers liability insurance for a period of six years after the effective time on terms with respect to coverage no less favorable than the Company’s existing insurance; provided that Parent and the surviving company will not be required to expend in any one year an amount in excess of 300% of the annual premium paid by the Company for such insurance for its last full fiscal year. The Company may purchase a six-year “tail” prepaid policy prior to the effective time on terms and conditions providing substantially equivalent benefit as the existing directors’ and officers’ liability insurance maintained by the Company.

Financing

As of the date of the merger agreement, Parent has delivered to the Company copies of (a) the executed commitment letter from Alpha Spring, pursuant to which to make a loan to Parent in the aggregate principal amount of $310 million, and (b) the executed Rollover Agreement, containing rollover commitments from the Rollover Shareholders.

Parent and Merger Sub will use their reasonable best efforts to arrange and obtain the financing for the merger on the terms and conditions described in the financing agreements described in the above paragraph, by (a) maintaining in effect the financing agreements, (b) satisfying all conditions in the financing agreements that are within its control on a timely basis, (c) consummating the financing at or prior to the closing of the merger, and (d) fully enforcing their rights under the financing agreements.

If any portion of the financing or the available Company cash financing becomes on the terms and conditions contemplated by the financing agreements, Parent and Merger Sub will promptly notify the Company use their respective reasonable best efforts to amend or modify any of the financing agreements, and/or arrange and obtain as promptly as practicable following the occurrence of such event, alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by the merger agreement, including the merger, with terms and conditions that are no less favorable from the standpoint of the Company in any material respect than those the terms and conditions set forth in the financing agreements. Neither Parent nor Merger Sub will amend or waive any terms of the financing agreements without the prior written consent of the board of the Company. Parent will notify the Company of (a) the expiration or termination of any financing commitment, (b) any breach of any material provisions of any of the financing commitments, or (c) any refusal or stated intent of refusal by the parties to the financing commitments to provide the financing as contemplated by the financing commitments.

Shareholders’ Meeting

Unless the board of directors withholds, withdraws, qualifies or modifies its recommendation, the Company will establish a record date and cause an extraordinary general meeting of its shareholders to be duly called and held promptly after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement. Unless the board of directors withholds, withdraws, qualifies or modifies its recommendation, the board of directors of the Company will include its recommendation in this proxy statement and will use its reasonable best efforts to solicit proxies from its shareholders to obtain the required shareholder authorization and approval.

Conditions to the Merger

The completion of the transactions contemplated by the merger agreement, including the merger, is subject to the satisfaction of the following conditions:

•	the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger being authorized and approved by a special resolution of the Company’s shareholders;

•	no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order that has the effect of prohibiting or otherwise preventing the consummation of the merger; and

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•	the representations and warranties of the Company in the merger agreement being true and correct on and as of the closing date of the merger with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except (i) for any failure to be so true and correct which has not had a Company Material Adverse Effect and (ii) for changes contemplated by merger agreement, in each case disregarding for this purpose any limitation or qualification by “materially” or based on the defined term “Company Material Adverse Effect” or any words of similar import;
•	the Company having performed in all material respects the material obligations that are to be performed by it under the merger agreement at or prior to the closing;
•	since the date of the merger agreement, there not having occurred a Company Material Adverse Effect; and
•	the Shares held by persons or entities who have validly served a written objection under Section 238(2) of the Cayman Companies Law shall represent no more than 15% of the voting power of the outstanding Shares;
•	Parent and Merger Sub having received a certificate of the Company certifying that the above conditions have been satisfied.

The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, subject to the approval of the special committee, of the following conditions:

•	the representations and warranties of Parent and Merger Sub being be true and correct on and as of the closing date of the merger with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by merger agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under the merger agreement and (ii) for changes contemplated by the merger agreement;
•	each of Parent and Merger Sub having performed in all material respects the material obligations that are to be performed by it under the merger agreement at or prior to the closing; and
•	the Company having received a certificate of Parent and Merger Sub certifying that the above conditions have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained, by mutual written agreements of the Company and Parent or by either Parent or the Company, if:

•	the merger is not completed by April 30, 2016, provided that this termination right is not available to any party (i) whose breach or failure to fulfill any of its obligations under the merger agreement has been the principal cause of, or primarily resulted in, the failure of the closing to occur on or before such date or (ii) that is in material breach of the merger agreement;
•	our shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment of the meeting; or

The merger agreement may also be terminated by the Company, if:

•	(i) the board of directors shall have determined in good faith (after consultation with outside legal counsel) that the failure to terminate the merger agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; (ii) the Company shall have delivered to Parent a notice that it shall withhold, withdraw, qualify or modify its recommendation; (iii) if requested by Parent, the Company shall have made its representatives available to discuss with Parent’s representatives any proposed modifications to the terms and conditions of the merger agreement; and (iv) Parent does not make, prior to the expiration of the three business days after the Company notified the Parent of such change in its recommendation, an offer that causes the board of directors of the Company in good faith (upon the recommendation of the special committee), after consultation with its financial advisors, to change its determination;
•	at any time prior to the effective date of the merger, (i) the Company has not breached any of its representations, warranties or covenants under the merger agreement in any material respect and (ii) Parent or Merger Sub has breached any of its representations, warranties or covenants under the merger agreement, such that the corresponding condition to closing would not be satisfied and the Parent or Merger Sub shall have failed to cure such breach within 30 business days after the Parent or Merger Sub had received written notice of such breach from the Company; and
•	the Parent or Merger Sub fails to complete the closing within five business days following the date the closing should have occurred, provided that the corresponding conditions to the closing of merger have been satisfied.

The merger agreement may also be terminated by Parent, if:

•	at any time prior to the effective time of the merger, (i) the Parent and Merger Sub have not breached any of their representations, warranties or covenants under the merger agreement in any material respect and (ii) the Company has breached any of its representations, warranties or covenants, such that the corresponding condition to closing would not be satisfied and the Company shall have failed to cure such breach within 30 business days after the Company had received written notice of such breach from Parent; and
•	if the board of directors or, special committee withholds, withdraws, qualifies or modifies its recommendation.

Termination Fee

The Company is required to pay Parent a termination fee of $5 million, if:

•	the merger agreement is terminated by the Company due to the board of directors determining in good faith (after consultation with outside legal counsel) that the failure to terminate the merger agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;
•	the Company having breached any of its representations, warranties or covenants under the merger agreement such that the corresponding condition to closing cannot be satisfied; or
•	(i) a bona fide written offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an acquisition transaction, with respect to an acquisition proposal for 50% of the Shares outstanding or 50% of the consolidated assets of the Company and its subsidiaries, shall have been made after the date of the merger agreement and prior to the shareholders meeting, and not withdrawn as of the shareholders meeting, (ii) the Company shall have terminated the merger agreement as a result of such acquisition transaction (provided that all of the Shares held by the the Rollover Shareholders are unanimously voted in favor of the transactions contemplated by the merger agreement) and (iii) within 12 months after the termination of the merger agreement, the Company consummates the transactions contemplated by such same acquisition transaction.

Parent is required to pay the Company a termination fee of $10 million, if:

•	the merger agreement is terminated by the Company due to a breach by Parent or Merger Sub of their representations, warranties or covenants in the merger agreement, such that the corresponding condition to closing cannot be satisfied; or
•	the merger agreement is terminated by the Company due to the Parent or Merger Sub failing to complete the closing within five business days following the date the closing should have occurred, provided that the corresponding conditions to the closing of the merger have been satisfied.

Fees and Expenses

All reasonable out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including the merger, shall be paid by the party incurring such expenses, whether or not the transactions are consummated.

Remedies and Limitations on Liability

In the event of any breach or threatened breach by the Company, on the one hand, or Parent, Merger Sub and/or the Guarantors, on the other hand, of any of their respective covenants or obligations set forth in the merger agreement, the Commitment Letter, the Rollover Agreement, the Voting Agreements or the Guarantees, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the merger agreement, the Commitment Letter, the Rollover Agreement, the Voting Agreements and the Guarantees by the other (as applicable), and to specifically enforce the terms and provisions of the merger agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under the merger agreement, the Commitment Letter, the Rollover Agreement, the Voting Agreements and the Guarantees, and this right shall include the right of the Company to cause Parent and Merger Sub to fully enforce the terms of the Guarantees and the Commitment Letter against the Guarantors and Alpha Spring to the fullest extent permissible pursuant to the Guarantees, the Commitment Letter and applicable laws and to thereafter cause the transactions contemplated by the merger agreement, including the merger, to be consummated.

Parent and Merger Sub have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the merger agreement by Parent or Merger Sub, and to specifically enforce the terms and provisions of the merger agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent and Merger Sub under the merger agreement.

If the Company seeks and obtains payment of the a termination fee from Parent or the guarantee thereof pursuant to the Guarantees, then the Company’s receipt thereof shall be the sole and exclusive remedy of the Company and its subsidiaries against Parent, Merger Sub or any of their respective representatives for any loss suffered as a result of any breach of any covenant or agreement or the failure of the merger to be consummated, and upon payment of such amount, none of Parent, Merger Sub or any of their respective representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. If Parent seeks and obtains payment of a termination fee from the Company, then Parent’s receipt thereof shall be the sole and exclusive remedy of Parent, Merger Sub, the Guarantors and their respective affiliates against the Company, its subsidiaries and any of their respective representatives for any loss suffered as a result of any breach of any covenant or agreement or the failure of the merger to be consummated, and upon payment of such amount, none of the Company, its subsidiaries or any of their respective representatives shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by it.

While the Company, Parent and Merger Sub may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance, including payment of a termination fee and monetary damages.

Amendment

The merger agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before the effective time of the merger, whether before or after approval of the merger by the shareholders of the Company, but, after any such approval, no amendment shall be made that requires shareholder approval without obtaining shareholder approval.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the merger and receive payment of the fair value of their Shares (“Dissenters’ Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise Dissenters’ Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his or her Shares upon dissenting to the merger.

The exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to seek relief on the grounds that the merger is void or unlawful. To exercise your Dissenters’ Rights, the following procedures must be followed:

•	you must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the resolution at the extraordinary general meeting;
•	within 20 days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all Dissenting Shareholders who have served a Notice of Objection;
•	within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give a written notice of his decision to dissent (a “Notice of Dissent”) to the Company stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares. A Dissenting Shareholder must dissent in respect of all the Shares which he holds;
•	within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;
•	if, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will acquire the Dissenting Shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed the fair value of their Shares with the Company, the petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filled a Notice of Dissent and who have not agreed the fair value of their Shares with the Company; and
•	if a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate (a) the fair value of the Shares held by those shareholders and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the registered shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are held by a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are held by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the registered holder. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise whatever Dissenters’ Rights attached to the Shares.

You must be a registered holder of Shares in order to exercise your Dissenters’ Rights. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a registered holder of such Shares and comply with the procedures described above in order to exercise the Dissenters’ Rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise Dissenters’ Rights on behalf of a holder of ADSs, and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS depositary via e-mail at adr_china_i&c@jpmorgan.com. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company’s ADSs would continue to be listed on NASDAQ. The Company’s Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

If you do not satisfy each of these requirements, you cannot exercise your Dissenters’ Rights and will be bound by the terms of the merger agreement and the plan of merger. Submitting a signed proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will not alone entitle you to exercise your Dissenters’ Rights. You must send all notices to the Company to Attention: Jackie Long, Vimicro International Corporation, 16/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than the $3.375 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share merger consideration of $13.50 is equal to the fair value of each of your Shares. You may also be responsible for the cost of any such proceedings.

The provisions of Section 238 of the Cayman Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters’ Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters’ Rights.

FINANCIAL INFORMATION

The following sets forth certain selected historical consolidated financial information of the Company. The financial data for the years ended December 31, 2013 and 2014 has been derived from the audited financial statements filed as part of the Company’s Annual Report on Form 20-F for the year ended December 31, 2014. The financial information for the six months ended June 30, 2014 and 2015 has been derived from the unaudited financial statements included in the Company’s second quarter 2015 earnings release furnished on Form 6-K on August 13, 2015. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s annual report on Form 20-F for the year ended December 31, 2014, which are incorporated into this proxy statement by reference, and the Form 6-K furnished on August 13, 2015. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such reports.

	Year ended December 31,		Six months ended June 30,
Selected Consolidated Statements of Operations Data	2013	2014	2014	2015
			(Unaudited)	(Unaudited)
	(US$’000)
Net revenues	64,525	100,443	40,441	50,964
Third parties	42,389	44,204	17,045	12,377
Related parties	22,136	56,239	23,396	38,587
Cost of revenues	(42,141)	(61,353)	(25,828)	(28,177)
Gross profit	22,384	39,090	14,613	22,787
Operating expenses:
Research and development, net	(11,627)	(9,158)	(5,635)	(3,927)
Selling and marketing	(9,488)	(10,843)	(4,793)	(5,110)
General and administrative	(12,143)	(13,861)	—	—
Asset impairment	—	—	(8,485)	(7,568)
Total operating expenses	(33,258)	(33,862)	(18,913)	(16,605)
Net (loss)/income from operations	(10,874)	5,228	(4,300)	6,182
Other income/(expense):
Interest income/(expense), net	(165)	(115)	(35)	(185)
Foreign exchange (loss)/gain, net	1,235	(197)	(515)	472
Gain on disposal of subsidiary and equity interest	6	1,319	1,319	—
Others, net	369	887	73	642
Net (loss)/income before income taxes and equity in (loss)/gain of an equity investee	(9,429)	7,122	(3,458)	7,111
Income tax expense	(692)	(823)	(208)	(672)
Net (loss)/income before equity in (loss)/gain of an equity investee	(10,121)	6,299	(3,666)	6,440
Equity in (loss)/gain of an equity investee, net of tax	1,372	3,552	2,137	(2,897)
Net (loss)/income from continuing operations	(8,749)	9,851	—	—
Net (loss)/income from continuing operations attributable to noncontrolling interests	(331)	5,154	—	—
Net income/(loss) from continuing operations attributable to Vimicro International Corporation	(8,418)	4,697	—	—
Net loss from discontinued operations, net of tax	—	—	—	—

	Year ended December 31,		Six months ended June 30,
Selected Consolidated Statements of Operations Data	2013	2014	2014	2015
			(Unaudited)	(Unaudited)
	(US$’000)
Net loss from discontinued operations attributable to noncontrolling interests	—	—	—	—
Net loss from discontinued operations attributable to Vimicro International Corporation	—	—	—	—
Net (loss)/income	(8,749)	9,851	(1,529)	3,543
Net (loss)/income attributable to noncontrolling interests	(331)	5,154	(771)	241
Net (loss)/income attributable to Vimicro International Corporation	(8,418)	4,697	(758)	3,302
Other comprehensive income/(loss), net of tax
Foreign currency translation adjustment	542	15	(1,112)	79
Deferred income received from disposal of a subsidiary	—	(1,267)	—	—
Reclassification of foreign currency translation adjustment into earnings due to disposal of VMF Shanghai	—	—	—	—
Other comprehensive (loss)/income, net of tax	542	(1,252)	(1,112)	79
Comprehensive (loss)/income	(8,207)	8,599	2,641	3,622
Comprehensive (loss)/income attributable to noncontrolling interests	218	5,100	(618)	269
Comprehensive (loss)/income attributable to Vimicro International Corporation	(8,425)	3,499	(2,023)	3,253
(Loss)/income per share – basic
- continuing operations	(0.07)	0.05	(0.1)	0.03
- discontinued operations	—	—	—	—
Total (loss)/income per share – basic	(0.07)	0.05	(0.1)	0.03
(Loss)/income per share – diluted
- continuing operations	(0.07)	0.04	(0.03)	0.11
- discontinued operations	—	—	—	—
Total (loss)/income per share – diluted	(0.07)	0.04	(0.03)	0.11
Weighted-average number of ordinary shares outstanding
– basic	114,687,240	98,443,702	95,716,466	118,438,212
– diluted	114,687,240	115,534,122	95,716,466	134,692,155

Selected Consolidated Balance Sheet Data	As of December 31, 2013	As of December 31, 2014	As of June 30, 2015
	(US$ in thousands)
Cash and cash equivalents	35,869	25,662	37,665
Total current assets	109,741	174,038	201,772
Total assets	158,232	246,367	282,834
Total current liabilities	52,006	132,644	113,555
Total liabilities	75,918	156,296	137,567
Total shareholder’s equity attributable to the Company	64,940	67,597	122,523
Non-controlling interests	17,374	22,474	22,744
Total equity	82,314	90,071	145,267
Total liabilities and equity	158,232	246,367	282,834

Ratio of Earnings to Fixed Charges

	As of December 31,		As of June 30 2015
	2013(2)	2014
Ratio of earnings to fixed charges(1)	(9.0)	9.0	18.9

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations and adjustment for equity loss of an equity investee. Fixed charges consist of interest expensed and interest capitalized. The ratio of earnings to fixed charges should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 and the report on Form 6-K for the relevant periods, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of Form 20-F and Form 6-K.
(2)	Earnings for the year ended December 31, 2013 were inadequate to cover fixed charges by approximately $10.3 million.

Net Book Value per Share of Our Shares

The net book value per Share as of June 30, 2015 was $0.99 based on the weighted average number of issued and outstanding Shares for the six months ended June 30, 2015.

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Buyer Group

On February 5, 2014, Alpha Spring purchased 20,000,000 ordinary shares from the Company at a price of $2.50 per share.

On March 19, 2015, Alpha Spring purchased from the public market, 5,940 shares of ADSs of the Company, representing 23,760 ordinary shares of the Company. The average purchase price per ADS paid was $9.24 (excluding commission). The purchase prices per ADS ranged from $9.00 to $9.47 (excluding commission).

On March 24, 2015, Alpha Spring purchased from the public market, 4,400 shares of ADS of the Company, representing 17,600 ordinary shares of the Company. The average purchase price per ADS paid was $9.03 (excluding commission). The purchase prices per ADS ranged from $8.68 to $9.38 (excluding commission).

On April 17, 2015, Alpha Spring purchased from the public market, 38,700 shares of ADS of the Company, representing 154,800 Ordinary Shares of the Company. The average purchase price per ADS paid was $10.45 (excluding commission). The purchase prices per ADS ranged from $9.60 to $11.29 (excluding commission).

On June 30, 2015, Alpha Spring acquired 11,250,000 ordinary shares of the Company from Power Pacific Mauritius Limited at a purchase price per share of $3.4875.

Except as described above, there have been no purchases of the Company’s Shares or ADSs by any of the Buyer Group members at any time during the past two years.

Purchases by the Company

Period(1)	Total Number of ADSs Purchased	Average Price Paid per ADS	Total Number of ADSs Purchased as Part of Publicly Announced Plans or Programs(2)	Approximate Dollar Value of ADSs that May Yet Be Purchased Under the Program
January 1 through January 31, 2014	2,816,938	$1.9700	2,816,938	$5,619,423.31

(1)	The purchases of equity securities are listed according to the settlement dates.
(2)	On October 24, 2008, we announced that our board of directors approved a plan whereby we may repurchase up to $25 million of our ADSs.

Prior Public Offerings

Our ADSs, each representing four of our Shares, have been listed on NASDAQ since November 15, 2005 under the symbol “VIMC.” We completed our initial public offering of ADSs on November 15, 2005. We have not made any underwritten public offering of our securities since then.

Transactions in Prior 60 Days

On August 20, 2015, Mr. Yang sold in the public market 5,000 shares of ADS of the Company, representing 20,000 Ordinary Shares of the Company at a price per ADS of US$11.5059 (excluding commission).

On August 21, 2015, Mr. Yang sold in the public market 47,431 shares of ADS of the Company, representing 189,724 Ordinary Shares of the Company at an average price per ADS of US$11.4224 (excluding commission).

On August 24, 2015, Mr. Yang sold in the public market 14,170 shares of ADS of the Company, representing 56,680 Ordinary Shares of the Company at an average price per ADS of US$11.4464 (excluding commission).

On August 26, 2015, Mr. Yang sold in the public market 20,000 shares of ADS of the Company, representing 80,000 Ordinary Shares of the Company at an average price per ADS of US$11.3722 (excluding commission).

Other than the merger agreement and agreements entered into in connection therewith including the Rollover Agreement, the Voting Agreements, the Limited Guarantees, the Commitment Letter, exercises of options by the Company’s officers and directors and as disclosed above, to the Company’s knowledge there have been no transactions in the Company’s Shares or ADSs during the past 60 days by us, any of our officers or directors (including the Rollover Shareholders), Parent, Merger Sub, or any person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares as of the date of this proxy statement by:

•	each of our directors and executive officers;
•	our directors and executive officers as a group; and
•	each person known to us to own more than 5.0% of our ordinary shares.

	Ordinary Shares Beneficially Owned(1)
	Number	%
Directors and Executive Officers:
Zhonghan (John) Deng(2)	10,969,560	8.2
Zhaowei (Kevin) Jin(3)	4,285,471	3.3
Yundong (Raymond) Zhang(4)	2,026,136	1.6
Peter Li(5)	265,000	0.2
Jinming (Jimmy) Dong(6)	121,700	0.1
Charles (Chuck) K. Ng(7)	240,000	0.2
Robert Chen(8)	630,000	0.5
Darrin J. Young(9)	40,000	0.0
All Directors and Executive Officers as a Group(10)	18,577,870	14.0
Principal Shareholders:
Xiaodong (Dave) Yang(11)	10,847,261	8.4
Alpha Spring Limited(12)	35,530,000	27.4

(1)	Beneficial ownership of each listed person in the table is determined assuming the exercise of all share options held by such person within 60 days after November 4, 2015. Percentage ownership of each listed person is based on 129,466,334 shares outstanding as of November 4, 2015 and the number of shares underlying options and restricted shares held by such person.
(2)	Includes 4,513,192 ordinary shares (including ordinary shares represented by ADSs) beneficially owned by Vimicro Beijing Corporation, an entity wholly-owned by Golden Hill Assets Limited, a British Virgin Islands company, which is wholly-owned by Universal Finance Investment Limited, of which Mr. Deng is the sole shareholder, 1,943,176 ordinary shares held by Mr. Deng and 4,513,192 ordinary shares issuable upon exercise of options held by Mr. Deng within 60 days after November 4, 2015. The address for Mr. Deng is 16/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China.
(3)	Includes 1,791,851 ordinary shares (including ordinary shares represented by ADSs) held by Vimicro Shenzhen Corporation, an entity wholly-owned by Absolute Sino Group Limited, of which Mr. Jin is the sole shareholder, 701,768 ordinary shares held by Mr. Jin and 1,791,852 ordinary shares issuable upon exercise of options held by Mr. Jin within 60 days after November 4, 2015. The address for Mr. Jin is 16/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China.
(4)	Includes 1,315,472 ordinary shares (including ordinary shares represented by ADSs), and 710,664 ordinary shares issuable upon exercise of options held by Mr. Zhang within 60 days after November 4, 2015. The address for Mr. Zhang is 16/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China.
(5)	Includes 265,000 ordinary shares issuable upon exercise of options held by Mr. Li within 60 days after November 4, 2015. The address for Mr. Li is 16/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China. Due to personal reasons, effective November 4, 2015, Peter Li has resigned as the Company’s chief financial officer and will remain as a senior advisor.

(6)	Includes 61,700 ordinary shares (including ordinary shares represented by ADSs), and 20,000 ordinary shares issuable upon exercise of options held by Mr. Dong within 60 days after November 4, 2015. The address for Mr. Dong is 16/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China.
(7)	Includes 240,000 ordinary shares issuable upon exercise of options held by Mr. Ng within 60 days after November 4, 2015. The address for Mr. Ng is 16/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China.
(8)	Includes 470,000 ordinary shares (including ordinary shares represented by ADSs) and 160,000 ordinary shares issuable upon exercise of options held by Mr. Chen within 60 days after November 4, 2015. The address for Mr. Chen is 16/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China.
(9)	Includes 40,000 ordinary shares issuable upon exercise of options held by Mr. Young within 60 days after November 4, 2015. The address for Mr. Young is 16/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China.
(10)	Includes 10,797,159 ordinary shares (including ordinary shares represented by ADSs), ordinary shares represented by ADSs and restricted shares beneficially owned by our officers and directors, and 7,780,711 ordinary shares underlying outstanding options held by our directors and executive officers within 60 days after November 4, 2015.
(11)	Includes 9,053,961 ordinary shares (including ordinary shares represented by ADSs) held by Vimicro Tianjin Corporation, an entity wholly owned and controlled by Mr. Yang and 1,793,000 ordinary shares held by Mr Yang as of November 4, 2015. The address for Mr. Yang is 16/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China.
(12)	Includes 35,530,000 ordinary shares (including ordinary shares represented by ADSs) pursuant to Schedule 13D/A joint-filed by Alpha Spring Limited on September 16, 2015. The address for Alpha Spring Limited is Room 906, Bank of Shanghai Tower, 168 Middle Yincheng Road, Shanghai, China.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. However, if the merger is not completed, an annual general meeting is expected to be held in December 2015.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by our shareholders;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;
•	the cash position of the Company and its subsidiaries at the effective time;
•	debt financing may not be funded at the effective time of the merger because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;
•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;
•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;
•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;
•	diversion of our management’s attention from our ongoing business operations;
•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;
•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger or any other matters, including the SEC’s investigation into whether there have been any past violations of the federal securities laws related to the Company; and
•	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014. Please see “Where You Can Find More Information” beginning on page 90 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://irweb.vimicro.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s Annual Report on Form 20-F for the year ended December 31, 2014 filed with the SEC on April 30, 2015 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC on August 13, 2015 and September 15, 2015 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to Vimicro International Corporation, IR Department, at the address and phone numbers provided in this proxy statement. The opinion and presentation materials prepared by Duff & Phelps for the special committee referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of the Shares or his, her or its representative who has been so designated in writing.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED NOVEMBER 5, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

Agreement and Plan of Merger

and

Amendment No. 1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Vimicro International Corporation

Vimicro China (Parent) Limited

and

Vimicro China Acquisition Limited

Dated as of September 15, 2015

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 15, 2015 by and among Vimicro China (Parent) Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Vimicro China Acquisition Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and Vimicro International Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “ Company”).

WITNESSETH:

WHEREAS, it is proposed that Merger Sub will merge with and into the Company in accordance with the Cayman Islands Companies Law (as amended) (the “Cayman Companies Law”) and the terms and conditions of this Agreement (the “Merger”);

WHEREAS, the Company Board has established a special committee of the Company Board consisting of independent directors (the “Special Committee”) to, among other things, review, evaluate, negotiate, recommend or not recommend any offer by Parent and Merger Sub to acquire securities of the Company;

WHEREAS, the Special Committee has unanimously recommended that the Company Board approve this Agreement and the Plan of Merger related to this Agreement in the form attached hereto as Exhibit A (the “Plan of Merger”) and the Merger and the other transactions contemplated hereby;

WHEREAS, the Company Board (acting upon the unanimous recommendation of the Special Committee) has (i) unanimously approved this Agreement and the Plan of Merger and approved the execution and delivery by the Company of this Agreement, the Plan of Merger, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated hereby in accordance with the Cayman Companies Law upon the terms and subject to the conditions contained herein and (ii) resolved to recommend that the holders of Company Shares authorize this Agreement and the Plan of Merger in accordance with the Cayman Companies Law;

WHEREAS, the board of directors of Parent and the board of directors of Merger Sub have (i) approved this Agreement and the Plan of Merger and approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement and the Plan of Merger, the performance by Parent and Merger Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the transactions contemplated hereby in accordance with the Cayman Companies Law upon the terms and subject to the conditions contained herein and (ii) resolved to authorize and approve this Agreement, the Plan of Merger, and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the Cayman Companies Law;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Rollover Shareholders has executed and delivered to Parent a rollover agreement, dated as of the date hereof and attached hereto as Exhibit B, among the Rollover Shareholders, Parent and Merger Sub (together with the schedules and exhibits attached thereto, the “Rollover Agreement”), pursuant to which the Rollover Shareholders will contribute to Parent and/or Merger Sub, subject to the terms and conditions therein, the Rollover Shares;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s, Merger Sub’s and the Company’s willingness to enter into this Agreement, each of the Rollover Shareholders has executed and delivered to each of Parent and the Company a voting agreement, dated as of the date hereof, in the form attached hereto as Exhibit C, among such Rollover Shareholder, Parent and Merger Sub (each a “Voting Agreement”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Alpha Spring Limited and Nantong Zongyi Investment Co., Ltd. (collectively, the “Sponsor Guarantor”) have entered into a limited guarantee, dated as of the date hereof and in the form attached hereto as Exhibit D-1 (the “Sponsor Guarantee”), and Mr. Zhonghan (John) Deng, Vimicro Beijing Corporation, Mr. Zhaowei (Kevin) Jin, Vimicro Shenzhen Corporation, Mr. Xiaodong

(Dave) Yang and Vimicro Tianjin Corporation (collectively, the “Founder Guarantor” and together with the Sponsor Guarantor, the “Guarantor”) have entered into a limited guarantee, dated as of the date hereof and in the form attached hereto as Exhibit D-2 (the “Founder Guarantee” and together with the Sponsor Guarantee, the “Guarantee”), in favor of the Company with respect to the obligations and liabilities of Parent and Merger Sub arising under, or in connection with, this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

Section 1.1 Certain Definitions.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than twenty percent (20%) of the Company Shares (including Company Shares represented by ADSs) outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the Company Shares (including Company Shares represented by ADSs) outstanding as of the consummation of such tender or exchange offer; or (ii) a sale, transfer, acquisition or disposition of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof), or to which twenty percent (20%) or more of the net revenue or net income of the Company on a consolidated basis are attributable.

“ADSs” shall mean the Company’s American depositary shares, each of which represents four (4) Company Shares.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” shall mean any day, other than a: (i) day which is a Saturday or Sunday; (ii) day which is a legal holiday under the Laws of the State of New York, the Cayman Islands, Hong Kong or the PRC; or (iii) day on which banking institutions located in the State of New York, the Cayman Islands, Hong Kong or the PRC are authorized or required by Law or Order to close.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2015.

“Company Balance Sheet Date” shall mean June 30, 2015.

“Company Board” shall mean the board of directors of the Company.

“Company Material Adverse Effect” shall mean any change, effect, event or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, relating to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” or be taken into account when determining whether a “Company Material Adverse Effect” has occurred:

(i) general economic conditions (or changes in such conditions) in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business;

(vi) changes in Law (or the interpretation thereof) or in GAAP or other accounting standards (or in each case the interpretation thereof) used by the Company or any of its Subsidiaries;

(vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of, or any facts or circumstances relating to, Parent or the Guarantor, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, and (D) any other negative development (or potential negative development) in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement;

(viii) any actions taken or failure to take action, in each case, by Parent or any of its Affiliates, or to which Parent has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement;

(ix) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred);

(x) any legal proceedings made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company or any other legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and

(xi) any matters set forth in the Company Disclosure Letter or otherwise known by Parent, Merger Sub, any Rollover Shareholder or any of their respective Affiliates prior to the date of this Agreement;

except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in clauses (i) through (v) above materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries operate or conduct business (in which case, such effects may be taken into account when determining whether a “Company Material Adverse Effect” has occurred, but only to the extent of such disproportionate effects (if any)).

“Company Options” shall mean any options to purchase Company Shares outstanding under a Company Share Plan.

“Company Share” shall mean an ordinary share, par value $0.0001 per share, in the share capital of the Company.

“Company Share Plan” shall mean the Company’s 2004 Share Option Plan and 2005 Share Incentive Plan (including any amendment and modification thereto).

“Company Shareholders” shall mean holders of Company Shares (including Company Shares represented by ADSs) in their capacities as such.

“Company Termination Fee” shall mean an amount equal to $5 million.

“Contract” shall mean any written contract, subcontract, agreement, commitment, note, bond, mortgage, indenture or lease.

“Deposit Agreement” shall mean the deposit agreement between the Company and the Depositary, as amended, initially filed with the SEC on October 24, 2005.

“Depositary” shall mean JPMorgan Chase Bank, N.A.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Excluded Shares” shall mean (i) Company Shares (including Company Shares represented by ADSs) owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time, (ii) Company Shares (including Company Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise of any Company Options, (iii) Rollover Shares and/or (iv) Dissenting Shares.

“Fund Provider” shall mean Alpha Spring Limited.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body (including a securities exchange), department, commission, board, agency or instrumentality, and any court, tribunal or judicial body of competent jurisdiction.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” shall mean, (i) with respect to the Company, with respect to any matter in question, shall mean the actual knowledge of the individuals listed in Section 1.1 of the Company Disclosure Letter, as of the date of this Agreement, and (ii) with respect to any of Parent, Merger Sub or the Rollover Shareholders, the actual knowledge of any of the shareholders, officers or directors of Parent, Merger Sub or the Rollover Shareholders.

“Law” shall mean any and all applicable law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any lawsuit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, or community property interest.

“Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.

“NASDAQ” shall mean the NASDAQ Stock Market.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Parent Share” shall mean an ordinary share, par value $0.0001 per share, in the share capital of Parent.

“Parent Termination Fee” shall mean an amount equal to $10 million.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP as adjusted in the ordinary course of business through the Effective Time; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) leases and subleases (other than capital leases and leases underlying sale and leaseback transactions) and non-exclusive licenses; (iv) Liens imposed by applicable Law (other than Tax Law) which are not currently violated by the current use or occupancy of any real property or the operation of the business thereon; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 20-F for the fiscal year ended 31 December 2014; (ix) Liens which do not materially and adversely affect the use or operation of the property subject thereto; (x) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business consistent with past practice and that have not had a Company Material Adverse Effect; (xi) Liens arising in connection with the VIE Agreements; and (xii) Liens described in Section 1.1 of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“PRC” shall mean the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Representatives” shall mean, with respect to any Person, such Person’s Affiliates and such Person and its Affiliates’ respective directors, officers or other employees, or investment bankers, attorneys or other authorized advisors, agents or representatives.

“Requisite Shareholder Approval” shall mean the Cayman Law Shareholder Approval.

“Rights Agreement” shall mean that certain Rights Agreement, dated as of December 12, 2008, between the Company and RBC Corporate Services Hong Kong Limited (formerly known as RBC Dexia Corporate Services Hong Kong Limited), a Hong Kong incorporated company (including any amendment and modification thereto).

“RMB” shall mean renminbi, the legal currency of the PRC.

“Rollover Shares” shall mean the Company Shares, ADSs and Company Options beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by any Rollover Shareholders, but excluding 1,839,889 Company Shares and 108,325 ADSs beneficially owned by Mr. Xiaodong (Dave) Yang.

“Rollover Shareholders” shall mean Mr. Zhonghan (John) Deng, Vimicro Beijing Corporation, Mr. Zhaowei (Kevin) Jin, Vimicro Shenzhen Corporation, Mr. Xiaodong (Dave) Yang, Vimicro Tianjin Corporation and Alpha Spring Limited.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof, or (v) any Person such Person controls through VIE Agreements.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction (with all percentages included in the definition of Acquisition Transaction increased to 50%) that the Company Board reasonably determines (upon recommendation of the Special Committee, if in existence), in its good faith judgment, after consultation with its financial advisor and outside legal counsel, and taking into account relevant legal, financial and regulatory aspects of such offer or proposal (including the likelihood and timing of the consummation thereof based upon, among other things, the availability of financing and the expectation of obtaining required approvals), the identity of the Person or group making the offer or proposal and any changes to the terms of this Agreement proposed by Parent in response to such offer or proposal or otherwise, to be (i) more favorable, including from a financial point of view, to the shareholders of the Company (other than the Rollover Shareholders) than the Merger and (ii) reasonably likely to be consummated.

“Tax” shall mean any and all PRC and non-PRC taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“VIE Agreements” shall mean any Contract which (i) provides the Company with effective control over any of its Subsidiaries in respect of which it does not, directly or indirectly, own a majority of the equity interests, (ii) provides the Company or any of its Subsidiaries the right or option to purchase the equity interests in any such Subsidiary, or (iii) transfers economic benefits from any such Subsidiary to any other Subsidiary of the Company.

Section 1.2 Additional Definitions.  The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternative Financing	4.10
Alternative Financing Agreements	4.10
Cayman Companies Law	Recitals
Cayman Law Shareholder Approval	3.4
Capitalization Date	3.7(a)
Certificates	2.8(c)
Change	1.1
Changes	1.1
Closing	2.2
Closing Date	2.2
Commitment Letter	4.10
Company	Preamble
Company Board Recommendation	5.3(a)
Company Board Recommendation Change	5.3(b)
Company Disclosure Letter	Article III
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Shareholders Meeting	7.3(d)
Confidentiality Agreements	7.7
Consent	3.6
D&O Insurance	6.1(c)
Debt Financing	4.10
Dissenting Shareholder	2.7(c)
Dissenting Shares	2.7(c)
Effective Time	2.3
Exchange Fund	2.8(b)
Financing Agreements	4.10
Founder Guarantee	Recitals
Founder Guarantor	Recitals
Guarantee	Recitals
Guarantor	Recitals
HKIAC	Section 10.9
In-the-Money Vested Company Option	2.7(d)(ii)
Indemnified Persons	6.1(a)

Term	Section Reference
Maximum Annual Premium	6.1(c)
Merger	Recitals
Merger Sub	Preamble
Option Consideration	2.7(d)(ii)
Outside Date	9.1(b)
Parent	Preamble
Paying Agent	Section 2.8(a)
Per ADS Merger Consideration	2.7(a)(ii)
Per Share Merger Consideration	2.7(a)(ii)
Permits	3.14
Plan of Merger	Recitals
Preliminary Proxy Statement	7.3(a)
Proxy Statement	7.3(a)
Recommendation Change Notice	5.3(b)
Registrar of Companies	2.3
Rollover Agreement	Recitals
Schedule 13E-3	3.6
Special Committee	Recitals
Sponsor Guarantee	Recitals
Sponsor Guarantor	Recitals
Subsidiary Securities	3.8(c)
Surviving Company	2.1
Tax Returns	3.13(a)
Uncertificated Shares	2.8(c)
Unvested Company Option	2.7(d)(i)
Vested Company Option	2.7(d)(ii)
Voting Agreement	Recitals

Section 1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(g) References to “$” refer to U.S. dollars.

(h) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II
THE MERGER

Section 2.1 The Merger.  Upon the terms and subject to the satisfaction or, if permissible, waiver of the conditions set forth in this Agreement and the applicable provisions of the Cayman Companies Law, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving company of the Merger. The Company, as the surviving company of the Merger, is sometimes referred to herein as the “Surviving Company.”

Section 2.2 The Closing.  Unless this Agreement shall have been terminated in accordance with Article IX, the closing of the Merger (the “Closing”) will occur at the offices of Kirkland & Ellis, 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the last to be satisfied of the conditions set forth in Article VIII (excluding conditions that by their terms are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

Section 2.3 The Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the Cayman Companies Law by executing and filing the Plan of Merger with the Registrar of Companies of the Cayman Islands (the “Registrar of Companies”), together with such other appropriate documents, in such forms as are required by, and executed in accordance with, the applicable provisions of the Cayman Companies Law (the time of registration of the Plan of Merger by the Registrar of Companies, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Plan of Merger, being referred to herein as the “Effective Time”).

Section 2.4 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 2.5 Memorandum and Articles of Association.

(a) Memorandum of Association.  At the Effective Time, subject to the provisions of Section 6.1(a), the memorandum of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum of association of the Surviving Company (save and except that references therein to the name and the authorized capital of the Merger Sub shall be amended to describe correctly the name and authorized capital of the Surviving Company, as provided in the Plan of Merger) until thereafter amended in accordance with the applicable provisions of the Cayman Companies Law and such memorandum of association.

(b) Articles of Association.  At the Effective Time, subject to the provisions of Section 6.1(a), the articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the articles of association of the Surviving Company (save and except that references therein to the name and the authorized capital of the Merger Sub shall be amended to describe correctly the name and authorized capital of the Surviving Company, as provided in the Plan of Merger)until thereafter amended in accordance with the applicable provisions of the Cayman Companies Law, the memorandum of association of the Surviving Company and such articles of association.

Section 2.6 Directors and Officers.

(a) Directors.  At the Effective Time, the initial directors of the Surviving Company shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum of association and articles of association of the Surviving Company.

(b) Officers.  At the Effective Time, the initial officers of the Surviving Company shall be the officers of the Company immediately prior to the Effective Time, each to hold office until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the memorandum of association and articles of association of the Surviving Company.

Section 2.7 Effect on Share Capital of the Company.

(a) Share Capital.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(i) Share Capital of Merger Sub.  Each ordinary share, par value US$1.00 per share, in the share capital of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable ordinary share of the Surviving Company. Each certificate evidencing ownership of such ordinary shares of Merger Sub shall thereafter evidence ownership of ordinary shares of the Surviving Company.

(ii) Company Shares and ADSs.  Each Company Share (including Company Shares represented by ADSs) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be canceled and cease to exist and automatically converted, subject to Section 2.7(b), into the right to receive $3.375 in cash without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit in the manner provided in Section 2.11) and the register of members of the Company shall be amended accordingly. For the avoidance of doubt, because each ADS represents four (4) Company Shares, each ADS (other than ADSs representing Excluded Shares) that is issued and outstanding immediately prior to the Effective Time shall represent the right to surrender the ADS in exchange for $13.50 in cash without interest (the “Per ADS Merger Consideration”) subject to the terms and conditions set forth in this Agreement and in the Deposit Agreement.

(iii) Cancellation.  Each Excluded Share (including Excluded Shares represented by ADSs) that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares), shall be cancelled and cease to exist without any conversion thereof or consideration paid therefor and the register of members of the Company shall be amended accordingly.

(iv) Dissenting Shares.  Each Dissenting Share that is issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, in consideration for the right to receive the fair value of such Dissenting Share as provided in Section 2.7(c), and the register of members of the Company shall be amended accordingly.

(b) Certain Adjustments.  The Per Share Merger Consideration and/or the Per ADS Merger Consideration, as applicable, shall be adjusted appropriately to reflect the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Company Shares), reclassification, combination, exchange of shares, change or readjustment in the ratio of Company Shares represented by each ADS or other like change with respect to Company Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time, and such adjustment to the Per Share Merger Consideration and/or the Per ADS Merger Consideration, as

applicable, shall provide to the holders of Company Shares (including Company Shares represented by ADSs) the same economic effect as contemplated by this Agreement prior to such action.

(c) Statutory Dissenters Rights.  Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by a Company Shareholder (each, a “Dissenting Shareholder”) who has validly exercised and not lost its rights to dissent from the Merger pursuant to Section 238 of the Cayman Companies Law (collectively, the “Dissenting Shares”) shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration (except as provided in this Section 2.7(c)), and shall entitle such Dissenting Shareholder only to payment of the fair value of such Dissenting Shares as determined in accordance with Section 238 of the Cayman Companies Law. If any Dissenting Shareholder shall have effectively withdrawn (in accordance with the Cayman Companies Law) or lost the right to dissent, then upon the occurrence of such event, the Dissenting Shares held by such Dissenting Shareholder shall cease to be Excluded Shares, and shall be cancelled and converted into and represent the right to receive the Per Share Merger Consideration at the Effective Time, pursuant to Section 2.7(a)(ii).

(d) Company Options.

(i) Unvested Company Options.  At the Effective Time, Parent shall assume all outstanding, unexercised and unvested Company Options or, as applicable, the unvested portion of a Company Option (each such Company Option, or portion thereof, an “Unvested Company Option”). Immediately after the Effective Time, each Unvested Company Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Unvested Company Option at the Effective Time, such number of Parent Shares (rounded down to the nearest whole number) that is equal to the number of Company Shares subject to the unexercised portion of such Unvested Company Option. The per share exercise price for the Parent Shares issuable upon exercise of such assumed Unvested Company Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time. The term, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all of the other terms of the Unvested Company Options shall otherwise remain unchanged, and any restriction on the exercise of any Unvested Company Option assumed by Parent will continue in full force and effect following the Effective Time; provided, however, that (1) to the extent provided under the terms of an Unvested Company Option, such Unvested Company Option assumed by Parent in accordance with this Section 2.7(d) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share split, division or subdivision of shares, stock dividend, reverse share split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Share subsequent to the Effective Time; and (2) Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Unvested Company Option assumed by Parent. It is the intention of the parties that each Unvested Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Unvested Company Option qualified as an incentive stock option prior to the Effective Time. Within 20 Business Days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time, was a holder of an Unvested Company Option a document evidencing the foregoing assumption of such Unvested Company Option by Parent. Notwithstanding anything to the contrary in this Section 2.7(d), the conversion of each Unvested Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase Parent Shares will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of an Unvested Company Option will not constitute a “modification” of such Unvested Company Option for purposes of Section 409A or Section 424 of the Code.

(ii) Vested Company Options.  Each outstanding, unexercised and vested Company Options, or, as applicable, the vested portion of a Company Option (each a “Vested Company Option”), with a per share exercise price less than the Per Share Merger Consideration (each an “In-the-Money Vested Company Option”) shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive an amount in cash equal to the excess of (i) the Per Share Merger Consideration over (ii) the exercise price of such In-the-Money Vested Company Option, multiplied by the number of Company Shares underlying such In-the-Money Vested Company Option (the “Option Consideration”). Each Vested Company Option outstanding and unexercised immediately prior to the Effective Time with a per share exercise price greater than or equal to the Per Share Merger Consideration shall automatically be cancelled as of the Effective Time without any consideration payable in respect thereof. On the Closing Date, or as promptly as practicable thereafter (but in no event later than five days thereafter), the Surviving Company or Parent shall pay to each holder of an In-the-Money Vested Company Option the aggregate Option Consideration payable to such holder of In-the-Money Options pursuant to this Section 2.7(d). Such cash consideration shall be rounded down to the nearest cent and the Surviving Company and Parent shall be entitled to deduct and withhold from such cash consideration all amounts required to be deducted and withheld under the Code, the rules and regulations promulgated thereunder, or any other applicable laws. To the extent that amounts are so withheld by the Surviving Company or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the In-the-Money Vested Company Options with respect to whom such amounts were withheld by the Surviving Company or Parent.

Section 2.8 Exchange of Certificates.

(a) Paying Agent.  Prior to the Closing, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Merger (the “Paying Agent”) and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.

(b) Exchange Fund.  Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the holders of Company Shares (including Company Shares represented by ADSs) and In-the-Money Vested Company Options pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which holders of Company Shares (including Company Shares represented by ADSs) and In-the-Money Vested Company Options become entitled under this Article II. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Company, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Company to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments contemplated by this Article II.

(c) Payment Procedures.  Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Company shall cause the Paying Agent to mail or otherwise disseminate to each holder of record (other than holders of Excluded Shares) (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding Company Shares and (ii) uncertificated Company Shares (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.7 (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Merger

Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 2.7(a)(ii), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange for the cancellation of such Uncertificated Shares an amount in cash equal to the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 2.7(a)(ii), and the Uncertificated Shares shall forthwith be canceled. The Paying Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Per Share Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (x) the Paying Agent will transmit to the Depositary at the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration and (y) the Depositary will distribute the Per ADS Merger Consideration to ADS holders pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the ADSs payable pursuant to this Section 2.8.

(d) Transfers of Ownership.  In the event that a transfer of ownership of Company Shares is not registered in the share transfer books or register of members of the Company, or if the Per Share Merger Consideration is to be paid in a name other than that in which the Company Shares (whether represented by Certificates or Uncertificated Shares) are registered in the share transfer books or register of members of the Company, the Per Share Merger Consideration may be paid to a Person other than the Person in whose name Company Share (whether represented by a Certificate or an Uncertificated Share) so cancelled is registered in the share transfer books or register of members of the Company only if such Certificate or Uncertificated Share is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(e) Required Withholding.  Each of the Paying Agent, Parent, Merger Sub and the Surviving Company (and any other Person that has a withholding obligation pursuant to this Agreement) shall only be entitled to deduct and withhold or cause to be deducted and withheld from any cash amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Tax Laws and that are either (i) compensatory-related withholding with respect to certain payments made to participants in the Company Share Plan or (ii) U.S. federal backup withholding tax to a payee that does not provide the required documentation with respect to its U.S. tax status. In the event that the Paying Agent, Parent, Merger Sub or the Surviving Company (or other Person) determines that any such permitted deduction or withholding is required to be made from any amounts payable pursuant to this Agreement, the Paying Agent, Parent, Merger Sub or the Surviving Company (or other Person), as applicable, shall promptly inform the Special Committee and the other parties hereto of such determination and provide them with a reasonably detailed explanation of such determination and the parties hereto shall consult with each other in good faith regarding such determination. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Depositary, Parent, the Surviving Company or any other party hereto shall be liable to a holder of Company Shares (including Company Shares represented by ADSs) or Company Options for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates, Uncertificated Shares or ADSs on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Shares or ADSs (in each case, other than Excluded Shares) or ADSs that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered their Certificates, Uncertificated Shares or ADSs representing such Company Shares for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, payable in respect of the Company Shares represented by such Certificates, Uncertificated Shares or ADSs solely to Parent, as general creditors thereof, for any claim to the applicable Per Share Merger Consideration or Per ADS Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

Section 2.9 No Further Ownership Rights.  From and after the Effective Time, all Company Shares (including Company Shares represented by ADSs) shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate, Uncertificated Shares or ADSs theretofore representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Per Share Merger Consideration and the Per ADS Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares (including Company Shares represented by ADSs). From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Company of Company Shares (including Company Shares represented by ADSs) that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates, Uncertificated Shares or ADSs are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article II.

Section 2.10 Untraceable and Dissenting Shareholders.  Remittances for the Per Share Merger Consideration shall not be sent to Company Shareholders who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A Company Shareholder will be deemed to be untraceable if (a) he has no registered address in the register of members (or branch register) maintained by the Company; (b) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such Company Shareholder either (i) has been sent to such Company Shareholder and has been returned undelivered or has not been cashed; or (ii) has not been sent to such shareholder because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case, no valid claim in respect thereof has been communicated in writing to the Company; or (c) notice of the Company Shareholders Meeting convened to vote on the Merger has been sent to such Company Shareholder and has been returned undelivered. Monies due to Dissenting Shareholders and Company Shareholders who are untraceable shall be returned to the Surviving Company. Monies unclaimed after a period of two years from the date of the notice of the Company Shareholders Meeting shall be forfeited and shall revert to the Surviving Company. Dissenting Shareholders and Company Shareholders who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods should contact the Surviving Company.

Section 2.11 Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Merger Consideration payable in respect thereof pursuant to Section 2.7.

Section 2.12 Termination of Deposit Agreement.  As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to the Depositary to terminate the Deposit Agreement in accordance with its terms.

Section 2.13 Fair Value.  Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represent the fair value of the Company Shares for the purposes of Section 238(8) of the Cayman Companies Law.

Section 2.14 Necessary Further Actions.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take any such lawful and necessary action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as set forth in the Company SEC Reports filed by the Company with the SEC (other than in any “risk factor” disclosure or any other forward looking statements or other disclosures included in such documents that are generally cautionary or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Qualification.  The Company and each of its Subsidiaries is an entity duly organized and validly existing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized or existing or to have such power and authority would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had a Company Material Adverse Effect.

Section 3.2 Corporate Power; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Plan of Merger, to perform its covenants and obligations under this Agreement and the Plan of Merger and, subject to obtaining the Requisite Shareholder Approval, to consummate the transactions contemplated by this Agreement and the Plan of Merger. The execution and delivery by the Company of this Agreement and the Plan of Merger, the performance by the Company of its covenants and obligations under this Agreement and the Plan of Merger and the consummation by the Company of the transactions contemplated by this Agreement and the Plan of Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger, the performance by the Company of its covenants and obligations under this Agreement and the Plan of Merger or the consummation of the transactions contemplated by this Agreement and the Plan of Merger other than obtaining the Requisite Shareholder Approval and filing the Plan of Merger with the Registrar of Companies. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

Section 3.3 Board Actions.  At a meeting duly called and held prior to the execution of this Agreement, the Company Board (acting upon the recommendation of the Special Committee) (a) approved this Agreement and the Plan of Merger and approved the execution and delivery by the Company of this Agreement and the Plan of Merger, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated hereby in accordance with the Cayman Companies Law upon the terms and subject to the conditions contained herein and (b) resolved to recommend that the holders of Company Shares authorize and approve this Agreement, the Plan of Merger and the Merger.

Section 3.4 Cayman Law Shareholder Approval.  The affirmative vote of Company Shareholders representing two-thirds or more of the Company Shares (including Company Shares represented by ADSs) present and voting in person or by proxy as a single class at the Company Shareholders Meeting (the “Cayman Law Shareholder Approval”), is the only vote or approval of the holders of any class or series of share capital of the Company that is necessary to authorize and approve this Agreement, the Plan of Merger and consummate the Merger.

Section 3.5 Non-Contravention.  The execution and delivery by the Company of this Agreement and the Plan of Merger, the performance by the Company of its covenants and obligations under this Agreement and the Plan of Merger and the consummation by the Company of the transactions contemplated by this Agreement and the Plan of Merger do not (a) violate or conflict with any provision of the memorandum of association or articles of association of the Company, (b) subject to obtaining such Consents set forth in Section 3.5 of the Company Disclosure Letter, violate, conflict with or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (c) assuming the Consents referred to in Section 3.5 of the Company Disclosure Letter are obtained or made and subject to obtaining the Cayman Law Shareholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not have a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder.

Section 3.6 Required Governmental Approvals.  No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except (a) the filing and registration of the Plan of Merger with the Registrar of Companies, and the publication of notice of the Merger in the Cayman Islands Government Gazette, (b) such filings and approvals as may be required by any United States federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, including the joining of the Company in the filing of the Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”) and the furnishing of Form 6-K with the Proxy Statement (c) such filings as may be required for compliance with the rules and regulations of the NASDAQ Global Market, and (d) such other Consents, the failure of which to obtain would not have a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the ability of the Company to perform its covenants and obligations hereunder.

Section 3.7 Company Capitalization.

(a) The authorized share capital of the Company consists of 500,000,000 Company Shares. As of the close of business in New York City on September 14, 2015 (the “Capitalization Date”): (i) 124,263,310 Company Shares were issued and outstanding; and (ii) 32,482,281 Company Shares were accounted for by the Company as treasury shares (as such term is understood under the GAAP). All outstanding Company Shares are, when issued in accordance with the terms thereof, validly issued, fully paid, nonassessable and free of any preemptive rights. Since the Capitalization Date, the Company has not issued any Company Shares other than pursuant to the exercise of Company Options.

(b) As of the close of business on the Capitalization Date, there were (i) 23,636,547 outstanding Company Options to purchase 23,636,547 Company Shares under the Company Share Plan, and (ii) 4,970,799 Company Shares reserved for future issuance (excluding the 23,636,547 Company Shares to be issued pursuant to (i)). Section 3.7(b) of the Company Disclosure Letter sets forth a true and complete summary of Company Options as of the date of this Agreement, including (to the extent applicable) the maximum number of Company Shares subject to such Company Options, the number of vested Company Shares under such Company Options, the exercise price (if any) for such Company Options and the particular Company Share Plan under which such Company Options were issued.

(c) Except as set forth in this Section 3.7 and for the rights issued by the Company under the Rights Agreement, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Shares (including Company Shares represented by ADSs) pursuant to (A) the terms of the Company Share Plan or (B) in the ordinary course of business consistence with past practice.

Section 3.8 Subsidiaries.

(a) Section 3.8 of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of shareholders of each Subsidiary of the Company.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Company or such Subsidiary’s business as presently conducted.

(c) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company,

(iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities, except in connection with the VIE Agreements.

Section 3.9 Company SEC Reports.  Since December 31, 2013, the Company has filed all material forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

Section 3.10 Company Financial Statements.  The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by the Exchange Act), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments.

Section 3.11 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date through the date hereof, except for actions taken or not taken in connection with the transactions contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred, and there does not exist, any Company Material Adverse Effect that is continuing.

(b) Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 5.1(b) if such section had been in effect since the Company Balance Sheet Date.

Section 3.12 Material Contracts.

(a) Section 3.12(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party as of the date of this Agreement. As of the date hereof, true and complete copies of all Material Contracts have been (i) publicly filed with the SEC or (ii) made available to Parent.

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity. Neither the Company nor any of its Subsidiaries that is a party to a Material Contract, nor, to the Knowledge of the Company, any

other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that have not had a Company Material Adverse Effect.

Section 3.13 Tax Matters.

Except as has not had a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file) all returns, estimates, claims for refund, information statements and reports or other similar documents with respect to Taxes (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed with any Governmental Authority by any of them and all such filed Tax Returns are true, correct and complete and were prepared in compliance with all applicable Laws, (ii) have paid, or have adequately reserved (in accordance with GAAP) on the most recent financial statements contained in the Company SEC Reports for the payment of, all Taxes required to be paid through the Company Balance Sheet Date, and (iii) have not incurred any liability for Taxes since the Company Balance Sheet Date other than in the ordinary course of business consistent with past practice. No deficiencies for any Taxes have been asserted in writing or assessed in writing, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves on the consolidated financial statements of the Company and its Subsidiaries (in accordance with GAAP) as adjusted in the ordinary course of business through the Effective Time, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are no Liens (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries for Taxes.

(b) The representations and warranties contained in this Section 3.13 are the only representations and warranties of the Company and its Subsidiaries with respect to Taxes, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters.

Section 3.14 Permits.  The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that have not had a Company Material Adverse Effect.

Section 3.15 Compliance with Laws.  The Company and each of its Subsidiaries is in compliance with all Law and Orders applicable to the Company and its Subsidiaries, except for such noncompliance that has not had a Company Material Adverse Effect. No representation or warranty is made in this Section 3.15 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 3.6 and Section 3.9 or (b) applicable laws with respect to Taxes, which are covered solely in Section 3.13.

Section 3.16 Litigation.  There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries that has had a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that has had a Company Material Adverse Effect.

Section 3.17 Related Party Transactions.  None of the directors or executive officers of the Company or individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company and its Subsidiaries taken as a whole, since the Company Balance Sheet Date, has had any transaction with the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries taken as a whole (other than employment relationship or serving as a director). The Company and its Subsidiaries have not, since the Company Balance Sheet Date, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer of the Company.

Section 3.18 Opinion of Financial Advisor.  The Special Committee received the opinion of Duff & Phelps, LLC and Duff & Phelps Securities, LLC, financial advisors to the Special Committee, to the effect that, as of the date of such opinion and subject to and based upon the various qualifications and assumptions set forth therein, the Per Share Merger Consideration to be received by the holders of Company Shares pursuant to this Agreement and the Per ADS Merger Consideration to be received by the holders of the ADSs pursuant to this Agreement (in each case, other than as set forth in such opinion) are fair from a financial point of view to such holders.

Section 3.19 Rights Agreement.  The Company Board has taken all necessary action so that (i) none of the execution or delivery of this Agreement the Guarantee, the Commitment Letter, the Rollover Agreement or the Voting Agreement, or the consummation of the transactions contemplated hereby or thereby will result in (A) Parent or Merger Sub being deemed to be an Acquiring Person (as defined in the Rights Agreement), (B) the occurrence of a Distribution Date (as defined in the Rights Agreement), or (C) the distribution of Right Certificates (as defined in the Rights Agreement) separate from the certificates representing the Company Shares, (ii) the Rights will be rendered inapplicable to this Agreement, the Guarantee, the Commitment Letter, the Rollover Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, and (iii) the Rights Agreement will expire pursuant to the terms of the Rights Agreement immediately prior to the Effective Time.

Section 3.20 No Other Company Representations or Warranties.  Except for the representations and warranties set forth in this Article III, neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub, their Affiliates or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1 Organization; Good Standing.  Parent is an exempted company with limited liability duly organized, validly existing and in good standing under the Laws of Cayman Islands and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub is an exempted company with limited liability duly organized and validly existing under the Laws of the Cayman Islands and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder. Parent has delivered or made available to the Company complete and correct copies of the memorandum and articles of association and/or other constituent documents, as amended to date, of Parent and Merger Sub.

Section 4.2 Corporate Power; Enforceability.  Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Plan of Merger, to perform their respective covenants and obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated by this Agreement and the Plan of Merger. The execution and delivery by Parent and Merger Sub of this Agreement and the Plan of Merger, the performance by Parent and Merger Sub of their respective covenants and obligations under this Agreement and the Plan of Merger and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and the Plan of Merger have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the Plan of Merger, the performance by Parent and

Merger Sub of their respective covenants and obligations under this Agreement and the Plan of Merger or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and the Plan of Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

Section 4.3 Non-Contravention.  The execution and delivery by Parent and Merger Sub of this Agreement and the Plan of Merger, the performance by Parent and Merger Sub of their respective covenants and obligations under this Agreement and the Plan of Merger and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and the Plan of Merger do not and will not (a) violate or conflict with any provision of the memorandum and articles of association of Parent or Merger Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 3.5 of the Company Disclosure Letter are obtained or made, violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

Section 4.4 Required Governmental Approvals.  No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except (a) the filing and registration of the Plan of Merger with the Registrar of Companies and the publication of notice of the Merger in the Cayman Islands Government Gazette, and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Parent and Merger Sub are qualified to do business, (b) such filings and approvals as may be required by any United States federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, and the filing of the Proxy Statement and the Schedule 13E-3, and (c) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

Section 4.5 Litigation.  As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Parent or any of its Affiliates, threatened in writing against or affecting Parent or Merger Sub or any of their Affiliates or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder. Neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

Section 4.6 Ownership of Company Share Capital.  As of the date hereof, other than the Rollover Shares neither Parent nor any of its Subsidiaries owns (beneficially (as such term is used in Rule 13d-3 promulgated under the Exchange Act), of record or otherwise) any Company Shares (including Company Shares represented by ADSs) or Company Securities or Subsidiary Securities (or any other economic interest through derivative securities or otherwise in the Company or any Subsidiary of the Company) except pursuant to this Agreement.

Section 4.7 Brokers.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.8 Operations of Parent and Merger Sub.  Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities or have incurred any liabilities or obligations other than as contemplated by this Agreement.

Section 4.9 Capitalization of Merger Sub.  The authorized share capital of Merger Sub consists of 50,000 shares, par value $1.00 per share, one of which is validly issued and outstanding. Parent owns 100% of the issued and outstanding share capital of Merger Sub.

Section 4.10 Financing.

(a) Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) the Rollover Agreement, and (ii) a commitment letter, dated as of the date hereof (the “Commitment Letter” and, together with the Rollover Agreement, the “Financing Agreements”), from the Fund Provider, pursuant to which the Fund Provider has committed, subject to the terms and conditions therein, to make a loan to Parent up to the amount, in cash, set forth therein (the “Debt Financing”), subject to the terms and conditions therein, the proceeds of which shall be used to finance the consummation of the Merger and the other transactions contemplated by this Agreement.

(b) As of the date hereof, each of the Financing Agreements, in the form so delivered (i) is in full force and effect, (ii) is a legal, valid and binding obligation of, as applicable, Parent and Merger Sub and, to the knowledge of Parent, or of the knowledge of the other parties thereto, specifically enforceable in accordance with the terms and conditions thereof (except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity), (iii) none of the Financing Agreements have been amended or modified and no such amendment or modification is contemplated, (iv) the respective commitments contained in the Financing Agreements have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated, and (v) no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub and, to Parent’s knowledge, any other parties thereto, under any of the Financing Agreements; provided that Parent is not making any representation or warranty in this Section 4.10 regarding the effect of any inaccuracy of the representations and warranties made by it in any other sections of this ARTICLE IV. Assuming the Debt Financing occurs in accordance with the Financing Agreements, the proceeds contemplated by the Financing Agreements will be sufficient for Parent and Merger Sub to (1) consummate the transactions contemplated by this Agreement, including the Merger, on the terms contemplated by this Agreement, and (2) pay any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. Subject to the satisfaction of the conditions set forth in Section 8.1 and Section 8.2, Parent and Merger Sub do not have any reason to believe that any of the conditions to funding the Debt Financing (as set forth in the Financing Agreements) will not be satisfied or that the Debt Financing will not be available to Parent and Merger Sub at the time required to consummate the transactions contemplated by this Agreement, including the Merger. The Financing Agreements contain all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Parent or Merger Sub on the terms and conditions therein. The Commitment Letter provides that the Company is a third party beneficiary thereto with respect to the provisions therein. Parent and Merger Sub have fully paid any and all commitment fees or other fees (if any) that have been incurred and are due and payable in connection with the Financing Agreements prior to or in connection with the execution of this Agreement, and Parent and

Merger Sub will pay when due all other commitment fees and other fees (if any) arising under the Financing Agreement as and when they become due and payable thereunder. There are no side letters or other oral or written Contracts to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Debt Financing other than (i) those as expressly set forth in the Financing Agreements, and (ii) any customary engagement letter(s) and non-disclosure agreement(s) (complete copies of which have been provided to the Company) that do not impact the conditionality or amount of the Debt Financing.

(c) Concurrently with the execution of this Agreement, Parent has caused each of the Sponsor Guarantor and the Founder Guarantor to deliver to the Company a duly executed Sponsor Guarantee and a duly executed Founder Guarantee. Each of the Sponsor Guarantee and the Founder Guarantee is in full force and effect and constitutes a legal, valid, binding and specifically enforceable obligation of each of the Sponsor Guarantor and the Founder Guarantor (except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity), and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under either the Sponsor Guarantee or the Founder Guarantee.

(d) Neither Parent nor Merger Sub, nor any of their respective Affiliates, is a party to or otherwise bound by any Contracts, or has any formal or informal arrangements or other understandings (whether or not binding, written or oral), with any Person (including any shareholder, director, officer or other employee of the Company or any of its Subsidiaries) concerning any investments to be made in or contributions to be made to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including the Merger, other than as set forth in the Financing Agreement. As of the date hereof, neither Parent nor Merger Sub, nor any of their respective Affiliates, is a party to or otherwise bound by any Contracts, or has any formal or informal arrangements or other understandings (whether or not binding, written or oral), with any Person (including any shareholder, director, officer or other employee of the Company or any of its Subsidiaries) concerning the ownership and operation of Parent, Merger Sub, the Surviving Company or any of its Subsidiaries at any time from and after the Effective Time.

Section 4.11 Shareholder and Management Arrangements.  Other than the Guarantee, the Commitment Letter, the Rollover Agreement, the Voting Agreement, there are no Contracts or any formal or informal arrangements or other understandings (whether or not binding) between Parent or Merger Sub, or any of their respective Affiliates, on the one hand, and any shareholder, director, officer or other Affiliate of the Company or any of its Subsidiaries, on the other hand, relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Company or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time. Parent and Merger Sub have delivered to the Company complete and correct copies of any such Contract.

Section 4.12 Solvency.  Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud any present or future creditors. As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and the payment of the aggregate Per Share Merger Consideration, Per ADS Merger Consideration and Option Consideration pursuant hereto, and payment of all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith, (a) the amount of the “fair saleable value” of the assets of each of the Surviving Company and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Company and such Subsidiaries, including contingent and other liabilities, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Company and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (b) neither the Surviving Company nor any of its Subsidiaries will have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged, and (c) each of the Surviving Company and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.13 No Other Company Representations or Warranties.  Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge and agree that (a) neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub, their Affiliates or any of their respective shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and (b) neither the Company nor any of its Subsidiaries, nor or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Merger Sub or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by Parent, Merger Sub or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.

Section 4.14 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent, Merger Sub, their Affiliates and their respective shareholders, directors, officers, employees, agents, representatives or advisors, Parent, Merger Sub, their Affiliates and their respective shareholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, shareholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge and agree (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, (b) that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and (c) that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

Section 4.15 Independent Investigation.  Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger

Sub acknowledges that it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations and warranties of the Company set forth in ARTICLE III).

ARTICLE V
COVENANTS OF THE COMPANY

Section 5.1 Interim Conduct of Business.

(a) Except as (i) contemplated, required or permitted by this Agreement, (ii) required by applicable Law, (iii) set forth in Section 5.1(a) of the Company Disclosure Letter, or (iv) approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and each of its Subsidiaries shall (A) carry on its business in the ordinary course in substantially the same manner as heretofore conducted in all material respects, and (B) use its reasonable best efforts, consistent with past practices, to preserve substantially intact its business organization and preserve the current relationships of the Company and each of its Subsidiaries with material customers, suppliers and other Persons with whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary.

(b) Except as (i) contemplated, required or permitted by this Agreement, (ii) required by applicable Law, (iii) set forth in Section 5.1(b) of the Company Disclosure Letter, or (iv) approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

(i) amend its memorandum of association, articles of association or comparable organizational documents;

(ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (A) the issuance and sale of Company Shares (including Company Shares represented by ADSs) pursuant to Company Options, (B) grants to employees or directors of Company Options issued in the ordinary course of business consistent with past practice, and with a per share exercise price that is no less than the then-current market price of a Company Share;

(iii) directly or indirectly acquire, repurchase or redeem any Company Securities, except in connection with Tax withholdings and settlements upon the exercise or vesting of Company Options;

(iv) (A) split, combine, subdivide or reclassify any shares, (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares, or make any other actual, constructive or deemed distribution in respect of shares, except for cash dividends made by any direct or indirect Subsidiary of the Company to the Company or one of its Subsidiaries or (C) enter into any voting agreement with respect to its share capital that is inconsistent with the transaction contemplated hereby;

(v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its

Subsidiaries, except for (A) the transactions contemplated by this Agreement or (B) the dissolution or reorganization of a wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(vi) (A) incur or assume any long-term or short-term debt for borrowed monies or issue any debt securities, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof or issuances or repayment of commercial paper in the ordinary course of business consistent with past practice, and (2) loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in excess of $1,000,000 (or an equivalent amount in RMB) individually or $10,000,000 (or an equivalent amount in RMB) in the aggregate, except with respect to obligations of direct or indirect Subsidiaries of the Company, (C) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect Subsidiaries), except for payments or advances made in the ordinary course of business of the Company or any of its direct or indirect Subsidiaries consistent with their respective past practice, or (D) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(vii) except as may be required by applicable Law or the terms of any employee benefit plan as in effect on the date hereof, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, share equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any officer or employee in any manner, except in any such case (1) in connection with the hiring of new officers or employees in the ordinary course of business consistent with past practice, and (2) in connection with the promotion of officers or employees in the ordinary course of business consistent with past practice, or (B) increase the compensation payable or to become payable to any officer or employee, pay or agree to pay any special bonus or special remuneration to any officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in the ordinary course of business consistent with past practice;

(viii) except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting principles or practices used by it;

(ix) sell, transfer, lease, license, assign or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, tangible assets or tangible properties of the Company or any of its Subsidiaries having a current value in excess of $1,000,000 (or an equivalent amount in RMB) in the aggregate (other than the sale of inventory in the ordinary course of business);

(x) sell, transfer, license, assign or otherwise dispose of (including, by merger, consolidation or sale of stock or assets), abandon, permit to lapse or fail to maintain or enforce any material intellectual property owned by the Company or any of its Subsidiaries (except the granting of nonexclusive licenses in the ordinary course of business), or disclose to any Person any confidential information (except pursuant to confidentiality agreements);

(xi) (A) make or change any material Tax election, (B) settle or compromise any material income Tax liability, or (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, in each case to the extent such election, settlement, compromise, extension, waiver or other action would have the effect of materially increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(xii) other than in the ordinary course of business consistent with past practice, (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein with a value in excess of $5,000,000 (or an equivalent amount in RMB) individually or $10,000,000 (or an equivalent amount in RMB) in the aggregate or (B) dispose of any properties or assets of the Company or its Subsidiaries, which are material to the Company and its Subsidiaries, taken as a whole;

(xiii) enter into any new line of business outside of its existing business segments;

(xiv) adopt, propose, effect or implement any “shareholder rights plan,” “poison pill” or similar arrangement; or

(xv) enter into a Contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 5.1(b).

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

Section 5.2 No Solicitation.

(a) Subject to Section 5.2(b), from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective Representatives to (i) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, or (v) enter into any Contract contemplating or otherwise relating to an Acquisition Transaction. Promptly following the date of this Agreement, the Company shall instruct its Representatives that are engaged in ongoing discussions and negotiations with any Persons (other than Parent, Merger Sub or any of their Representatives) with respect to an Acquisition Proposal to cease any such discussions.

(b) Notwithstanding anything to the contrary set forth in Section 5.2(a), the Company Board (acting through the Special Committee, if in existence), may, directly or indirectly through the Company’s Representatives, (i) contact any Person that has made a bona fide, written Acquisition Proposal to clarify and understand the terms and conditions thereof in order to assess whether such Acquisition Proposal is reasonably expected to lead to a Superior Proposal, (ii) participate or engage in discussions or negotiations with any Person that has made a bona fide, written Acquisition Proposal and that the Company Board (acting through the Special Committee, if in existence) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or is reasonably expected to lead to a Superior Proposal, and/or (iii) furnish to any Person that has made a bona fide, written Acquisition Proposal that the Company Board (acting through the Special Committee, if in existence) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or is reasonably expected to lead to a Superior Proposal any non-public information relating to the Company or any of its Subsidiaries, and/or afford to any such Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in each case under this clause (iii) pursuant to a confidentiality agreement; provided that in the case of any action taken pursuant to the preceding clauses (ii) or (iii), the

Company Board (acting through the Special Committee, if in existence) determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, provided further that the Company shall (I) provide written notice to Parent of its intent to furnish information or enter into discussions with such Person at least one Business Day prior to taking any such action, (II) promptly following its execution, deliver to Parent a copy of the confidentiality agreement executed by the Company and such Person, and (III) promptly make available to Parent any material information concerning the Company and its Subsidiaries that is provided to any such Person and that was not previously made available to Parent or its Representatives.

Section 5.3 Company Board Recommendation.

(a) Subject to the terms of Section 5.3(b) and Section 5.3(c), the Company Board shall recommend that the holders of Company Shares authorize this Agreement and the Plan of Merger (the “Company Board Recommendation”).

(b) Neither the Company Board nor any committee thereof (including the Special Committee) shall withhold, withdraw, amend or modify in a manner adverse to Parent in any material respect, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent in any material respect, the Company Board Recommendation (a “Company Board Recommendation Change”); provided that a “stop, look and listen” communication by the Company Board or the Special Committee, if in existence, to the Company Shareholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Effective Time, the Company Board (acting through the Special Committee, if in existence) may effect a Company Board Recommendation Change if (i) the Company Board (acting through the Special Committee, if in existence) determines in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law; (ii) the Company has notified Parent in writing that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change (a “Recommendation Change Notice”) (it being agreed that the Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement); and (iii) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Recommendation Change Notice and ending three (3) Business Days later at 5:00 p.m. Hong Kong Time.

(c) Nothing in this Agreement shall prohibit the Company Board or the Special Committee, if in existence, from (i) complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act (or any similar communication to the Company Shareholders), and (ii) making any disclosure to the Company Shareholders that the Company Board or the Special Committee, if in existence, determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law.

Section 5.4 Access.  At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (b) such documents or information are subject to any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information, or (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; provided further that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 5.4 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise affect the rights and remedies available to Parent and Merger Sub hereunder. Any investigation conducted pursuant to the access contemplated by this Section 5.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreements shall apply to any information obtained by Parent, Merger Sub or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.4.

Section 5.5 Certain Litigation.  Each party hereto shall promptly advise the other parties hereto of any litigation commenced after the date hereof against such party or any of its directors (in their capacity as such) by any Company Shareholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep the other parties hereto reasonably informed regarding any such litigation. Each party hereto shall give the other parties hereto the opportunity to consult with such party regarding the defense or settlement of any such shareholder litigation and shall consider such other parties’ views with respect to such shareholder litigation.

ARTICLE VI
COVENANTS OF PARENT AND MERGER SUB

Section 6.1 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) cause the articles of association (and other similar organizational documents) of the Surviving Company and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable to the Indemnified Person as the indemnification, exculpation and advancement of expenses provisions contained in the articles of association (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Without limiting the generality of the provisions of Section 6.1(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 6.1(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification. In the event of any such claim, proceeding, investigation or inquiry, (A) the Surviving Company shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Company will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (B) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Company shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (C) the Surviving Company shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not the Surviving Company shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (D) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 6.1(b) or elsewhere in this Agreement, neither the Surviving Company nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided that in satisfying its obligations under this Section 6.1(c), Parent and the Surviving Company shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”); provided further that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Company under the first sentence of this Section 6.1(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) If Parent or the Surviving Company or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Company shall assume all of the obligations of Parent and the Surviving Company set forth in this Section 6.1.

(e) The obligations set forth in this Section 6.1 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.1(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.1(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.1(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.1, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.1(c) (and their heirs and representatives)) under this Section 6.1 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) The obligations and liability of Parent, the Surviving Company and their respective Subsidiaries under this Section 6.1 shall be joint and several.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.1 is not prior to or in substitution for any such claims under such policies.

Section 6.2 Obligations of Merger Sub; Authorization by Parent.  Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement. Promptly (and in any event within two (2) Business Days) following the execution of this Agreement, Parent shall take all requisite action in accordance with the Cayman Companies Law and the articles of association of Merger Sub to authorize and approve this Agreement and the Plan of Merger in its capacity as the sole shareholder of Merger Sub.

Section 6.3 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Financing Agreements, including: (i) maintaining in effect the Financing Agreements; (ii) satisfying on a timely basis all conditions applicable to Parent and Merger Sub in the Financing Agreements that are within its control, including without limitation paying when due all commitment fees and other fees arising under the Financing Agreements as and when they become due and payable thereunder; (iii) consummating the financing contemplated by the Financing Agreements (including causing the Fund Provider to fund the Debt Financing at the Effective Time) at or prior to the Closing (and in any event prior to the Outside Date); and (iv) fully enforcing the parties’ obligations (and the rights of Parent and Merger Sub) under the Financing Agreements. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Financing Agreements, Parent and Merger Sub shall (x) promptly notify the Company and (y) use their respective reasonable best efforts to amend or modify any of the Financing Agreements, and/or arrange and obtain as promptly as practicable following the occurrence of such event, alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement, including the Merger, with terms and conditions that are no less favorable from the standpoint of the Company in any material respect than those the terms and conditions set forth in the Financing Agreement as in effect on the date of this Agreement (the “Alternative Financing”); provided, that, notwithstanding anything to the contrary in this Section 6.3 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required by the terms and conditions of the Financing Agreements or, if applicable, the Alternative Financing Agreements to amend or waive any of the terms or conditions hereof. Parent shall deliver to the Company true and complete copies of all Contracts or other arrangements pursuant to which any alternative sources shall have committed to provide the Alternative Financing (the “Alternative Financing Agreements”) as promptly as practicable after execution.

(b) To the extent the Alternative Financing has been arranged, and subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to: (i) maintain in effect the Alternative Financing Agreements; (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in the Alternative Financing Agreements that are within their control, including without limitation paying when due all commitment fees and other fees arising under the Alternative Financing Agreements as and when they become due and payable thereunder; (iii) consummating the financing contemplated by the Alternative Financing Agreements at or prior to the Closing (and in any event prior to the Outside Date); and (iv) fully enforcing the parties’ obligations (and the rights of Parent and Merger Sub) under the Alternative Financing Agreements.

(c) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall not (in any case whether by action or inaction) permit any termination, release, amendment or modification to be made to, or any waiver of, any provision under the Financing Agreements or, if applicable, the Alternative Financing Agreements without the prior written consent of the Company (or, if in existence, the Special Committee). Parent shall promptly (and in any event within one (1) Business Day) notify the Company of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of any Financing Agreements, (ii) any breach of any material provisions of any of the Financing Agreements, by any party thereto or (iii) any refusal by the parties to the Financing Agreements, to provide, any stated intent by the parties to the Financing Agreements to refuse to provide, or any expression of concern or reservation by the parties to the Financing Agreements regarding their obligation and/or ability to provide, the full financing contemplated by the Financing Agreements. Parent shall keep the Company informed on a reasonably current basis of the status of Parent’s efforts to arrange any Alternative Financing.

Section 6.4 Shareholder and Management Arrangements.  Except to the extent expressly authorized by the Company Board (acting through the Special Committee or any other authorized committee thereof) in advance, none of Parent, Merger Sub or any of their respective Affiliates shall enter into any Contract, or make or enter into any formal or informal arrangement or other understanding (whether or not binding, written or oral), with any Person relating to this Agreement, the Plan of Merger, the Merger or any other transactions contemplated by this Agreement, or to the Surviving Company or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.

Section 6.5 Stock Exchange De-Listing.  Parent shall cause the ADSs to be de-listed from the NASDAQ Global Market and the Company de-registered under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE VII
ADDITIONAL COVENANTS OF ALL PARTIES

Section 7.1 Reasonable Best Efforts to Complete.  Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (a) cause the conditions set forth in Article VIII to be satisfied; and (b) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger or the transactions contemplated hereby. In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action that, or fail to take any action if such failure, is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

Section 7.2 Regulatory Filings.

(a) Each of Parent and Merger Sub shall, and shall cause their respective Affiliates to, if applicable, on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 8.1(b). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential information.

(b) Each of Parent, Merger Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not expressly contemplated by this Agreement are required to be or should be made, and whether any other consents, approvals, permits or authorizations not expressly contemplated by this Agreement are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

Section 7.3 Company Shareholders Meeting.

(a) As promptly as practicable following the date hereof, the Company, in cooperation with and subject to the approval of the Special Committee, shall, in accordance with applicable Law (in the case of each of clauses (i) to (iv), unless the Company Board (acting through the Special Committee, if in existence) has effected a Company Board Recommendation Change): (i) prepare and cause to be filed with the SEC as an exhibit to the Schedule 13E-3 a preliminary proxy statement (the “Preliminary Proxy Statement”) relating to this Agreement and the Plan of Merger and the transactions contemplated by this Agreement; (ii) after consultation with Parent, respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Preliminary Proxy Statement (including filing as promptly as reasonably practicable any amendments or supplements thereto necessary to be filed in response to any such comments or as required by Law); (iii) use reasonable best efforts to have the SEC confirm that it has no further comments thereto; and (iv) cause a definitive proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Shareholders in connection with the solicitation of proxies for use at the Company Shareholders Meeting (collectively, as amended or supplemented, the “Proxy Statement”), to be mailed to the Company Shareholders at the earliest practicable date after the date that the SEC confirms it has no further comments. Parent and Merger Sub shall as promptly as practicable furnish all information as the Company may reasonably request and otherwise cooperate with and assist the Company, at the Company’s reasonable request, in connection with the preparation of the Preliminary Proxy Statement, the Proxy Statement and the other actions to be taken by the Company under this Section 7.3(a).

(b) Unless the Company Board (acting through the Special Committee, if in existence) has effected a Company Board Recommendation Change, the Company, in cooperation with and subject to the approval of the Special Committee, and Parent shall cooperate to: (i) concurrently with the preparation of the Preliminary Proxy Statement and the Proxy Statement (including any amendments or supplements thereto), jointly prepare and file with the SEC the Schedule 13E-3 relating to the transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested by the other party in connection with the preparation of the Schedule 13E-3; (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and consult with each other prior to providing such response; (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; (iv) have cleared by the SEC the Schedule 13E-3; and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company Shareholders any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Company Shareholders Meeting.

(c) Unless the Company Board (acting through the Special Committee, if in existence) shall have effected a Company Board Recommendation Change, the Company shall, in accordance with applicable Law, notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement. The Company shall give Parent a reasonable opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement prior to transmission to the SEC or its staff and shall not, unless required by Law, transmit any such material to which Parent reasonably objects. If the Company discovers at any time prior to the Company Shareholders Meeting any information that, pursuant to the Exchange Act, is required to be set forth in an amendment or supplement to the Proxy

Statement, then the Company, in cooperation with and subject to the approval of the Special Committee, shall promptly transmit such amendment or supplement to the Company Shareholders.

(d) Unless the Company Board (acting through the Special Committee, if in existence) has effected a Company Board Recommendation Change, the Company, in cooperation with and subject to the approval of the Special Committee, shall (i) in accordance with applicable Law, establish a record date for and duly call an extraordinary general meeting of the Company Shareholders (the “Company Shareholders Meeting”) as promptly as reasonably practicable following the date hereof for the purposes of considering and, if thought fit by the Company Shareholders, passing resolutions to authorize and approve this Agreement, the Plan of Merger and the Merger, (ii) use reasonable best efforts to solicit the authorization and approval of this Agreement, the Plan of Merger and the Merger by the Company Shareholders, and (iii) include in the Proxy Statement the Company Board Recommendation. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Shareholders Meeting as and to the extent: (1) required by applicable Law; (2) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Shares (including Company Shares represented by ADSs) represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting; or (3) if in the good faith judgment of the Company Board or, if in existence, the Special Committee, such adjournment or postponement is consistent with its fiduciary duties under applicable Law.

(e) Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 5.3, in connection with any disclosure regarding a Company Board Recommendation Change relating to a Superior Proposal or an Acquisition Proposal, the Company shall not be required to provide Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) or permit Parent or Merger Sub to participate in any discussions with the SEC regarding the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure.

Section 7.4 Anti-Takeover Laws.  In the event that any anti-takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

Section 7.5 Public Statements and Disclosure.  None of the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided that the restrictions set forth in this Section 7.5 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 5.3 or following a Company Board Recommendation Change.

Section 7.6 Actions Taken at Direction of Parent/Merger Sub/Rollover Shareholders.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article VI and Article VII hereof, if the alleged breach is the proximate result of action or inaction taken by the Company or any of its Subsidiaries at the direction of Parent, Merger Sub, any Rollover Shareholder or any shareholder, officer or director of Parent, Merger Sub or any Rollover Shareholder without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

Section 7.7 Confidentiality.  Parent, Merger Sub and the Company hereby acknowledge that (i) the Confidentiality Agreement entered into by and between the Company and Zhaowei (Kevin) Jin, dated as of August 6, 2015, (ii) the Confidentiality Agreement entered into by and between the Company and Zhonghan (John) Deng, dated as of August 6, 2015, (iii) the Confidentiality Agreement entered into by and between the Company and Nantong Zongyi Investment Co., Ltd., dated as of August 11, 2015 and (iv) (iii) the Confidentiality Agreement entered into by and between the Company and Xiaodong (Dave) Yang, dated as of September 10, 2015 (collectively, the “Confidentiality Agreements”), will continue in full force and effect in accordance with its terms.

ARTICLE VIII
CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (except with respect to the condition set forth in Section 8.1(a), which cannot be waived) by mutual written agreement of Parent and the Company (subject to the approval of the Special Committee), prior to the Effective Time, of each of the following conditions:

(a) Requisite Shareholder Approval.  The Company shall have received the Requisite Shareholder Approval.

(b) No Legal Prohibition.  No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction in which the Company has material business or operations, or (ii) issued or granted any Order that has the effect of making the Merger illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction in which the Company has material business or operations.

Section 8.2 Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except (i) for any failure to be so true and correct which has not had a Company Material Adverse Effect and (ii) for changes contemplated by this Agreement; provided that, solely for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 8.2(a), all “materiality” and “Company Material Adverse Effect” qualifications set forth in such representations and warranties shall be disregarded.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects the material obligations that are to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(d) Dissenting Shareholders.  The Shares held by Persons who have validly served a written objection under Section 238(2) of the Cayman Companies Law shall represent no more than 15% of the voting power of the outstanding Shares.

(e) Officer’s Certificate.  Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 8.2(a) to Section 8.2(c) have been satisfied.

Section 8.3 Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company, subject to the approval of the Special Committee:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement and (ii) for changes contemplated by this Agreement.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects the material obligations that are to be performed by Parent and Merger Sub under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate.  The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination.  This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Shareholder Approval), by mutual written agreement of Parent and the Company (acting through the Special Committee, if in existence); or

(b) by either the Company (acting through the Special Committee, if in existence) or Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Shareholder Approval), in the event that the Effective Time shall not have occurred on or before April 30, 2016, (such date referred to herein as the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto (i) whose actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (ii) that is in material breach of this Agreement; or

(c) by either the Company (acting through the Special Committee, if in existence) or Parent, at any time prior to the Effective Time, in the event that the Company shall have failed to obtain the Requisite Shareholder Approval after the final adjournment of the Company Shareholders Meeting at which a vote is taken on this Agreement, the Plan of Merger and the Merger; or

(d) by the Company (acting through the Special Committee, if in existence), in the event that: (i) the Company Board (acting through the Special Committee, if in existence) shall have determined in good faith (after consultation with outside legal counsel) that the failure to terminate this Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; (ii) the Company shall have delivered to Parent a Recommendation Change Notice; (iii) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at

5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Recommendation Change Notice and ending three (3) Business Days later at 5:00 p.m. Hong Kong Time (it being understood and hereby agreed that such three (3) Business Day period may be the same three (3) Business Day period contemplated by Section 5.3(b)); and (iv) Parent does not make, prior to the expiration of the three (3) Business Day period, an offer that causes the Board of Directors of the Company in good faith (upon the recommendation of the Special Committee), after consultation with its financial advisors, to change its determination in clause (i) above; or

(e) by the Company (acting through the Special Committee, if in existence), at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Shareholder Approval), in the event that (i) the Company has not breached any of its representations, warranties or covenants under this Agreement in any material respect and (ii) Parent or Merger Sub shall have breached any of its representations, warranties or covenants under this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and shall have failed to cure such breach within thirty (30) Business Days after Parent has received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) in respect of the breach set forth in any such written notice (A) at any time during such thirty (30) Business Day period, and (B) at any time after such thirty (30) Business Day period if Parent and Merger Sub shall have cured such breach during such thirty (30) Business Day period); or

(f) by the Company (acting through the Special Committee, if in existence), in the event that (i) the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (excluding conditions that by their terms are to be satisfied on the Closing Date) and (ii) Parent and Merger Sub fail to complete the Closing within five (5) Business Days following the date the Closing should have occurred; or

(g) subject to Section 7.6, by Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Shareholder Approval), in the event that (i) Parent and Merger Sub have not breached any of their respective representations, warranties or covenants under this Agreement in any material respect, and (ii) the Company shall have breached any of its representations, warranties or covenants under this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and shall have failed to cure such material breach within thirty (30) Business Days after the Company has received written notice of such breach from Parent (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(g) in respect of the breach set forth in any such written notice (A) at any time during such thirty (30) Business Day period, and (B) at any time after such thirty (30) Business Day period if the Company shall have cured such breach during such thirty (30) Business Day period); or

(h) by Parent, in the event that the Company Board or the Special Committee shall have effected and not withdrawn a Company Board Recommendation Change; provided that Parent’s right to terminate this Agreement pursuant to this Section 9.1(h) in respect of a Company Board Recommendation Change shall expire ten (10) Business Days after the first date upon which the Company makes such Company Board Recommendation Change

Section 9.2 Notice of Termination; Effect of Termination.  Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except for the terms of Section 7.7, this Section 9.2, Section 9.3 and Article X, each of which shall survive the termination of this Agreement; provided that nothing herein shall relieve any party hereto from liabilities for breach of this Agreement, subject to the limitations set forth in Section 9.3(d). In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 9.3 Fees and Expenses.

(a) General.  Except as otherwise set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) In the event that this Agreement is terminated (A) by the Company pursuant to Section 9.1(d) or (B) by Parent pursuant to Section 9.1(g) or Section 9.1(h), then in either case, the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after such termination.

(ii) In the event that (A) a bona fide written offer or proposal (other than an offer or proposal by Parent or Merger Sub or in connection with the transactions contemplated hereby) to engage in an Acquisition Transaction (provided that for purposes of this Section 9.3(b)(ii), all percentages included in the definition of Acquisition Transaction shall be increased to 50%) shall have been made after the date hereof and prior to the Company Shareholders Meeting, and not withdrawn as of the Company Shareholders Meeting, (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company pursuant to Section 9.1(c) (provided that the Rollover Shares unanimously voted in favor of the transactions contemplated hereby) and (C) within 12 months after the termination of this Agreement, the Company consummates the transactions contemplated by such same Acquisition Transaction; then the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days following the consummation of the transactions contemplated by such same Acquisition Transaction.

(iii) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c) Parent Payments.  In the event that this Agreement is terminated by the Company pursuant to Section 9.1(e) or Section 9.1(f), then in either case, Parent shall pay to the Company the Parent Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two (2) Business Days after such termination. The parties hereto acknowledge and hereby agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Limitation.  Notwithstanding anything to the contrary in this Agreement, (i) if the Company seeks and obtains payment of the Parent Termination Fee from Parent pursuant to Section 9.3(c) or the guarantee thereof pursuant to the Guarantee, then the Company’s receipt thereof shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub or any of their respective Representatives for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amount, none of Parent, Merger Sub or any of their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (ii) if Parent seeks and obtains payment of the Company Termination Fee from the Company pursuant to Section 9.3(b), then Parent’s receipt thereof shall be the sole and exclusive remedy of Parent, Merger Sub, the Guarantor and their respective Affiliates against the Company, its Subsidiaries and any of their respective Representatives for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amount, none of the Company, its Subsidiaries or any of their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, (A) while the Company may pursue both a grant of specific performance requiring Parent or Merger Sub to consummate the Merger and the payment of the Parent Termination Fee under Section 9.3(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Parent Termination Fee, and (B) while Parent may pursue both a grant of specific performance requiring the Company to consummate the Merger and the payment of the Company Termination Fee under Section 9.3(b), under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Company Termination Fee.

Section 9.4 Amendment.  Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided that (a) any such amendment by the Company shall require the approval of the Special Committee and (b) in the event that the Company has received the Requisite Shareholder Approval, no amendment shall be made to this Agreement that requires the approval of the Company Shareholders under the Cayman Companies Law without obtaining the Requisite Shareholder Approval of such amendment.

Section 9.5 Extension; Waiver.  At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X
GENERAL PROVISIONS

Section 10.1 Survival of Representations, Warranties and Covenants.  The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

Section 10.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by email, by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

Suite #4-210, Governors Square
23 Lime Tree Bay Avenue
PO Box 32311
Grand Cayman KY1-1209
Cayman Islands

with a copy to:

16/F Shining Tower
No. 35 Xueyuan Road
Haidian District, Beijing 100191
People’s Republic of China

Attention: Kevin Jin

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
Suite 2101, Building C, Yintai Center,
#2 Jianguomenwai Ave., Chaoyang District
Beijing 100022, PRC

Attention:	Steven Liu Jerry Ku

Facsimile No.:   +86-10-5680-3889

(b)	if to the Company, to (or if to the Special Committee, to it care of the Company):

Vimicro International Corporation
16/F Shining Tower
No. 35 Xueyuan Road, Haidian District
Beijing 100191, People’s Republic of China

Attention:	Jackie Long

Facsimile No.:  +86-10-6894-4075

with a copy (which shall not constitute notice) to:

Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central
Hong Kong

Attention:	David Zhang (david.zhang@kirkland.com) Jesse Sheley (jesse.sheley@kirkland.com)

Facsimile No.:  +852-3761-3301

Section 10.3 Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall (a) be binding upon the parties hereto and their respective successors and permitted assigns and (b) inure to the benefit of the parties hereto and their respective successors and permitted assigns and the Special Committee.

Section 10.4 Entire Agreement.  This Agreement, the Guarantee, the Commitment Letter, the Rollover Agreement, the Voting Agreement, the Confidentiality Agreements and the other documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein and therein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that a Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which such Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 10.5 Third Party Beneficiaries.  Except as provided in the Commitment Letter and Section 6.1, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.1 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.6 Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.7 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent, Merger Sub and/or the Guarantor, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Commitment Letter, the Rollover Agreement, the Voting Agreement or the Guarantee, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, the Commitment Letter, the Rollover Agreement, the Voting Agreement and the Guarantee by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, the Commitment Letter, the Rollover Agreement, the Voting Agreement and the Guarantee, and this right shall include the right of the Company to cause Parent and Merger Sub to fully enforce the terms of the Guarantee and the Commitment Letter against the Guarantor and the Fund Provider to the fullest extent permissible pursuant to the Guarantee, the Commitment Letter and applicable laws and to thereafter cause the transactions contemplated by this Agreement, including the Merger, to be consummated. Parent and Merger Sub hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent or Merger Sub, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent and Merger Sub under this Agreement. If, prior to the Outside Date, any party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (x) the amount of time during which such Legal Proceeding is pending, plus twenty (20) Business Days or (y) such other time period established by the court of competent jurisdiction presiding over such Legal Proceeding.

Section 10.8 Governing Law.

(a) This Agreement (other than Article II (excluding Section 2.7(d) and Section 2.8) and with respect to matters relating to fiduciary duties of the Company Board) and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement (other than Article II (excluding Section 2.7(d) and Section 2.8) and with respect to matters relating to fiduciary duties of the Company Board) or the negotiation, execution or performance of this Agreement (other than Article II (excluding Section 2.7(d) and Section 2.8) and with respect to matters relating to fiduciary duties of the Company Board) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b) Article II (excluding Section 2.7(d) and Section 2.8) of this Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to Article II (excluding Section 2.7(d) and Section 2.8) of this Agreement, the negotiation, execution or performance of Article II (excluding Section 2.7(d) and Section 2.8) of this Agreement, or matters relating to fiduciary duties of the Company Board, shall be interpreted, construed, performed and enforced in accordance with the Laws of the Cayman Islands without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

Section 10.9 Consent to Jurisdiction.  In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 10.9. The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules and the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement, which rules are deemed to be incorporated by reference in this Section 10.9. The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators. One arbitrator shall be nominated by the Company and one arbitrator shall be nominated by Parent. If either the Company or Parent shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that if such two arbitrators shall fail to choose a third arbitrator within 30 days after such two arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The arbitration shall be conducted in private. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 10.9 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

Section 10.10 WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.11 Company Disclosure Letter References.  The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The parties hereto further agree that the disclosure of any matter or item in the Company Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Company Material Adverse Effect.

Section 10.12 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

Vimicro China (Parent) Limited

By:	/s/ Zhaowei (Kevin) Jin Name: Zhaowei (Kevin) Jin Title: Director

[Merger Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

Vimicro China Acquisition Limited

By:	/s/ Zhaowei (Kevin) Jin Name: Zhaowei (Kevin) Jin Title: Director

[Merger Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

Vimicro International Corporation

By:	/s/ Charles (Chuck) K. Ng Name: Charles (Chuck) K. Ng Title: Director

[Merger Agreement Signature Page]

Exhibit A

PLAN OF MERGER

THIS PLAN OF MERGER is made on             2015.

BETWEEN

(1)	Vimicro China Acquisition Limited, an exempted company incorporated under the laws of the Cayman Islands on August 11, 2015, with its registered office situate at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands (“Merger Sub”); and
(2)	Vimicro International Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands on February 24, 2004, with its registered office situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated September 15, 2015 made by and among Parent, Merger Sub and Company, a copy of which is attached as Appendix I to this Plan of Merger, and under the provisions of Part XVI of the Companies Law of the Cayman Islands (as amended) (the “Companies Law”).
(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.
(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.	The constituent companies (as defined in the Companies Law) to this Plan of Merger are Merger Sub and the Surviving Company.

NAME OF THE SURVIVING COMPANY

2.	The surviving company (as defined in the Companies Law) shall be the Surviving Corporation, which shall continue to be named Vimicro International Corporation.

REGISTERED OFFICE

3.	The Surviving Company shall have its registered office at [*].

AUTHORISED AND ISSUED SHARE CAPITAL

4.	Immediately prior to the Effective Time (as defined below), the authorized share capital of Merger Sub was US$[50,000] divided into [50,000] ordinary shares of US$[1.00] par value per share, of which one share has been issued, fully paid and outstanding.
5.	Immediately prior to the Effective Time (as defined below) the authorized share capital of the Company was US$50,000 divided into 500,000,000 ordinary shares of US$0.0001 par value per share, of which [*] ordinary shares have been issued, fully paid and outstanding.
6.	The authorized share capital of the Surviving Company shall be US$[50,000] divided into [50,000] ordinary shares of US$[1.00] par value per share.

7.	At the Effective Time (as defined below), and in accordance with the terms and conditions of the Agreement:
(a)	Each Company Share, par value US$0.0001 per share, that is issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) shall be cancelled in exchange for the right to receive the Per Share Merger Consideration.
(b)	Each Excluded Shares (other than Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time shall be cancelled for no consideration.
(c)	Each Dissenting Share that is issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in exchange for a payment resulting from the procedure in section 238 of the Companies Law unless any holders of Dissenting Shares fail to exercise or withdraw their rights to dissent from the Merger under section 238 of the Companies Law in which event they shall receive the Per Share Merger Consideration.
(d)	Each ordinary share of Merger Sub, par value US$1.00 per share, in the share capital of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and continue as an ordinary share of the Surviving Company.
8.	At the Effective Time, the rights of the ordinary shares of the Surviving Company shall be set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

9.	In accordance with Section 233(13) of the Companies Law, the Merger shall take effect on [[SPECIFY DATE]/[•] days after the date this Plan of Merger is registered by the Registrar of Companies/[SPECIFY DATE] or [•] days after the date this Plan of Merger is registered by the Registrar of Companies, whichever is earlier] (the “Effective Time”).

PROPERTY

10.	At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject to, in the same manner as the Constituent Companies, all mortgages, charges, security interests, contracts, obligations, claims, debts and liabilities of each of the Constituent Companies, in accordance with Section 236 of the Companies Laws.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.	From the Effective Time, the Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.	The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
[•]	[•]
[•]	[•]
[•]	[•]

SECURED CREDITORS

14. (a)	Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and
(b)	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.	At any time prior to the Effective Time, this Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.	This Plan of Merger has been approved by each of the Surviving Company and Merger Sub pursuant to section 233(3) of the Companies Law.
17.	This Plan of Merger has been authorised by the shareholders of each of the Surviving Company and Merger Sub pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

Each of the undersigned, being a Director of each of the Constituent Companies, has executed this Plan of Merge on the date first written above.

For and on behalf of Vimicro China Acquisition Limited:

[*] Director

For and on behalf of Company:

[*] Director

Appendix I

Appendix II

Appendix III

Exhibit B

ROLLOVER AGREEMENT

Exhibit C

VOTING AGREEMENT

Exhibit D-1

SPONSOR GUARANTEE

Exhibit D-2

FOUNDER GUARANTEE

AMENDMENT NO.1 TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO.1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of November 3, 2015 (this “Amendment”), is by and among Vimicro China (Parent) Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Vimicro China Acquisition Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a whollyowned subsidiary of Parent (“Merger Sub”), and Vimicro International Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the ”Company”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of September 15, 2015 (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company;

WHEREAS, pursuant to Section 9.4 of the Merger Agreement, the Merger Agreement may be amended by the parties by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company, with any such amendment by the Company having been approved by the Special Committee;

WHEREAS, the Special Committee has reviewed and, after determining that the revisions to the Merger Agreement called for by this Amendment are advisable to, and in the best interests of, the Company and its shareholders, approved this Amendment;

WHEREAS, the the Company Board has approved this Amendment;

WHEREAS, the board of directors of Parent and the board of directors of Merger Sub have approved this Amendment; and

WHEREAS, each of Parent, Merger Sub and the Company desires to amend the Merger Agreement to provide for the changes to the terms and conditions thereof as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the parties hereto agree to amend the Merger Agreement as set forth below.

1. Amendments.

1.1 Paragraph 6 of the recitals in the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

“WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Rollover Shareholders has executed and delivered to Parent a rollover agreement, dated as of the date hereof and attached hereto as Exhibit B, among the Rollover Shareholders, Parent and Merger Sub (together with the schedules and exhibits attached thereto, as may be amended from time to time in accordance with its terms, the “Rollover Agreement”), pursuant to which the Rollover Shareholders will contribute to Parent and/or Merger Sub, subject to the terms and conditions therein, the Rollover Shares;”

1.2 The definition of “Rollover Shares” in the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

““Rollover Shares” shall mean the Company Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by any Rollover Shareholders, but excluding (i) 2,356,434 Company Shares and 108,325 ADSs beneficially owned by Mr. Xiaodong (Dave) Yang, (ii) 4,453,192 Company Shares and 15,000 ADSs beneficially owned by Mr. Zhonghan (John) Deng, and (iii) 1,391,851 Company Shares and 100,000 ADSs beneficially owned by Mr. Zhaowei (Kevin) Jin.”

1.3 Section 2.7(d)(ii) is hereby amended to insert the following at the end thereof:

“Notwithstanding the foregoing or anything in this Agreement to the contrary, any Vested Company Options held by the Rollover Shareholders immediately prior to the Effective Time shall be cancelled as of the Effective Time without any consideration payable in respect thereof.”

2. Confirmation of the Agreement.  Except as herein expressly amended, the Merger Agreement is ratified and confirmed in all respects by each of the parties hereto and shall remain in full force and effect and enforceable against them in accordance with its terms. Each reference in the Merger Agreement to “this Agreement” shall mean the Merger Agreement as amended by this Amendment, and as it may hereafter be further amended or restated.

3. Governing Law; Consent to Jurisdiction.  This Amendment and its negotiation, execution, performance or non-performance, interpretation, termination, and construction, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Amendment, or the negotiation and performance of this Amendment, shall be controlled by, and construed in accordance with, the terms of the Merger Agreement, including without limitation Section 10.8 (Governing Law) and Section 10.9 (Consent to Jurisdiction) thereof.

4. Counterparts.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

Vimicro China (Parent) Limited

By:	/s/ Zhaowei (Kevin) Jin
Name:	Zhaowei (Kevin) Jin
Title:	Director

[Signature page to Amendment No. 1 to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

Vimicro China Acquisition Limited

By:	/s/ Zhaowei (Kevin) Jin
Name:	Zhaowei (Kevin) Jin
Title:	Director

[Signature page to Amendment No. 1 to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

Vimicro International Corporation

By:	/s/ Charles (Chuck) K. Ng
Name:	Charles (Chuck) K. Ng
Title:	Director

[Signature page to Amendment No. 1 to the Agreement and Plan of Merger]

ANNEX B

Opinion of Duff & Phelps LLC as Financial Advisor

Confidential	September 15, 2015

Special Committee of Independent Directors
Vimicro International Corporation
16/F Shining Tower
No. 35 Xueyuan Road
Haidian District, Beijing, China, 100191

Dear Members of the Special Committee:

Vimicro International Corporation (the “Company”) and the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company have engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Special Committee (solely in its capacity as the Special Committee) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of ordinary shares, par value US$0.0001 per share, of the Company (each, a “Share” and collectively, the “Shares”), other than the Excluded Shares (as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing four Shares (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Vimicro China (Parent) Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Vimicro China Acquisition Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated September 14, 2015. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company will be the surviving company, and in connection with such merger each issued and outstanding Share (other than the Excluded Shares) will be cancelled in exchange for the right to receive US $3.375 in cash per Share without interest (the “Per Share Merger Consideration”) and each issued and outstanding ADS (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive US $13.50 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

Duff & Phelps, LLC	T +1 312 697 4600	www.duffandphelps.com
311 South Wacker Drive	F +1 312 697 0112
Suite 4200
Chicago, IL 60606

Special Committee of Independent Directors
Vimicro International Corporation

September 15, 2015

For the purposes of this Opinion, (i) “Excluded Shares” shall mean (i) Shares (including Shares represented by ADSs) owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (as defined in the Merger Agreement) (ii) Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise of any Company options, (iii) Rollover Shares (as defined in the Merger Agreement) and/or (iv) Dissenting Shares (as defined in the Merger Agreement).

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:
a.	The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2013 and December 31, 2014 and the Company’s unaudited interim financial statements for the six months ended June 30, 2014 and June 30, 2015 included in the Company’s Form 6-K filed with the SEC;
b.	A detailed financial projection model for the years ending December 31, 2015 through 2021, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “Management Projections”);
c.	Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;
d.	A letter dated September 9, 2015 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and
e.	Documents related to the Proposed Transaction, including the Merger Agreement;
2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;
3.	Discussed with Company management its plans and intentions with respect to the management and operation of the business;
4.	Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;
5.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and
6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Special Committee of Independent Directors
Vimicro International Corporation

September 15, 2015

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;
2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;
3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions;
4.	Assumed that the information relating to the Company and the Proposed Transaction supplied by the Company to Duff & Phelps and the representations made by Company management regarding the Company and the Proposed Transaction in the Management Representation Letter are accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the information not misleading in light of the circumstances under which the information was provided;
5.	Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants and agreements required to be performed by such party;
6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;
7.	Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;
8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and
9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

Special Committee of Independent Directors
Vimicro International Corporation

September 15, 2015

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof or (ii) update, revise or reaffirm this Opinion after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation payable to or to be received by the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ written consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Special Committee of Independent Directors
Vimicro International Corporation

September 15, 2015

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, Duff & Phelps Securities, LLC (“DPS”), the Company, and the Special Committee dated July 2, 2015 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps and DPS have acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for such services. In addition, pursuant to the Engagement Letter, the Company has agreed to reimburse certain expenses of Duff & Phelps and DPS (subject to a cap) and to indemnify Duff & Phelps and DPS for certain liabilities. Duff & Phelps has acted as financial advisor to the Special Committee (solely in its capacity as the Special Committee) and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ stating to the Special Committee that it is prepared to deliver its Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, the Merger Consideration to be received by the holders of Shares (other than the Excluded Shares) and the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, LLC

ANNEX C

Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) — Section 238

238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.
(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.
(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.
(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.
(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-
(a)	his name and address;
(b)	the number and classes of shares in respect of which he dissents; and
(c)	a demand for payment of the fair value of his shares.
(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.
(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).
(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.
(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-
(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and
(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.
(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).
(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

C-1

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.
(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.
(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.
(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.
(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

ANNEX D

Directors and Executive Officers of Each Filing Person

I. Directors and Executive Officers of the Company

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Zhonghan (John) Deng	16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China	Chairman of the Board and Chief Executive Officer	People’s Republic of China
Zhaowei (Kevin) Jin	16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China	Director, Co-Chief Executive Officer	People’s Republic of China
Yundong (Raymond) Zhang	16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China	Director, and Chief Technology Officer	People’s Republic of China
Peter Li	16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China	Chief Financial Officer, and Vice President of Finance	Canada
Jinming (Jimmy) Dong	16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China	Chief Controller	People’s Republic of China
Robert Chen	16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China	None	Taiwan
Charles (Chuck) K. Ng	16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China	Partner of Suma Ventures	United States of America
Darrin J. Young	16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China	USTAR Associate Professor at the University of Utah, USA	United States of America

During the last five years, none of the Company, or any of our directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

II. Directors and Executive Officers of Parent

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Zhonghan (John) Deng	16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China	Chairman of the Board and CEO) of the Company	People’s Republic of China
Zhaowei (Kevin) Jin	16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China	Director and Co-CEO of the Company	People’s Republic of China
Shengda Zan	Room 906, Bank of Shanghai Tower 168 Middle Yincheng Road Pudong District, Shanghai People’s Republic of China	Chairman of Zongyi Group	People’s Republic of China

III. Directors and Executive Officers of Merger Sub

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Zhonghan (John) Deng	16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China	Chairman of the Board and CEO) of the Company	People’s Republic of China
Zhaowei (Kevin) Jin	16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China	Director and Co-CEO of the Company	People’s Republic of China
Shengda Zan	Room 906, Bank of Shanghai Tower 168 Middle Yincheng Road, Pudong District, Shanghai, People’s Republic of China	Chairman of the Board of Zongyi Group	People’s Republic of China

IV. Directors and Executive Officers of Vimicro Beijing Corporation

Name	Business Address	Present Principal Employment	Citizenship
Zhonghan (John) Deng	16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China	Chairman of the Board and CEO of the Company	People’s Republic of China

V. Directors and Executive Officers of Vimicro Shenzhen Corporation

Name	Business Address	Present Principal Employment	Citizenship
Zhaowei (Kevin) Jin	16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China	Director and Co-CEO of the Company	People’s Republic of China

VI. Directors and Executive Officers of Vimicro Tianjin Corporation

Name	Business Address	Present Principal Employment	Citizenship
Xiaodong (Dave) Yang	Area A, 10/F 530 Mansion, Qingyuan Road, T-Park, Wuxi New District, Jiangsu Province 214028, People’s Republic of China	Chairman/General Manager of Wuxi Vimicro Corporation	People’s Republic of China

VII. Directors and Executive Officers of Nantong Zongyi Investment Co., Ltd.

Name	Business Address	Present Principal Employment	Citizenship
Shengda Zan	Room 906, Bank of Shanghai Tower 168 Middle Yincheng Road, Pudong District, Shanghai, People’s Republic of China	Chairman of the Board of Zongyi Group	People’s Republic of China
Ruiguo Zan	Zongyi Digital City, Xingdong Town, Tongzhou District, Nantong City, Jiangsu Province 226376, People’s Republic of China	Director of Nantong Zongyi	People’s Republic of China
Ruilin Zan	Zongyi Digital City, Xingdong Town, Tongzhou District, Nantong City, Jiangsu Province 226376, People’s Republic of China	Director/CEO of Nantong Zongyi	People’s Republic of China
Jianzhong Cao	Zongyi Digital City, Xingdong Town, Tongzhou District, Nantong City, Jiangsu Province 226376, People’s Republic of China	Director of Nantong Zongyi	People’s Republic of China
Jian Xu	Zongyi Digital City, Xingdong Town, Tongzhou District, Nantong City, Jiangsu Province 226376, People’s Republic of China	Director/CFO of Nantong Zongyi	People’s Republic of China
Zhihua Yan	Zongyi Digital City, Xingdong Town, Tongzhou District, Nantong City, Jiangsu Province 226376, People’s Republic of China	Vice President of Nantong Zongyi	People’s Republic of China
Xiaojun Zhang	Zongyi Digital City, Xingdong Town, Tongzhou District, Nantong City, Jiangsu Province 226376, People’s Republic of China	Vice President of Nantong Zongyi	People’s Republic of China

VIII. Directors and Executive Officers of Alpha Spring

Name	Business Address	Present Principal Employment	Citizenship
Shengda Zan	Room 906, Bank of Shanghai Tower 168 Middle Yincheng Road, Pudong District, Shanghai, People’s Republic of China	Chairman of the Board of Zongyi Group	People’s Republic of China

ANNEX E

Rollover Agreement

and

Amendment No. 1

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”), by and among Vimicro China (Parent) Limited, an exempted company incorporated in the Cayman Islands (“Parent”), Vimicro China Acquisition Limited, an exempted company incorporated in the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the shareholders of Vimicro International Corporation, an exempted company incorporated in the Cayman Islands (the “Company”), listed on the signature page hereto (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”), is made and entered into as of September 15, 2015. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

WHEREAS, Parent and Merger Sub have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Merger Sub and the Company, pursuant to which Merger Sub will merge with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement and the Company shall remain as the Surviving Corporation;

WHEREAS, as a result of the Merger, the Company shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Merger, including the obligations of Merger Sub set forth in this Agreement, and references in this Agreement to Merger Sub encompass the Surviving Corporation after the Merger;

WHEREAS, each Rollover Shareholder desires to contribute the number of Company Shares, ADSs and Company Options shown on Schedule 1 hereto opposite its name (collectively, the “Rollover Shares”) to Parent immediately prior to the Effective Time, in exchange for the number of common shares of Parent shown on Schedule 1 hereto opposite its name (the “Parent Issued Securities”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Definitions.  The following terms are defined as follows:

“Rollover Effective Time” means the time immediately prior to the Effective Time.

“SAFE” means the State Administration of Foreign Exchange.

“SAFE Circular” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Companies issued by SAFE on July 4, 2014.

“Shareholders Agreement” means the Shareholders Agreement among Parent, the Rollover Shareholders and the other shareholders of Parent, to be entered into on or about the Closing Date.

2. Contribution of Rollover Shares.  At the Rollover Effective Time, each Rollover Shareholder shall contribute the Rollover Shares held by it to the capital of Parent and Parent shall accept as a contribution the Rollover Shares. At the Rollover Effective Time, Parent shall issue to each Rollover Shareholder common shares of Parent, par value $0.0001 (the “Parent Issued Securities”) at a consideration per share equal to its par value. The number of Rollover Shares to be contributed by and of Parent Issued Securities to be issued to each Rollover Shareholder in accordance with this Section 2 is set forth next to such Rollover Shareholder’s name on Schedule 1 hereto. Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Parent Issued Securities shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Parent and Merger Sub in respect of the Rollover Shares held by such Rollover Shareholder and cancelled at the Closing as contemplated by the Merger Agreement, and (b) such Rollover Shareholder shall have no right to any Per Share Merger Consideration or Per ADS Merger Consideration in respect of the Rollover Shares held by such Rollover Shareholder.

3. Equity Interests Other Than Rollover Shares.  Other than for the Rollover Shares, all equity securities of the Company (including, for the avoidance of doubt, Company Options and other Company Shares) held by each Rollover Shareholder shall be treated at the Effective Time and upon consummation of the Merger as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.

4. Conditions.  (a) The consummation of the contribution by each Rollover Shareholder of the Rollover Shares pursuant to Section 2 hereof shall be subject to the satisfaction or (in the case of clauses (i), (ii) and (iii)) waiver by such Rollover Shareholder of the following conditions: (i) the execution and delivery to such Rollover Shareholder by Parent of a copy of the Shareholders Agreement duly executed by Parent; (ii) that the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects as of the Closing Date; (iii) that Parent shall have performed or complied with in all material respects all covenants required to be performed or complied with by it under this Agreement; (iv) the issuance of the Parent Issued Securities to which such Rollover Shareholder is entitled under Section 2 concurrently with such contribution; and (v) the consummation of the Merger immediately following such contribution.

(b) The consummation of the issuance of the Parent Issued Securities by Parent to each Rollover Shareholder pursuant to Section 2 hereof shall be subject to the satisfaction or (in the case of clauses (v), (w) and (x)) waiver by Parent of the following conditions: (v) the execution and delivery by each Rollover Shareholder of a copy of the Shareholders Agreement duly executed by such Rollover Shareholder, (w) that the representations and warranties of such Rollover Shareholder contained in this Agreement shall be true and correct in all material respects as of the Closing Date; (x) that such Rollover Shareholder shall have performed or complied with in all material respects all covenants required to be performed or complied with by it under this Agreement; (y) the contribution by such Rollover Shareholder of the Rollover Shares to be contributed by it under Section 2 and (z) the consummation of the Merger immediately following such issuance of the Parent Issued Securities.

5. Status of the Parent Issued Securities.  The Parent Issued Securities issued to the Rollover Shareholder in consideration for the Rollover Shares shall be issued and credited as fully paid as of the Effective Time.

6. Representations and Warranties by the Rollover Shareholders.  Each Rollover Shareholder hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Rollover Effective Time, that:

(a) this Agreement constitutes the legal, valid and binding obligation of such Rollover Shareholder, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by such Rollover Shareholder does not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Rollover Shareholder is a party or any judgment, order or decree to which such Rollover Shareholder is subject;

(b) the execution, delivery and performance by such Rollover Shareholder of this Agreement requires no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official, except, as applicable, (i) for such filings and approvals as may be required by any applicable state securities “blue sky” laws, (ii) for such as have been obtained and (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not reasonably be expected to adversely affect the ability of such Rollover Shareholder to perform its obligations hereunder;

(c) such Rollover Shareholder’s Parent Issued Securities will be acquired for such Rollover Shareholder’s own account and not with a view to, or intention of, or for sale in connection with, any distribution thereof in violation of applicable federal and state securities laws;

(d) such Rollover Shareholder is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

(e) such Rollover Shareholder understands that the Parent Issued Shares acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there are substantial restrictions on the transferability of the Parent Issued Shares under the applicable laws and the Shareholders Agreement, and that for an indefinite period following the date hereof there will be no public market for the Parent Issued Shares and that, accordingly, it may not be possible for such Rollover Shareholder to sell the Parent Issued Shares in case of emergency or otherwise;

(f) such Rollover Shareholder’s financial situation is such that such Rollover Shareholder can afford to bear the economic risk of its investment in Parent for an indefinite period of time, and such Rollover Shareholder can afford to suffer the complete loss of such Rollover Shareholder’s investment in Parent;

(g) such Rollover Shareholder and his or her representatives, including, to the extent such Rollover Shareholder deems appropriate, such Rollover Shareholder’s professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with the investment in Parent, and such Rollover Shareholder understands and is aware of the risks related to such investment;

(h) such Rollover Shareholder and his or her representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Parent and its representatives concerning the terms and conditions of the investment in Parent and related matters and to obtain all additional information which such Rollover Shareholder or his or her representatives deem necessary;

(i) such Rollover Shareholder’s knowledge and experience in financial and business matters are such that such Rollover Shareholder is capable of evaluating the merits and risks of the investment in Parent;

(j) such Rollover Shareholder holds of record and owns beneficially the Rollover Shares to be contributed by such Rollover Shareholder to Parent pursuant to this Agreement, free and clear of any restrictions on transfer (other than any restrictions under applicable federal and state securities laws), taxes, security interests, liens or other encumbrances;

(k) except as disclosed in Section 7(k) of the attached Rollover Disclosure Schedule, as of the date hereof, and without regard to the disclosures in Section 7(k) of the attached Rollover Disclosure Schedule, as of the Rollover Effective Time, such Rollover Shareholder and each of its direct or indirect shareholders or beneficial owners that is a PRC resident (as defined in SAFE Circular) has taken all required steps to comply with any applicable rules and regulations of SAFE, including, without limitation, completing any registration and other procedures required by SAFE in respect of overseas investments and “round trip” investments;

(l) except as disclosed in any of the SEC Reports, neither such Rollover Shareholder nor any of its Affiliates, nor any individual related by blood, marriage or adoption to any of its Affiliates, is a party to any material agreement, Contract, commitment or transaction with the Company or any Subsidiary of the Company or has any material interest in any property used by the Company or any Subsidiary of the Company; and

(m) to the extent the payment of the Per Share Merger Consideration and Per ADS Merger Consideration to such Rollover Shareholder pursuant to the Merger Agreement is or may be treated as a distribution in redemption of stock for U.S. federal income Tax purposes, such distribution shall be treated as a “substantially disproportionate redemption of stock” with respect to such Rollover Shareholder pursuant to Code Section 302(b)(2) (after application of the constructive ownership rules of Code Section 318).

7. Representations and Warranties of Parent and Merger Sub.  Each of Parent and Merger Sub represents and warrants to the Rollover Shareholders, as of the date hereof and as of the Rollover Effective Time, that:

(a) Parent is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands;

(b) each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(c) this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Parent and Merger Sub does not conflict with, violate or cause a breach of any agreement, contract or instrument to which Parent or Merger Sub is a party or any judgment, order or decree to which Parent or Merger Sub is subject;

(d) the execution, delivery and performance by Parent and Merger Sub of this Agreement requires no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official except, as applicable, (i) for such filings and approvals as may be required by any applicable state securities “blue sky” laws, (ii) for such as have been obtained and (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not reasonably be expected to adversely affect the ability of Parent or Merger Sub to perform its obligations hereunder; and

(e) Immediately after the Closing, Parent shall have a number of shares outstanding such that the number of shares of Parent held by the Rollover Shareholders shall be as set forth on Schedule 1 hereto, assuming the contribution by each Rollover Shareholder that number of Rollover Shares as set forth on Schedule 1 hereto Other than for the shares described in the preceding sentence or as may be agreed prior to Closing by Rollover Shareholders owning no less than 80% of the Rollover Shares, immediately after the Closing, Parent shall not have issued any equity securities, securities convertible into or exchangeable for equity securities, or options or warrants to acquire the same other than common shares of Parent reserved for issuance upon the exercise of Unvested Company Options assumed by Parent pursuant to the Merger Agreement.

8. Termination.  This Agreement shall terminate and be of no further force or effect upon the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, this Section 8 and Section 12 hereof shall survive the termination of this Agreement.

9. No Transfer.  (a) Between the date of this Agreement and the consummation of the transactions contemplated by this Agreement, none of the Rollover Shareholders shall transfer, pledge, assign, encumber or otherwise dispose of any Rollover Shares and each of the Rollover Shareholders shall abide by all covenants set forth in the Voting Agreement to which such Rollover Shareholder is a party.

(b) Except as may be agreed by Parent or as permitted under the Shareholders Agreement, following the Rollover Effective Time, none of the Rollover Shareholders shall transfer, pledge, assign, encumber or otherwise dispose of any Parent Issued Securities, and each Rollover Shareholder shall procure that no indirect transfer of Parent Issued Securities is made by the direct or indirect shareholder of such Rollover Shareholder.

10. Company Covenants.  Each of the Rollover Shareholders agrees to cause the Company to perform and comply with all of its covenants and agreements set forth under the Merger Agreement that are to be performed or complied with in whole or in part prior to the Closing Date. Notwithstanding anything to the contrary set forth in the preceding sentence, the Rollover Shareholders are signing this Agreement solely and only in the Rollover Shareholders’ capacities as shareholders of the Company and, accordingly, nothing contained in this Section 10 shall in any way limit or affect any actions taken by any shareholder of any Rollover Shareholder, or any trustee of any shareholder of any Rollover Shareholder, in his capacity as an officer or director of the Company, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

11. Other Covenants.  (a) Each Rollover Shareholder shall, severally but not jointly, bear and pay, reimburse, indemnify and hold harmless Parent, Merger Sub, the Company and any Affiliate thereof for, from and against any and all liability for Taxes imposed under PRC Law (or an official interpretation thereof) on Parent, Merger Sub and, after the Closing, the Company, or any Affiliate thereof, arising from or attributable to (i) the receipt of any Per Share Merger Consideration or Per ADS Merger Consideration (or other amounts) by such Rollover Shareholder or its Affiliates pursuant to the Merger Agreement and (ii) the receipt of Parent Issued Securities by such Rollover Shareholder or its Affiliates in exchange for the contribution of Rollover Shares to Parent pursuant to this Rollover Agreement (including, for the avoidance of doubt, any PRC withholding Taxes imposed on Parent, Merger Sub, the Company or any Affiliate thereof with respect to the payment of such amounts described in clauses (i) and (ii) above).

(b) Each Rollover Shareholder shall use its reasonable best efforts to obtain, or cooperate with the Company such that Parent, Merger Sub and/or the Company (as applicable) shall obtain, prior to the Closing, from all applicable PRC Governmental Authorities, written documentation evidencing that all of the Permits required for the good standing of the Subsidiaries of the Company or relating to “round trip” investments in respect of the Company or overseas investment by such Rollover Shareholder or any of its Affiliates or beneficial owners who are PRC residents (as defined under SAFE Circular) and are subject to any of the registration or reporting requirements of SAFE Circular, have been obtained as required by applicable PRC Law.

(c) The parties to this Agreement agree to treat the payment of the Per Share Merger Consideration or Per ADS Merger Consideration to each Rollover Shareholder pursuant to the Merger Agreement as made in pursuance to a sale or exchange of a capital asset for U.S. federal income tax purposes. The parties to this Agreement further agree that the payment of the Per Share Merger Consideration or Per ADS Merger Consideration will not be subject to withholding Taxes under Chapter 3 of the Code or under PRC law.

(d) At Parent’s request, each Rollover Shareholder shall provide to Parent such information as may be reasonably necessary for Parent or its direct or indirect owners to file their U.S. federal, state, local, and non-U.S. Tax Returns (including historic cost basis information).

(e) Each Rollover Shareholder and Parent shall each negotiate the terms and conditions of the Shareholders Agreement in good faith such that the condition set forth in Section 4(a)(i) and Section 4(b)(v), respectively, shall be satisfied.

12. Miscellaneous.

(a) Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by overnight courier or hand delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case as follows:

If to Parent or Merger Sub, at:

Suite #4-210, Governors Square
23 Lime Tree Bay Avenue
PO Box 32311
Grand Cayman KY1-1209
Cayman Islands

with a copy to:

16/F Shining Tower
No. 35 Xueyuan Road
Haidian District, Beijing 100191
People’s Republic of China
Attention: Kevin Jin

with a copy (which shall not constitute notice) to:

Suite 2101, Building C, Yintai Center
#2 Jianguomenwai Ave.
Chaoyang District
Beijing 100022, China
Attention: Steven Liu
Facsimile No.: +86-10-5680-3889

If to the Rollover Shareholder, to the address set forth on the signature page hereto under the Rollover Shareholder’s name, or, in each case, to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

(b) Survival.  All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely; provided that (i) the representations and warranties contained in Section 6(l) of this Agreement shall survive the Closing for a period of one year following the Closing and (ii) the representations and warranties contained in Sections 6(k) and 7(m) of this Agreement shall survive the Closing for the applicable statute of limitations.

(c) Tax-Free Exchange.  The parties hereto intend that for U.S. federal tax purposes, the contribution of the Rollover Shares by each Rollover Shareholder and the receipt of the Parent Issued Securities by each Rollover Shareholder be treated collectively as a transaction governed by Section 721 of the Code, and none of such parties shall take any contrary position unless otherwise required by a change in applicable law; provided, however under no circumstances is it guaranteed that any contribution of the Rollover Shares by the Rollover Shareholders and the receipt of Parent Issued Securities by the Rollover Shareholders will be governed by Section 721 of the Code, and the parties hereto acknowledge and agree that it is in their best interests to consult their own advisors and to draw their own conclusions relating to the applicability of Section 721 of the Code.

(d) Time of the Essence.  Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon any day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

(e) Further Assurances.  From time to time following the date hereof, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery (including the delivery by each Rollover Shareholder to Parent or Merger Sub of certificates representing the Rollover Shares) and shall take such other actions as any other party hereto reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

(f) Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Parent and the Rollover Shareholder shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

(g) Entire Agreement.  This Agreement, the Merger Agreement and the Voting Agreements embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(h) Specific Performance.  The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in their favor.

Each party hereto agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies at law or in equity existing in its favor, each party hereto shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(i) Amendment and Waiver.  Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of Parent and each Rollover Shareholder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(j) Delivery by Facsimile and Electronically.  This Agreement and any signed agreement or instrument entered into in connection thereto or contemplated thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation of a contract and each such party forever waives any such defense.

(k) Applicable Law; Dispute Resolution.  This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of New York, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of New York. In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 12(k). The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules and the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement, which rules are deemed to be incorporated by reference in this Section 12(k). The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators, which shall be designated as set forth in Section 10.9 of the Merger Agreement. The arbitration shall be conducted in private. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 12(k) shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity. Each of the parties hereto agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 12(a) of this Agreement.

(l) Waiver of Jury Trial.  Each party hereto acknowledges and agrees that any controversy or action which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation or action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation or action, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section 12(l).

(m) No Third Party Beneficiaries.  There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities.

(n) Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided that prior to the Closing, Parent or Merger Sub may assign this Agreement (in whole but not in part) in connection with a permitted assignment by Parent or Merger Sub, as applicable, of the Merger Agreement. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

(o) Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto.

(p) Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(q) Counterparts.  This Agreement may be executed by facsimile and in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Vimicro China (Parent) Limited

By:	/s/ Zhaowei (Kevin) Jin Name: Zhaowei (Kevin) Jin Title: Director

Signature Page to the Rollover Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

VIMICRO CHINA ACQUISITION LIMITED

By:	/s/ Zhaowei (Kevin) Jin Name: Zhaowei (Kevin) Jin Title: Director

Signature Page to the Rollover Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Vimicro Beijing Corporation

By:	/s/ Zhonghan (John) Deng Name: Zhonghan (John) Deng Title: Director Address: 15/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, PRC

Signature Page to the Rollover Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Vimicro Shenzhen Corporation

By:	/s/ Zhaowei (Kevin) Jin Name: Zhaowei (Kevin) Jin Title: Director Address: 15/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100191, PRC

Signature Page to the Rollover Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Vimicro Tianjin Corporation

By:	/s/ Xiaodong (Dave) Yang Name: Xiaodong (Dave) Yang Title: Director Address: 16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, PRC

Signature Page to the Rollover Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Zhonghan (John) Deng

/s/ Zhonghan (John) Deng

Address: 15/F, Shining Tower,
                No. 35, Xueyuan Road,
                Haidian District, Beijing 100191, PRC

Signature Page to the Rollover Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Zhaowei (Kevin) Jin

/s/ Zhaowei (Kevin) Jin

Address: 15/F, Shining Tower,
                No. 35, Xueyuan Road,
                Haidian District, Beijing 100191, PRC

Signature Page to the Rollover Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Xiaodong (Dave) Yang

/s/ Xiaodong (Dave) Yang

Address: 16/F Shining Tower,
                No. 35 Xueyuan Road,
                Haidian District, Beijing 100191, PRC

Signature Page to the Rollover Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Alpha Spring Limited

By:	/s/ Zan Shengda Name: Zan Shengda Title: Director Address: Room 906, Bank of Shanghai Tower, 168 Middle Yincheng Road, Pudong District, Shanghai, People’s Republic of China

Signature Page to the Rollover Agreement

Schedule 1

Name	Rollover Shares		Parent Issued Securities
Zhonghan (John) Deng	8,856,368	(1)
Vimicro Beijing Corporation	4,513,192	(2)	73,219,607
Zhaowei (Kevin) Jin	4,093,620	(3)
Vimicro Shenzhen Corporation	1,791,851	(4)	14,356,786
Mr. Xiaodong (Dave) Yang	1,400,000	(5)
Vimicro Tianjin Corporation	7,214,072		8,614,071
Alpha Spring Limited	35,530,000	(6)	47,377,393

(1)	This amount consists of 8,856,368 Company Options.
(2)	This amount includes (a) 4,453,192 Company Shares and (b) 15,000 ADSs, representing 60,000 Company Shares.
(3)	This amount consists of 4,093,620 Company Options.
(4)	This amount includes (a) 1,391,851 Company Shares and (b) 100,000 ADSs, representing 400,000 Company Shares.
(5)	This amount consists of 1,400,000 Company Options.
(6)	This amount includes (a) 31,250,000 Company Shares and (b) 1,070,000 ADSs, representing 4,280,000 Company Shares.

AMENDMENT NO.1 TO THE ROLLOVER AGREEMENT

This AMENDMENT NO.1 TO THE ROLLOVER AGREEMENT, dated as of November 3, 2015 (this “Amendment”), is by and among Vimicro China (Parent) Limited, an exempted company incorporated in the Cayman Islands (“Parent”), Vimicro China Acquisition Limited, an exempted company incorporated in the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the shareholders of Vimicro International Corporation, an exempted company incorporated in the Cayman Islands (the “Company”), listed on the signature page hereto (each, a “Rollover Shareholder ” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent and Merger Sub have entered into an Agreement and Plan of Merger, dated as of September 15, 2015 (as amended by Amendment No.1 to the Agreement and Plan of Merger of even date herewith, which amendment has been approved by the Company Board, and as may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Merger Sub and the Company, pursuant to which Merger Sub will merge with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement and the Company shall remain as the Surviving Corporation;

WHEREAS, Parent, Merger Sub and the Rollover Shareholders are parties to that certain Rollover Agreement, dated as of September 15, 2015 (the “Rollover Agreement”), providing for the Rollover Shareholders contributing the number of Company Shares, ADSs and Company Options shown on Schedule 1 thereto to Parent immediately prior to the Effective Time, in exchange for the number of common shares of Parent; WHEREAS, pursuant to Section 12(i) of the Rollover Agreement, the Rollover Agreement may be amended by execution of an instrument in writing signed on behalf of Parent and each Rollover Shareholder;

WHEREAS, Parent and each Rollover Shareholder desire to amend the Rollover Agreement to provide for the changes to the terms and conditions thereof as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the parties hereto agree to amend the Rollover Agreement as set forth below.

1. Amendments.

1.1 Schedule 1 of the Rollover Agreement is hereby amended and replaced in its entirety by Schedule 1 attached hereto. For the avoidance of doubt, references to Rollover Shares in the Rollover Agreement, as amended by this Amendment, shall refer to Schedule 1 attached hereto.

1.2 Section 2 of the Rollover Agreement is hereby amended and replaced in its entirety to read as follows:

“2. Contribution of Rollover Shares.  At the Rollover Effective Time, each Rollover Shareholder shall contribute the Rollover Shares held by it to the capital of Parent and Parent shall accept as a contribution the Rollover Shares. In exchange for the Rollover Shares, Parent shall issue to each Rollover Shareholder a pro rata (in kind and amount) portion of the share capital of Parent (based on the number of Rollover Shares contributed by each Rollover Shareholder) (the “Parent Issued Securities”) at the same price per share as is paid by the other shareholders of Parent (excluding related fees and expenses) in connection with the Closing (the “Per Share Price”), assuming that the price per share paid in respect of each Rollover Share is equal to the Merger Consideration payable in respect of one Company Share under the Merger Agreement. The number of Rollover Shares to be contributed by and of Parent Issued Securities to be issued to each Rollover Shareholder in accordance with this Section 2 is set forth next to such Rollover Shareholder's name on Schedule 1 hereto. Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Parent Issued Securities shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Parent and Merger Sub in respect of the Rollover Shares held by such Rollover Shareholder and cancelled at the Closing as contemplated by the Merger Agreement, and (b) such Rollover

Shareholder shall have no right to any Per Share Merger Consideration or Per ADS Merger Consideration in respect of the Rollover Shares held by such Rollover Shareholder.”

1.3 Section 4(b) of the Rollover Agreement is hereby amended and replaced in its entirety to read as follows:

“(b) The consummation of the issuance of the Parent Issued Securities by Parent to each Rollover Shareholder pursuant to Section 2 hereof shall be subject to the satisfaction or (in the case of clauses (u), (v) and (w)) waiver by Parent of the following conditions: (u) the execution and delivery by each Rollover Shareholder of a copy of the Shareholders Agreement duly executed by such Rollover Shareholder; (v) that the representations and warranties of such Rollover Shareholder contained in this Agreement shall be true and correct in all material respects as of the Closing Date; (w) that such Rollover Shareholder shall have performed or complied with in all material respects all covenants required to be performed or complied with by it under this Agreement; (x) each applicable Rollover Shareholder agreeing in writing to the treatment of Vested Company Options held by the Rollover Shareholders as set forth in the Merger Agreement; (y) the contribution by such Rollover Shareholder of the Rollover Shares to be contributed by it under Section 2 and (z) the consummation of the Merger immediately following such issuance of the Parent Issued Securities.”

1.4 Section 11(a) of the Rollover Agreement is hereby amended and replaced in its entirety to read as follows:

“(a) Each Rollover Shareholder shall, severally but not jointly, bear and pay, reimburse, indemnify and hold harmless Parent, Merger Sub, the Company and any Affiliate thereof for, from and against any and all liability for Taxes imposed under PRC Law (or an official interpretation thereof) on Parent, Merger Sub and, after the Closing, the Company, or any Affiliate thereof, arising from or attributable to (i) the receipt of any Per Share Merger Consideration or Per ADS Merger Consideration (or other amounts) by such Rollover Shareholder or its Affiliates pursuant to the Merger Agreement, (ii) the cancellation of any Vested Company Option held by such Rollover Shareholder without any consideration payable in respect thereof pursuant to the Merger Agreement and (iii) the receipt of Parent Issued Securities by such Rollover Shareholder or its Affiliates in exchange for the contribution of Rollover Shares to Parent pursuant to this Rollover Agreement (including, for the avoidance of doubt, any PRC withholding Taxes imposed on Parent, Merger Sub, the Company or any Affiliate thereof with respect to the payment of such amounts described in clauses (i), (ii) and (iii) above).”

2. Confirmation of the Agreement.  Except as herein expressly amended, the Rollover Agreement is ratified and confirmed in all respects by each of the parties hereto and shall remain in full force and effect and enforceable against them in accordance with its terms. Each reference in the Rollover Agreement to “this Agreement” shall mean the Rollover Agreement as amended by this Amendment, and as it may hereafter be further amended or restated.

3. Governing Law; Consent to Jurisdiction.  This Amendment and its negotiation, execution, performance or non-performance, interpretation, termination, and construction, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Amendment, or the negotiation and performance of this Amendment, shall be controlled by, and construed in accordance with, the terms of the Rollover Agreement, including without limitation Section 12(k) (Governing Law) thereof.

4. Counterparts.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

Vimicro China (Parent) Limited

By:	/s/ Zhaowei (Kevin) Jin
Name:	Zhaowei (Kevin) Jin
Title:	Director

[Signature page to Amendment No. 1 to the Rollover Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

Vimicro China Acquisition Limited

By:	/s/ Zhaowei (Kevin) Jin
Name:	Zhaowei (Kevin) Jin
Title:	Director

[Signature page to Amendment No. 1 to the Rollover Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

Vimicro Beijing Corporation

By:	/s/ Zhonghan (John) Deng Name: Zhonghan (John) Deng Title: Director Address: 15/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, PRC

[Signature page to Amendment No. 1 to the Rollover Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

Vimicro Shenzhen Corporation

By:	/s/ Zhaowei (Kevin) Jin Name: Zhaowei (Kevin) Jin Title: Director Address: 15/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100191, PRC

[Signature page to Amendment No. 1 to the Rollover Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

Vimicro Tianjin Corporation

By:	/s/ Xiaodong (Dave) Yang Name: Xiaodong (Dave) Yang Title: Director Address: 16/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, PRC

[Signature page to Amendment No. 1 to the Rollover Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

Zhonghan (John) Deng

/s/ Zhonghan (John) Deng

Address: 15/F, Shining Tower, No. 35, Xueyuan
Road, Haidian District, Beijing 100191, PRC

[Signature page to Amendment No. 1 to the Rollover Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

Zhaowei (Kevin) Jin

/s/ Zhaowei (Kevin) Jin

Address:
15/F, Shining Tower, No. 35, Xueyuan Road,
Haidian District, Beijing 100191, PRC

[Signature page to Amendment No. 1 to the Rollover Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

Xiaodong (Dave) Yang

/s/ Xiaodong (Dave) Yang

Address:
16/F Shining Tower, No. 35 Xueyuan Road,
Haidian District, Beijing 100191, PRC

[Signature page to Amendment No. 1 to the Rollover Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

Alpha Spring Limited

By:	/s/ Shengda Zan
Name:	Shengda Zan
Title:	Director Address: Room 906, Bank of Shanghai Tower, 168 Middle Yincheng Road, Pudong District, Shanghai, People’s Republic of China

[Signature page to Amendment No. 1 to the Rollover Agreement]

Schedule 1

Name	Rollover Shares		Parent Issued Securities
Zhonghan (John) Deng	1,943,176		1,943,176
Vimicro Beijing Corporation	0		0
Zhaowei (Kevin) Jin	701,768		701,768
Vimicro Shenzhen Corporation	0		0
Xiaodong (Dave) Yang	1,360,000		1,360,000
Vimicro Tianjin Corporation	6,697,527		6,697,527
Alpha Spring Limited	35,530,000	(1)	35,530,000

(1)	This amount includes (a) 31,250,000 Company Shares and (b) 1,070,000 ADSs, representing 4,280,000 Company Shares.

ANNEX F

Founder Limited Guarantee

FOUNDER LIMITED GUARANTEE

FOUNDER LIMITED GUARANTEE, dated as of September 15, 2015 (this “Founder Limited Guarantee”), by the persons listed on Schedule A (each, a “Guarantor” and collectively, the “Founder Guarantor” or the “Guarantors”) in favor of Vimicro International Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Guaranteed Party”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).

1. GUARANTEE.  To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among Vimicro China (Parent) Limited (“Parent”), Vimicro China Acquisition Limited, a wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), each of the Guarantors, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, severally and jointly, guarantees to the Guaranteed Party the due and punctual observance, performance and/or discharge of payment as and when due, of such percentage as set forth opposite such Guarantor’s name on Schedule A hereto of the Parent Termination Fee pursuant to Section 9.3(c) of the Merger Agreement and subject to the terms and limitations of Section 9.3(d) of the Merger Agreement (the “Obligations”); provided that in no event shall the Guarantors’ aggregate liability under this Founder Limited Guarantee exceed US$6,700,000 (the “Cap”), it being understood that this Founder Limited Guarantee may not be enforced without giving effect to the Cap. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantors promise and undertake to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Parent or Merger Sub is in breach of an Obligation, then the Guarantors’ liabilities to the Guaranteed Party hereunder in respect of such Obligation shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent or Merger Sub remains in breach of such Obligation, take any and all actions available hereunder or under applicable law to collect such Obligation from the Guarantors subject to the Cap. In furtherance of the foregoing, the Guarantors acknowledge that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantors for the full amount of the Obligations, regardless of whether any action is brought against Parent or Merger Sub. The Guarantors agree to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with enforcement of its rights hereunder if (i) the Guarantors assert in any litigation or other proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms or (ii) the Guarantors fail or refuse to make any payment to the Guaranteed Party hereunder when due and payable.

2. CHANGES IN OBLIGATION, CERTAIN WAIVERS.  The Guarantors agree that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantors, extend the time of payment of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension or renewal thereof, in whole or in part, without in any way impairing or affecting the Guarantors’ obligation under this Founder Limited Guarantee or affecting the validity or enforceability of this Founder Limited Guarantee. The Guarantors agree that the obligation of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (b) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms of Section 9.4 thereof or any agreement evidencing, securing or otherwise executed in connection with the Obligations; (c) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (f) the existence of any claim, set-off or other right which the Guarantors may have at any time against Parent, Merger Sub or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Obligations or otherwise (other than defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement); (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligation; or (h) any discharge of the Guarantors as a matter of applicable law (other than as a result of, and to the extent of, payment of the Obligations in accordance with the terms of the Merger Agreement). To the fullest extent permitted by applicable Law, the Guarantors hereby expressly waive any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantors waive promptness, diligence, notice of the acceptance of this Founder Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind (other than notices expressly required to be provided to Parent or Merger Sub pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligations (x) that are available to Parent or Merger Sub under the Merger Agreement or (y) in respect of a breach by the Guaranteed Party of this Founder Limited Guarantee. The Guarantors acknowledge that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Founder Limited Guarantee are knowingly made in contemplation of such benefits. The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against (a) the Guarantors or (b) any of the respective former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of any Guarantor, Parent or Merger Sub or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (but not including the Founder Guarantor, the Sponsor Guarantor (as defined under the Sponsor Limited Guarantee), Parent or Merger Sub or their respective successors and assigns under the Merger Agreement, the Sponsor Limited Guarantee or this Founder Limited Guarantee, collectively, each a “Non-Recourse Party”), except for claims against (i) the Sponsor Guarantor and the Founder Guarantor and their respective successors and assigns (but not any Non-Recourse Party) under the Sponsor Limited Guarantee and/or this Founder Limited Guarantee pursuant to the terms thereof or hereof, as applicable, (ii) the signatories and their respective successor and assigns (but not any Non-Recourse Party) under the Commitment Letter or pursuant to the terms thereof, (iii) Parent and Merger Sub and their respective successors and assigns under the Merger Agreement pursuant to the terms thereof, (iv) all signatories and their respective successors and assigns under the Confidentiality Agreements pursuant to the terms thereof, and (iv) any of the Rollover Shareholders or their respective successors and assigns (but not any Non-Recourse Party) under the applicable Voting Agreement ((i), (ii), (iii), (iv) and (v) collectively, the “Founder Retained Claims”). The Guarantors hereby unconditionally and irrevocably agree not to exercise any rights that they may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance or enforcement of the Obligations under or in respect of this Founder Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification unless and until the Obligations and any other amounts that may be payable under this Founder Limited Guarantee shall have been paid in full in cash. The Guarantors hereby covenant and agree that they shall not institute, and shall cause their respective Affiliates (other than the Rollover Shareholders or any of their Affiliates or any such Persons’ respective officers and directors) not to institute, any proceeding asserting that this Founder Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms. Notwithstanding anything to the contrary contained in this Founder Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent and Merger Sub are relieved of any of their payment obligations under the Merger Agreement (other than by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law)), the Guarantors shall be similarly relieved of their corresponding Obligations under this Founder Limited Guarantee.

3. NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent, Merger Sub or any other Person liable for the Obligations prior to proceeding against the Guarantors hereunder.

4. REPRESENTATIONS AND WARRANTIES.  Each Guarantor hereby represents and warrants that:

(a) the execution, delivery and performance of this Founder Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of such Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Founder Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Founder Limited Guarantee;

(c) this Founder Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) such Guarantor has the financial capacity to pay and perform its obligation under this Founder Limited Guarantee, and all funds necessary for such Guarantor to fulfill its Obligations under this Founder Limited Guarantee shall be available to such Guarantor for so long as this Founder Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

5. NO ASSIGNMENT.  Neither the Guarantors nor the Guaranteed Party may assign or delegate their respective rights, interests or obligations hereunder to any other Person without the prior written consent of the Guaranteed Party or the Guarantors, as the case may be.

6. NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be given and shall be deemed to have been duly received (a) upon receipt by hand delivery, (b) upon receipt after dispatch by registered or certified mail, postage prepaid, (c) on the next Business Day if transmitted by national overnight courier with confirmation of delivery, or (d) upon confirmation of delivery if transmitted by facsimile (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day), as follows:

if to the Guarantors:

15/F Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing 100191, PRC

If to the Guaranteed Party, as provided in the Merger Agreement.

7. CONTINUING GUARANTEE.  This Founder Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantors and their respective successors and assigns until the Obligations have been satisfied in full. Notwithstanding the foregoing, this Founder Limited Guarantee shall terminate and the Guarantors shall have no further obligation under this Founder Limited Guarantee as of the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms (other than a termination of the Merger Agreement for which a Parent Termination

Fee is, in accordance with Section 9.3(c) of the Merger Agreement, due and owing by Parent (a “Qualifying Termination”)) and (c) the 120th day after a Qualifying Termination unless prior to the 120th day after such Qualifying Termination, the Guaranteed Party shall have commenced a legal proceeding against Parent or Merger Sub alleging an amount is due and payable by Parent or Merger Sub under the Merger Agreement or against the Guarantors alleging amounts payable by the Guarantors to the Guaranteed Party under this Founder Limited Guarantee, in which case this Founder Limited Guarantee shall terminate upon either (i) a final, non-appealable resolution of such claim and payment of the Obligation (subject to the Cap), if applicable or (ii) a written agreement signed by each of the parties hereto terminating this Founder Limited Guarantee. If any payment or payments made by Parent or Merger Sub or any part thereof in respect of the Parent Termination Fee are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made. In the event that the Guaranteed Party or any of its Affiliates (other than the Rollover Shareholders or any of their Affiliates or any such Persons’ respective officers and directors) institutes any suit, action or proceeding or makes any claim (A) asserting that any of the provisions of this Founder Limited Guarantee are illegal, invalid or unenforceable in whole or in part or that the Guarantors are liable in excess of or to a greater extent than the Cap or (B) arising under, or in connection with, the Merger Agreement or any other document or agreement entered into in connection with the Merger Agreement (other than the Founder Retained Claims), then (1) the Obligations of the Guarantors under this Founder Limited Guarantee shall terminate ab initio and be null and void, (2) if the Guarantors have previously made any payments under this Founder Limited Guarantee, they shall be entitled to recover such payments from the Guaranteed Party, and (3) neither the Guarantors, Parent, Merger Sub nor any Non-Recourse Party shall have any liability to the Guaranteed Party or any of its Affiliates (other than the Rollover Shareholders or any of their Affiliates or any such Persons’ respective officers and directors) with respect to the transactions contemplated by the Merger Agreement or under this Founder Limited Guarantee.

8. NO RECOURSE.  Notwithstanding anything that may be expressed or implied in this Founder Limited Guarantee or any document or instrument delivered in connection herewith, and notwithstanding the fact that a Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Founder Limited Guarantee, the Guaranteed Party acknowledges and agrees that (a) no Person other than the Guarantors (and their respective successors and assigns) has any obligation hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligation or their creation, against, and no personal liability shall attach to, any Non-Recourse Party, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Guaranteed Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, and (b) the only rights of recovery and claims that the Guaranteed Party has against the Founder Guarantor in respect of the Merger Agreement and the transactions contemplated thereunder are the Founder Retained Claims. The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. Recourse against the Guarantors pursuant to this Founder Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates (other than the Rollover Shareholders or any of their Affiliates or any such Persons’ respective officers and directors) against the Guarantors, Parent or Merger Sub in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, except for any Founder Retained Claims. Nothing set forth in this Founder Limited Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) any rights or remedies against any Person including the Guarantors except as expressly set forth herein.

9. NATURE OF GUARANTEE.  The Guarantors’ liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligation hereunder. In the event that any payment to the Guaranteed Party in respect of any of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to such Obligation as if such payment had not been made. This Founder Limited Guarantee is an unconditional and continuing guarantee of payment and not of collection, and the Guaranteed Party shall not be required to initiate any legal proceedings against Parent or Merger Sub before proceeding against the Guarantors hereunder.

10. GOVERNING LAW; JURISDICTION.  This Founder Limited Guarantee, and all claims and causes of action arising out of, based upon, or related to this Founder Limited Guarantee or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of New York, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of New York. In the event any dispute arises among the parties hereto out of or in relation to this Founder Limited Guarantee, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 10. The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules and the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Founder Limited Guarantee, which rules are deemed to be incorporated by reference in this Section 10. The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators, which shall be designated as set forth in Section 10.9 of the Merger Agreement. The arbitration shall be conducted in private. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Founder Limited Guarantee, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 10 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Founder Limited Guarantee, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity. Each of the parties hereto agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Founder Limited Guarantee or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 6.

11. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS FOUNDER LIMITED GUARANTEE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

12. COUNTERPARTS.  This Founder Limited Guarantee may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13. MISCELLANEOUS.

(a) This Founder Limited Guarantee contains the entire agreement between the parties relative to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless agreed to by the Guaranteed Party and the Guarantors in writing.

(b) Any provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Founder Limited Guarantee.

* * * * *

(signature pages follow)

IN WITNESS WHEREOF, the Guarantors have caused this Founder Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Vimicro Beijing Corporation

By:	/s/ Zhonghan (John) Deng Name: Zhonghan (John) Deng Title: Director

Zhonghan (John) Deng

By:	/s/ Zhonghan (John) Deng

Signature Page to the Founder Limited Guarantee

IN WITNESS WHEREOF, the Guarantors have caused this Founder Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Vimicro Shenzhen Corporation

By:	/s/ Zhaowei (Kevin) Jin Name: Zhaowei (Kevin) Jin Title: Director

Zhaowei (Kevin) Jin

By:	/s/ Zhaowei (Kevin) Jin

Signature Page to the Founder Limited Guarantee

IN WITNESS WHEREOF, the Guarantors have caused this Founder Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Vimicro Tianjin Corporation

By:	/s/ Xiaodong (Dave) Yang Name: Xiaodong (Dave) Yang Title: Director

Xiaodong (Dave) Yang

By:	/s/ Xiaodong (Dave) Yang

Signature Page to the Founder Limited Guarantee

IN WITNESS WHEREOF, the Guaranteed Party has caused this Founder Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

VIMICRO INTERNATIONAL CORPORATION

By:	/s/ Charles (Chuck) K. Ng Name: Charles (Chuck) K. Ng Title: Director

Signature Page to the Founder Limited Guarantee

SCHEDULE A

Guarantors	Guaranteed Percentage
Zhonghan (John) Deng and Vimicro Beijing Corporation	51%
Zhaowei (Kevin) Jin and Vimicro Shenzhen Corporation	10%
Mr. Xiaodong (Dave) Yang and Vimicro Tianjin Corporation	6%

ANNEX G

Sponsor Limited Guarantee

SPONSOR LIMITED GUARANTEE

SPONSOR LIMITED GUARANTEE, dated as of September 15, 2015 (this “Sponsor Limited Guarantee”), by Alpha Spring Limited, a limited liability company incorporated under the laws of the British Virgin Islands, and Nantong Zongyi Investment Co., Ltd., a limited company incorporated under the laws of People’s Republic of China (each, a “Guarantor” and collectively, the “Sponsor Guarantor” or the “Guarantors”) in favor of Vimicro International Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “ Guaranteed Party”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).

1. GUARANTEE.  To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) by and among Vimicro China (Parent) Limited (“Parent”), Vimicro China Acquisition Limited, a wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), each of the Guarantors, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, severally and jointly, guarantees to the Guaranteed Party the due and punctual observance, performance and/or discharge of payment as and when due, of (a) 33% of the Parent Termination Fee pursuant to Section 9.3(c) of the Merger Agreement and subject to the terms and limitations of Section 9.3(d) of the Merger Agreement and (b) Parent and Merger Sub funding the aggregate Per Share Merger Consideration, Per ADS Merger Consideration and Option Consideration pursuant to and in accordance with the terms and provisions of the Merger Agreement (the “Obligations”); provided that in no event shall the Guarantor’s aggregate liability under this Sponsor Limited Guarantee exceed US$310,000,000 (the “Cap”), it being understood that this Sponsor Limited Guarantee may not be enforced without giving effect to the Cap. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantors promise and undertake to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Parent or Merger Sub is in breach of an Obligation, then the Guarantors’ liabilities to the Guaranteed Party hereunder in respect of such Obligation shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent or Merger Sub remains in breach of such Obligation, take any and all actions available hereunder or under applicable law to collect such Obligation from the Guarantors subject to the Cap. In furtherance of the foregoing, the Guarantors acknowledge that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantors for the full amount of the Obligations, regardless of whether any action is brought against Parent or Merger Sub. The Guarantors agree to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with enforcement of its rights hereunder if (i) the Guarantors assert in any litigation or other proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms or (ii) the Guarantors fail or refuse to make any payment to the Guaranteed Party hereunder when due and payable.

2. CHANGES IN OBLIGATION, CERTAIN WAIVERS.  The Guarantors agree that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantors, extend the time of payment of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension or renewal thereof, in whole or in part, without in any way impairing or affecting the Guarantors’ obligation under this Sponsor Limited Guarantee or affecting the validity or enforceability of this Sponsor Limited Guarantee. The Guarantors agree that the obligation of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (b) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms of Section 9.4 thereof or any agreement evidencing, securing or otherwise executed in connection with the Obligations; (c) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (f) the existence of any claim, set-off or other right which the Guarantors may have at any time against Parent, Merger Sub or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Obligations or otherwise (other than defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement); (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligation; or (h) any discharge of the Guarantors as a matter of applicable law (other than as a result of, and to the extent of, payment of the Obligations in accordance with the terms of the Merger Agreement). To the fullest extent permitted by applicable Law, the Guarantors hereby expressly waive any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantors waive promptness, diligence, notice of the acceptance of this Sponsor Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind (other than notices expressly required to be provided to Parent or Merger Sub pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligations (x) that are available to Parent or Merger Sub under the Merger Agreement or (y) in respect of a breach by the Guaranteed Party of this Sponsor Limited Guarantee. The Guarantors acknowledge that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Sponsor Limited Guarantee are knowingly made in contemplation of such benefits. The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against (a) the Guarantors or (b) any of the respective former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of any Guarantor, Parent or Merger Sub or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (but not including the Sponsor Guarantor, the Founder Guarantor (as defined under the Founder Limited Guarantee), Parent or Merger Sub or their respective successors and assigns under the Merger Agreement, the Commitment Letter, the Founder Limited Guarantee, or this Sponsor Limited Guarantee, collectively, each a “Non-Recourse Party”), except for claims against (i) the Sponsor Guarantor, the Founder Guarantor, and their respective successors and assigns (but not any Non-Recourse Party) under this Sponsor Limited Guarantee and/or the Founder Limited Guarantee pursuant to the terms hereof or thereof, as applicable, (ii) the Guarantors and their respective successors and assigns (but not any Non-Recourse Party) under the Commitment Letter or pursuant to the terms thereof, (iii) Parent and Merger Sub and their respective successors and assigns under the Merger Agreement pursuant to the terms thereof, (iv) all signatories and their respective successors and assigns under the Confidentiality Agreements pursuant to the terms thereof, and (v) any of the Rollover Shareholders or their respective successors and assigns (but not any Non-Recourse Party) under the applicable Voting Agreement (including Mr. Shengda Zan and Nantong Zongyi Investment Co., Ltd. as “Indirect Owner” under the Voting Agreement to which Alpha Spring Limited is a party) ((i), (ii), (iii), (iv) and (v) collectively, the “Sponsor Retained Claims”). Each of the Guarantors hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance or enforcement of the Obligations under or in respect of this Sponsor Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification unless and until the Obligations and any other amounts that may be payable under this Sponsor Limited Guarantee shall have been paid in full in cash. Each of the Guarantors hereby covenants and agrees that it shall not institute, and shall cause its Affiliates (other than the Rollover Shareholders or any of their Affiliates or any such Persons’ respective officers and directors) not to institute, any proceeding asserting that this Sponsor Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms. Notwithstanding anything to the contrary contained in this Sponsor Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent and Merger Sub are relieved of any of their payment obligations under the Merger Agreement (other than by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law)), the Guarantors shall be similarly relieved of their corresponding Obligations under this Sponsor Limited Guarantee.

3. NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent, Merger Sub or any other Person liable for the Obligations prior to proceeding against the Guarantors hereunder.

4. REPRESENTATIONS AND WARRANTIES.  Each Guarantor hereby represents and warrants that:

(a) the execution, delivery and performance of this Sponsor Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of such Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Sponsor Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Sponsor Limited Guarantee;

(c) this Sponsor Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) such Guarantor has the financial capacity to pay and perform its obligation under this Sponsor Limited Guarantee, and all funds necessary for such Guarantor to fulfill its Obligations under this Sponsor Limited Guarantee shall be available to such Guarantor for so long as this Sponsor Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

5. NO ASSIGNMENT.  Neither the Guarantors nor the Guaranteed Party may assign or delegate their respective rights, interests or obligations hereunder to any other Person without the prior written consent of the Guaranteed Party or the Guarantors, as the case may be.

6. NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be given and shall be deemed to have been duly received (a) upon receipt by hand delivery, (b) upon receipt after dispatch by registered or certified mail, postage prepaid, (c) on the next Business Day if transmitted by national overnight courier with confirmation of delivery, or (d) upon confirmation of delivery if transmitted by facsimile (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day), as follows:

if to the Guarantors:

Alpha Spring Limited
Room 906, Bank of Shanghai Tower,
168 Middle Yincheng Road,
Pudong District, Shanghai,
People’s Republic of China
Fax No.: +8621 6859-1615
Attn: David Lee

If to the Guaranteed Party, as provided in the Merger Agreement.

7. CONTINUING GUARANTEE.  This Sponsor Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on each of the Guarantors and its successors and assigns until the Obligations have been satisfied in full. Notwithstanding the foregoing, this Sponsor Limited Guarantee shall terminate and the Guarantors shall have no further obligation under this Sponsor Limited Guarantee as of the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms (other than a termination of the Merger Agreement for which a Parent Termination Fee is, in accordance with Section 9.3(c) of the Merger Agreement, due and owing by Parent (a “Qualifying Termination”)) and (c) the 120th day after a Qualifying Termination unless prior to the 120th day after such Qualifying Termination, the Guaranteed Party shall have commenced a legal proceeding against Parent or Merger Sub alleging an amount is due and payable by Parent or Merger Sub under the Merger Agreement or against the Guarantors alleging amounts payable by the Guarantors to the Guaranteed Party under this Sponsor Limited Guarantee, in which case this Sponsor Limited Guarantee shall terminate upon either (i) a final, non-appealable resolution of such claim and payment of the Obligation (subject to the Cap), if applicable or (ii) a written agreement signed by each of the parties hereto terminating this Sponsor Limited Guarantee. If any payment or payments made by Parent or Merger Sub or any part thereof in respect of the Parent Termination Fee are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made. In the event that the Guaranteed Party or any of its Affiliates (other than the Rollover Shareholders or any of their Affiliates or any such Persons’ respective officers and directors) institutes any suit, action or proceeding or makes any claim (A) asserting that any of the provisions of this Sponsor Limited Guarantee are illegal, invalid or unenforceable in whole or in part or that the Guarantors are liable in excess of or to a greater extent than the Cap or (B) arising under, or in connection with, the Commitment Letter, the Merger Agreement or any other document or agreement entered into in connection with the Merger Agreement (other than the Sponsor Retained Claims), then (1) the Obligations of the Guarantors under this Sponsor Limited Guarantee shall terminate ab initio and be null and void, (2) if the Guarantors have previously made any payments under this Sponsor Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party, and (3) neither the Guarantors, Parent, Merger Sub nor any Non-Recourse Party shall have any liability to the Guaranteed Party or any of its Affiliates (other than the Rollover Shareholders or any of their Affiliates or any such Persons’ respective officers and directors) with respect to the transactions contemplated by the Merger Agreement, the Commitment Letter or under this Sponsor Limited Guarantee.

8. NO RECOURSE.  Notwithstanding anything that may be expressed or implied in this Sponsor Limited Guarantee or any document or instrument delivered in connection herewith, and notwithstanding the fact that a Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Sponsor Limited Guarantee, the Guaranteed Party acknowledges and agrees that (a) no Person other than the Guarantors (and their respective successors and assigns) has any obligation hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligation or their creation, against, and no personal liability shall attach to, any Non-Recourse Party, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Guaranteed Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, and (b) the only rights of recovery and claims that the Guaranteed Party has against the Sponsor Guarantor in respect of the Merger Agreement and the transactions contemplated thereunder are the Sponsor Retained Claims. The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. Recourse against the Guarantors pursuant to this Sponsor Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates (other than the Rollover Shareholders or any of their Affiliates or any such Persons’ respective officers and directors) against the Guarantors, Parent or Merger Sub in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Commitment Letter or the transactions contemplated thereby, except for any Sponsor Retained Claims. Nothing set forth in this Sponsor Limited Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) any rights or remedies against any Person including the Guarantors except as expressly set forth herein.

9. NATURE OF GUARANTEE.  The Guarantors’ liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligation hereunder. In the event that any payment to the Guaranteed Party in respect of any of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to such Obligation as if such payment had not been made. This Sponsor Limited Guarantee is an unconditional and continuing guarantee of payment and not of collection, and the Guaranteed Party shall not be required to initiate any legal proceedings against Parent or Merger Sub before proceeding against the Guarantors hereunder.

10. GOVERNING LAW; JURISDICTION.  This Sponsor Limited Guarantee, and all claims and causes of action arising out of, based upon, or related to this Sponsor Limited Guarantee or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of New York, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of New York. In the event any dispute arises among the parties hereto out of or in relation to this Sponsor Limited Guarantee, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 10. The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules and the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Sponsor Limited Guarantee, which rules are deemed to be incorporated by reference in this Section 10. The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators, which shall be designated as set forth in Section 10.9 of the Merger Agreement. The arbitration shall be conducted in private. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Sponsor Limited Guarantee, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 10 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Sponsor Limited Guarantee, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity. Each of the parties hereto agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Sponsor Limited Guarantee or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 6.

11. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS SPONSOR LIMITED GUARANTEE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

12. COUNTERPARTS.  This Sponsor Limited Guarantee may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13. MISCELLANEOUS.

(a) This Sponsor Limited Guarantee contains the entire agreement between the parties relative to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless agreed to by the Guaranteed Party and the Guarantors in writing.

(b) Any provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Sponsor Limited Guarantee.

* * * * *

(signature pages follow)

IN WITNESS WHEREOF, the Guarantor has caused this Sponsor Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Alpha Spring Limited

By:	/s/ Zan Shengda Name: Zan Shengda Title: Director

Nantong Zongyi Investment Co., Ltd.

By:	/s/ Zan Shengda Name: Zan Shengda Title: Director

Signature Page to the Sponsor Limited Guarantee

IN WITNESS WHEREOF, the Guaranteed Party has caused this Sponsor Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

VIMICRO INTERNATIONAL CORPORATION

By:	/s/ Charles (Chuck) K. Ng Name: Charles (Chuck) K. Ng Title: Director

Signature Page to the Sponsor Limited Guarantee

ANNEX H

Alpha Spring Limited Voting Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of September 15, 2015 by and among Vimicro China (Parent) Limited, a company incorporated under the laws of the Cayman Islands (“Parent”), Vimicro China Acquisition Limited, a company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and Alpha Spring Limited, a company incorporated under the laws of the British Virgin Islands (the “Shareholder”) and, solely for purposes of Section 6.4 hereof, Nantong Zongyi Investment Co., Ltd. and Shengda Zan (collectively, the “Indirect Owners”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub and Vimicro International Corporation (the “Company”) have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Shareholder, Parent and Merger Sub are executing this agreement concurrently with the execution of the Merger Agreement;

WHEREAS, the Shareholder is the record and beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of (i) 31,250,000 Company Shares, (ii) 1,070,000 ADSs and (iii) Company Options to acquire zero Company Shares (such Company Shares, ADSs and Company Options, together with any other Company Shares or ADSs acquired (whether beneficially or of record) by the Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Shareholder’s obligations under this Agreement, including any Company Shares or ADSs acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, the Shareholder, pursuant to that certain Rollover Agreement, dated as of the date hereof, by and among Parent, Merger Sub, the Shareholder and the other shareholders of the Company named therein (the “Rollover Agreement”), has agreed to contribute certain of its Securities to Parent and/or Merger Sub in accordance with the terms and conditions set forth therein;

WHEREAS, receipt of the Requisite Shareholder Approval is a condition to the consummation of the Merger; and

WHEREAS, as a condition to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement and as an inducement and in consideration therefor, the Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting.  From and after the date hereof until the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein, and (c) the occurrence of a Company Board Recommendation Change (such earlier time, the “Expiration Time”), the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or extraordinary and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Shareholder’s Securities,

(a) for the authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement,

(b) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement,

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Subsidiary of the Company or a reorganization, recapitalization or liquidation of the Company or any Subsidiary of the Company; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s articles of incorporation or bylaws, except if approved in writing by Parent; (v) any action that would require the consent of Parent pursuant to Section 5.1 of the Merger Agreement, except if approved in writing by Parent; or (vi) any other material change in the Company’s corporate structure or business, except if approved in writing by Parent,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, and

(e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

1.2.1 From and after the date hereof until the Expiration Time, the Shareholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof, the Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Securities:

(a) for authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement;

(b) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement;

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Subsidiary of the Company or a reorganization, recapitalization or liquidation of the Company or any Subsidiary of the Company; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the

Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s articles of incorporation or bylaws, except if approved in writing by Parent; (v) any action that would require the consent of Parent pursuant to Section 5.1 of the Merger Agreement, except if approved in writing by Parent; or (vi) any other material change in the Company’s corporate structure or business, except if approved in writing by Parent;

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement; and

(e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

1.2.2 The Shareholder hereby represents that any proxies heretofore given in respect of the Shareholder’s Securities, if any, are revocable, and hereby revokes such proxies.

1.2.3 The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then the Shareholder agrees to vote the Shareholder’s Securities in accordance with Section 1.1 above as instructed by Parent in writing prior to the Expiration Time. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers.  Except as provided for in the Rollover Agreement or pursuant to the Merger Agreement, the Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Lien, hypothecation or similar disposition of (by merger, by testamentary disposition, by operation of law or otherwise) (collectively, “Transfer”), any Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, or (d) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c).

Section 1.4 Inconsistent Agreements.  The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shareholder’s Securities and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Shareholder’s Securities.

ARTICLE II
NO SOLICITATION

Section 2.1 Restricted Activities.  Prior to the Expiration Time, the Shareholder in its capacity as a shareholder of the Company shall not, and shall use its reasonable best efforts to cause its officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to the Shareholder, in its capacity as a shareholder (the “Shareholder’s Representatives”)) not to, in each case, directly or indirectly take any action that the Company is prohibited from taking under Section 5.2 of the Merger Agreement. Section 2.2 Notification. From and after the date hereof until the Expiration Time, the Shareholder shall promptly advise each of Parent and the Company orally (and in any event within 24 hours) and subsequently in writing of (x) any Acquisition Proposal, (y) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any Subsidiary of the Company, other than requests for information not reasonably expected to be related to or result into an

Acquisition Proposal, and (z) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding an Acquisition Proposal, including in each case the identity of the person making any such Acquisition Proposal or indication or inquiry and the terms of any such Acquisition Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). The Shareholder, in its capacity as a shareholder of the Company, shall keep each of Parent and the Company reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Acquisition Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by the Shareholder. This Section 2.2 shall not apply to any Acquisition Proposal received by the Company. The Shareholder’s receipt, in its capacity as a shareholder of the Company, of any Acquisition Proposal shall not relieve the Shareholder from any of its obligations hereunder.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDER

Section 3.1 Representations and Warranties.  The Shareholder represents and warrants to Parent and Merger Sub as follows: (a) the Shareholder has full legal right, power and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder and no other actions or proceedings on the part of the Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, (d) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law or agreement binding upon the Shareholder or the Shareholder’s Securities, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except for filings with the Securities and Exchange Commission by the Shareholder, and (e) except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various states of the United States, the Shareholder owns, beneficially and of record, or controls all of its Securities (and any additional Securities acquired after the date hereof), and all of such Securities are free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement), and has sole voting power and sole power of disposition with respect to the Shareholder’s Securities, with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Securities. The Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2 Covenants.  The Shareholder hereby:

(a) agrees, prior to the Expiration Time, not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Shareholder of its obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that the Shareholder may have with respect to the Shareholder’s Securities (including without limitation any appraisal rights pursuant to Section 238 of the Cayman Companies Law) prior to the Expiration Time;

(c) agrees to promptly notify Parent and Merger Sub of the number of any new Securities acquired by the Shareholder after the date hereof and prior to the Expiration Time. Any such Securities shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof;

(d) agrees to permit the Company to publish and disclose in the Proxy Statement, the Shareholder’s identity and ownership of Company Shares, ADSs and Company Options or other equity securities of the Company and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement;

(e) authorizes the Company, Parent, Merger Sub and their respective counsel and representatives to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shareholder’s Securities (and that this Agreement places limits on the voting and transfer of such Securities);

(f) agrees that, prior to the Expiration Time, it shall support, and grant all approvals, and take all actions reasonably requested by Parent, Merger Sub or the Company to ensure that any and all anti-takeover laws shall be inapplicable to this Agreement, the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement; and

(g) agrees that, upon request of Parent, Merger Sub or the Company, the Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent or Merger Sub to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1 Representations and Warranties of Parent and Merger Sub.  Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Shareholder as follows: (a) this Agreement has been duly and validly authorized by each of Parent’s and Merger Sub’s respective board of directors, (b) this Agreement has been duly executed and delivered by a duly authorized officer or other representative of each of Parent and Merger Sub and (c) assuming this Agreement constitutes a valid and binding agreement of the Shareholder, this Agreement constitutes a valid and binding agreement of Merger Sub and Parent, enforceable against Merger Sub or Parent, as applicable, in accordance with its terms.

ARTICLE V
TERMINATION

This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (A) the Closing and (B) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.1 Expenses.  Except as otherwise may be agreed in writing, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs, fees and expenses.

Section 6.2 Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case as follows:

If to Parent or Merger Sub, at:

Suite #4-210, Governors Square
23 Lime Tree Bay Avenue
PO Box 32311
Grand Cayman KY1-1209
Cayman Islands

with a copy to:

16/F Shining Tower
No. 35 Xueyuan Road
Haidian District, Beijing 100191
People’s Republic of China
Attention: Kevin Jin

with a copy (which shall not constitute notice) to:

Suite 2101, Building C, Yintai Center
#2 Jianguomenwai Ave.
Chaoyang District
Beijing 100022, China
Attention: Steven Liu
Facsimile No.: +86-10-5680-3889

If to the Shareholder or the Indirect Owner, to the address set forth on the signature page hereto under the Shareholder’s or the Indirect Owner’s name. Or, in each case, to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

Section 6.3 No Partnership, Agency, or Joint Venture.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 6.4 Guarantee.  (a) The Indirect Owners hereby, jointly and severally, unconditionally and irrevocably guarantee to Parent, Merger Sub and the Company the performance of all obligations of the Shareholder under and in accordance with this Agreement and irrevocably guarantee to Parent and Merger Sub the performance of all obligations of the Shareholder under and in accordance with the Rollover Agreement and agree, on demand and without any other notice whatsoever, to perform or cause to be performed all of the obligations of the Shareholder hereunder and thereunder, and it shall not be necessary for Parent, Merger Sub or the Company, in order to enforce such performance by the Shareholder or the Indirect Owners, first to institute suit or pursue or exhaust any rights or remedies against the Shareholder or others liable for the performance of such obligation, or to join the Shareholder in any action to enforce the Shareholder’s obligations hereunder, or to resort to any other means of obtaining performance from the Shareholder.

(b) Each Indirect Owner hereby waives all defenses based upon suretyship or impairment of collateral, together with any defenses that it may have or assert with respect to the applicable guaranteed obligations (other than actual performance), including, without limitation, discharge in bankruptcy, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, release, usury, lack of legal capacity, delay or lack of diligence.

Section 6.5 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 6.6 Entire Agreement; Benefit.  This Agreement, the Merger Agreement and the Rollover Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The representations and warranties set forth herein and the covenants set forth herein have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate and (b) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

Section 6.7 Specific Performance.  The Shareholder acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, Parent, Merger Sub and the Company will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. The Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent, Merger Sub or the Company shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.8 Amendments; Waivers.  At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholder, Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by Merger Sub, Parent or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.9 Governing Law.  (a) This Agreement (other than with respect to matters relating to fiduciary duties of the Company Board), and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement (other than with respect to matters relating to fiduciary duties of the Company Board) or the negotiation, execution or performance hereof (other than with respect to matters relating to fiduciary duties of the Company Board) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b) All claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to matters relating to fiduciary duties of the Company Board, shall be interpreted, construed, performed and enforced in accordance with the Laws of the Cayman Islands without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

Section 6.10 Consent to Jurisdiction.  In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 6.10. The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules and the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement, which rules are deemed to be incorporated by reference in this Section 6.10. The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators. One arbitrator shall be nominated by the Company or the Parent, as applicable, and one arbitrator shall be nominated by the Shareholder. If any party shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that if such two arbitrators shall fail to choose a third arbitrator within 30 days after such two arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The arbitration shall be conducted in private. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 6.10 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

Section 6.11 WAIVER OF JURY TRIAL.  Each party hereto acknowledges and agrees that any controversy or action which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation or action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation or action, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

Section 6.12 Third Party Beneficiaries.  The Company is intended to be an express third party beneficiary of this Agreement, with full rights of enforcement of this Agreement against the Shareholder and the Indirect Owners. Other than as set forth in the preceding sentence, there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities.

Section 6.13 Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties or the Company, except that (i) Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder and (ii) Parent and Merger Sub may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent or Merger Sub, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of the

Shareholder, his estate, heirs, beneficiaries, personal representatives and executors. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.

Section 6.14 Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto.

Section 6.15 Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 6.16 Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 6.17 Counterparts.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Alpha Spring Limited

By:	/s/ Zan Shengda Name: Zan Shengda Title: Director Address: Room 906, Bank of Shanghai Tower, 168 Middle Yincheng Road, Pudong District, Shanghai, People’s Republic of China

Signature Page to the Voting Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Nantong Zongyi Investment Co., Ltd.

By:	/s/ Zan Shengda Name: Zan Shengda Title: Director Address: Room 906, Bank of Shanghai Tower, 168 Middle Yincheng Road, Pudong District, Shanghai, People’s Republic of China

Signature Page to the Voting Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Shengda Zan

/s/ Zan Shengda
Address:  Room 906, Bank of Shanghai Tower,
                 168 Middle Yincheng Road,
                 Pudong District, Shanghai,
                 People’s Republic of China

Signature Page to the Voting Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

VIMICRO CHINA (PARENT) LIMITED

By:	/s/ Zhaowei (Kevin) Jin Name: Zhaowei (Kevin) Jin Title: Director

Signature Page to the Voting Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

VIMICRO CHINA ACQUISITION LIMITED

By:	/s/ Zhaowei (Kevin) Jin Name: Zhaowei (Kevin) Jin Title: Director

Signature Page to the Voting Agreement

ANNEX I

Chairman Voting Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of September 15, 2015 by and among Vimicro China (Parent) Limited, a company incorporated under the laws of the Cayman Islands (“Parent”), Vimicro China Acquisition Limited, a company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and Vimicro Beijing Corporation, a company incorporated under the laws of the British Virgin Islands (“Holdco”) and Zhonghan (John) Deng, a citizen of the People’s Republic of China (“Mr. Deng”, together with the Holdco, collectively, the “Shareholders” and each a “Shareholder”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub and Vimicro International Corporation (the “Company”) have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Shareholders, Parent and Merger Sub are executing this agreement concurrently with the execution of the Merger Agreement;

WHEREAS, the Holdco is the record and beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of (i) 4,453,192 Company Shares and (ii) 15,000 ADSs; and Mr. Deng is the record and beneficial owner of (i) Company Options to acquire 8,856,368 Company Shares and (ii) Company Shares and ADSs owned of record by Holdco (such Company Shares, ADSs and Company Options, together with any other Company Shares or ADSs acquired (whether beneficially or of record) by the Shareholders after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Shareholders’ obligations under this Agreement, including any Company Shares or ADSs acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, each Shareholder, pursuant to that certain Rollover Agreement, dated as of the date hereof, by and among Parent, Merger Sub, the Shareholders and the other shareholders of the Company named therein (the “Rollover Agreement”), has agreed to contribute certain of its Securities to Parent and/or Merger Sub in accordance with the terms and conditions set forth therein;

WHEREAS, receipt of the Requisite Shareholder Approval is a condition to the consummation of the Merger; and

WHEREAS, as a condition to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement and as an inducement and in consideration therefor, the Shareholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting.  From and after the date hereof until the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein, and (c) the occurrence of a Company Board Recommendation Change (such earlier time, the “Expiration Time”), each Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or extraordinary and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, such Shareholder shall (i) appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Securities,

(a) for the authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement,

(b) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement,

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Subsidiary of the Company or a reorganization, recapitalization or liquidation of the Company or any Subsidiary of the Company; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s articles of incorporation or bylaws, except if approved in writing by Parent; (v) any action that would require the consent of Parent pursuant to Section 5.1 of the Merger Agreement, except if approved in writing by Parent; or (vi) any other material change in the Company’s corporate structure or business, except if approved in writing by Parent,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement, and

(e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

1.2.1 From and after the date hereof until the Expiration Time, each Shareholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof, such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Securities:

(a) for authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement;

(b) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement;

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Subsidiary of the Company or a reorganization, recapitalization or liquidation of the Company or any Subsidiary of the Company; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s articles of incorporation or bylaws, except if approved in writing by Parent; (v) any action that would require the consent of Parent pursuant to Section 5.1 of the Merger Agreement, except if approved in writing by Parent; or (vi) any other material change in the Company’s corporate structure or business, except if approved in writing by Parent;

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement; and

(e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

1.2.2 Each Shareholder hereby represents that any proxies heretofore given in respect of such Shareholder’s Securities, if any, are revocable, and hereby revokes such proxies.

1.2.3 Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder’s Securities in accordance with Section 1.1 above as instructed by Parent in writing prior to the Expiration Time. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers.  Except as provided for in the Rollover Agreement or pursuant to the Merger Agreement, the Shareholders hereby agree that, from the date hereof until the Expiration Time, the Shareholders shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Lien, hypothecation or similar disposition of (by merger, by testamentary disposition, by operation of law or otherwise) (collectively, “Transfer”), any Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, or (d) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c).

Section 1.4 Inconsistent Agreements.  The Shareholders hereby covenant and agree that, except for this Agreement, none of the Shareholders (a) has entered into, or will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Securities and (b) has granted, or will grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Securities.

ARTICLE II
NO SOLICITATION

Section 2.1 Restricted Activities.  Prior to the Expiration Time, each Shareholder in its capacity as a shareholder of the Company shall not, and shall use its reasonable best efforts to cause its officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to such Shareholder, in its capacity as a shareholder (the “Shareholder’s Representatives”)) not to, in each case, directly or indirectly take any action that the Company is prohibited from taking under Section 5.2 of the Merger Agreement.

Section 2.2 Notification.  From and after the date hereof until the Expiration Time, the Shareholders shall promptly advise each of Parent and the Company orally (and in any event within 24 hours) and subsequently in writing of (x) any Acquisition Proposal, (y) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any Subsidiary of the Company, other than requests for information not reasonably expected to be related to or result into an Acquisition Proposal, and (z) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding an Acquisition Proposal, including in each case the identity of the person making any such Acquisition Proposal or indication or inquiry and the terms of any such Acquisition Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). The Shareholder, in its capacity as a shareholder of the Company, shall keep each of Parent and the Company reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Acquisition Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by the Shareholder. This Section 2.2 shall not apply to any Acquisition Proposal received by the Company. The Shareholder’s receipt, in its capacity as a shareholder of the Company, of any Acquisition Proposal shall not relieve the Shareholder from any of its obligations hereunder.

Section 2.3 Capacity.  Notwithstanding anything to the contrary set forth in this Article II, the Shareholder is signing this Agreement solely and only in the Shareholder’s capacity as a shareholder of the Company and, accordingly, nothing contained herein shall in any way limit or affect any actions taken by any shareholder of the Shareholder, or any trustee of any shareholder of the Shareholder, in his capacity as an officer or director of the Company, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDERS

Section 3.1 Representations and Warranties.  Each Shareholder jointly and severally represents and warrants to Parent and Merger Sub as follows: (a) such Shareholder has full legal right, power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, (d) the execution and delivery of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law or agreement binding upon such Shareholder or such Shareholder’s Securities, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except for filings with the Securities and Exchange Commission by such Shareholder, and (e) except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various states of the United States, such Shareholder owns, beneficially and of record, or controls all of its Securities (and any additional Securities acquired after the date hereof), and all of such Securities are free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement), and has sole voting power and sole power of disposition with respect to such Shareholder’s Securities, with no restrictions on such Shareholder’s rights of voting or disposition pertaining thereto and no person other than such Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Securities. Such Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2 Covenants.  Each Shareholder hereby:

(a) agrees, prior to the Expiration Time, not to take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder’s Securities (including without limitation any appraisal rights pursuant to Section 238 of the Cayman Companies Law) prior to the Expiration Time;

(c) agrees to promptly notify Parent and Merger Sub of the number of any new Securities acquired by such Shareholder after the date hereof and prior to the Expiration Time. Any such Securities shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof;

(d) agrees to permit the Company to publish and disclose in the Proxy Statement, such Shareholder’s identity and ownership of Company Shares, ADSs and Company Options or other equity securities of the Company and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement;

(e) authorizes the Company, Parent, Merger Sub and their respective counsel and representatives to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Securities (and that this Agreement places limits on the voting and transfer of such Securities);

(f) agrees that, prior to the Expiration Time, it shall support, and grant all approvals, and take all actions reasonably requested by Parent, Merger Sub or the Company to ensure that any and all anti-takeover laws shall be inapplicable to this Agreement, the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement; and

(g) agrees that, upon request of Parent, Merger Sub or the Company, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent or Merger Sub to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1 Representations and Warranties of Parent and Merger Sub.  Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Shareholders as follows: (a) this Agreement has been duly and validly authorized by each of Parent’s and Merger Sub’s respective board of directors, (b) this Agreement has been duly executed and delivered by a duly authorized officer or other representative of each of Parent and Merger Sub and (c) assuming this Agreement constitutes a valid and binding agreement of the Shareholders, this Agreement constitutes a valid and binding agreement of Merger Sub and Parent, enforceable against Merger Sub or Parent, as applicable, in accordance with its terms.

ARTICLE V
TERMINATION

This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (A) the Closing and (B) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.1 Expenses.  Except as otherwise may be agreed in writing, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs, fees and expenses.

Section 6.2 Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case as follows:

If to Parent or Merger Sub, at:

Suite #4-210, Governors Square
23 Lime Tree Bay Avenue
PO Box 32311
Grand Cayman KY1-1209
Cayman Islands

with a copy to:

16/F Shining Tower
No. 35 Xueyuan Road
Haidian District, Beijing 100191
People’s Republic of China
Attention: Kevin Jin

with a copy (which shall not constitute notice) to:

Suite 2101, Building C, Yintai Center
#2 Jianguomenwai Ave.
Chaoyang District
Beijing 100022, China
Attention: Steven Liu
                  Jerry Ku
Facsimile No.: +86-10-5680-3889

If to a Shareholder, to the address set forth on the signature page hereto under such Shareholder’s name. Or, in each case, to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

Section 6.3 No Partnership, Agency, or Joint Venture.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 6.4 Guarantee.  (a) Mr. Deng hereby unconditionally and irrevocably guarantee to Parent, Merger Sub and the Company the performance of all obligations of the Holdco under and in accordance with this Agreement and irrevocably guarantee to Parent and Merger Sub the performance of all obligations of the Holdco under and in accordance with the Rollover Agreement and agree, on demand and without any other notice whatsoever, to perform or cause to be performed all of the obligations of the Holdco hereunder and thereunder, and it shall not be necessary for Parent, Merger Sub or the Company, in order to enforce such performance by the Holdco or Mr. Deng, first to institute suit or pursue or exhaust any rights or remedies against the Holdco or others liable for the performance of such obligation, or to join the Holdco in any action to enforce the Holdco’s obligations hereunder, or to resort to any other means of obtaining performance from the Holdco.

(b) Mr. Deng hereby waives all defenses based upon suretyship or impairment of collateral, together with any defenses that it may have or assert with respect to the applicable guaranteed obligations (other than actual performance), including, without limitation, discharge in bankruptcy, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, release, usury, lack of legal capacity, delay or lack of diligence.

Section 6.5 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 6.6 Entire Agreement; Benefit.  This Agreement, the Merger Agreement and the Rollover Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The representations and warranties set forth herein and the covenants set forth herein have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate and (b) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

Section 6.7 Specific Performance.  The Shareholders acknowledge that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, Parent, Merger Sub and the Company will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. The Shareholders agree not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent, Merger Sub or the Company shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.8 Amendments; Waivers.  At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Mr. Deng, Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by Merger Sub, Parent or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.9 Governing Law.  (a) This Agreement (other than with respect to matters relating to fiduciary duties of the Company Board), and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement (other than with respect to matters relating to fiduciary duties of the Company Board) or the negotiation, execution or performance hereof (other than with respect to matters relating to fiduciary duties of the Company Board) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b) All claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to matters relating to fiduciary duties of the Company Board, shall be interpreted, construed, performed and enforced in accordance with the Laws of the Cayman Islands without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

Section 6.10 Consent to Jurisdiction.  In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 6.10. The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules and the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement, which rules are deemed to be incorporated by reference in this Section 6.10. The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators. One arbitrator shall be nominated by the Company or the Parent, as applicable, and one arbitrator shall be nominated by the Shareholders. If any party shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that if such two arbitrators shall fail to choose a third arbitrator within 30 days after such two arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The arbitration shall be conducted in private. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 6.10 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

Section 6.11 WAIVER OF JURY TRIAL.  Each party hereto acknowledges and agrees that any controversy or action which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation or action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation or action, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

Section 6.12 Third Party Beneficiaries.  The Company is intended to be an express third party beneficiary of this Agreement, with full rights of enforcement of this Agreement against the Shareholders. Other than as set forth in the preceding sentence, there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities.

Section 6.13 Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties or the Company, except that (i) Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to

Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder and (ii) Parent and Merger Sub may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent or Merger Sub, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of Mr. Deng, his estate, heirs, beneficiaries, personal representatives and executors. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.

Section 6.14 Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto.

Section 6.15 Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 6.16 Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 6.17 Counterparts.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Vimicro Beijing Corporation

By:	/s/ Zhonghan (John) Deng Name: Zhonghan (John) Deng Title: Director Address: 15/F Shining Tower No. 35 Xueyuan Road Haidian District, Beijing 100191 People’s Republic of China

Signature Page to the Voting Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Zhonghan (John) Deng

/s/ Zhonghan (John) Deng

Address: 15/F Shining Tower
                No. 35 Xueyuan Road
                Haidian District, Beijing 100191
                People’s Republic of China

Signature Page to the Voting Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

VIMICRO CHINA (PARENT) LIMITED

By:	/s/ Zhaowei (Kevin) Jin Name: Zhaowei (Kevin) Jin Title: Director

Signature Page to the Voting Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

VIMICRO CHINA ACQUISITION LIMITED

By:	/s/ Zhaowei (Kevin) Jin Name: Zhaowei (Kevin) Jin Title: Director

Signature Page to the Voting Agreement

ANNEX J

Mr. Jin Voting Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of September 15, 2015 by and among Vimicro China (Parent) Limited, a company incorporated under the laws of the Cayman Islands (“Parent”), Vimicro China Acquisition Limited, a company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and Vimicro Shenzhen Corporation, a company incorporated under the laws of the British Virgin Islands (“Holdco”) and Zhaowei (Kevin) Jin, a citizen of the People’s Republic of China (“Mr. Jin”, together with the Holdco, collectively, the “Shareholders” and each a “Shareholder”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub and Vimicro International Corporation (the “Company”) have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Shareholders, Parent and Merger Sub are executing this agreement concurrently with the execution of the Merger Agreement;

WHEREAS, the Holdco is the record and beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of (i) 1,391,851 Company Shares and (ii) 100,000 ADSs; and Mr. Jin is the record and beneficial owner of (i) Company Options to acquire 4,093,620 Company Shares and (ii) Company Shares and ADSs owned of record by Holdco (such Company Shares, ADSs and Company Options, together with any other Company Shares or ADSs acquired (whether beneficially or of record) by the Shareholders after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Shareholders’ obligations under this Agreement, including any Company Shares or ADSs acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, each Shareholder, pursuant to that certain Rollover Agreement, dated as of the date hereof, by and among Parent, Merger Sub, the Shareholders and the other shareholders of the Company named therein (the “Rollover Agreement”), has agreed to contribute certain of its Securities to Parent and/or Merger Sub in accordance with the terms and conditions set forth therein;

WHEREAS, receipt of the Requisite Shareholder Approval is a condition to the consummation of the Merger; and

WHEREAS, as a condition to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement and as an inducement and in consideration therefor, the Shareholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting.  From and after the date hereof until the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein, and (c) the occurrence of a Company Board Recommendation Change (such earlier time, the “Expiration Time”), each Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or extraordinary and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, such Shareholder shall (i) appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Securities,

(a) for the authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement,

(b) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement,

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Subsidiary of the Company or a reorganization, recapitalization or liquidation of the Company or any Subsidiary of the Company; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s articles of incorporation or bylaws, except if approved in writing by Parent; (v) any action that would require the consent of Parent pursuant to Section 5.1 of the Merger Agreement, except if approved in writing by Parent; or (vi) any other material change in the Company’s corporate structure or business, except if approved in writing by Parent,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement, and

(e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

1.2.1 From and after the date hereof until the Expiration Time, each Shareholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof, such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Securities:

(a) for authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement;

(b) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement;

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Subsidiary of the Company or a reorganization, recapitalization or liquidation of the Company or any Subsidiary of the Company; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s articles of incorporation or bylaws, except if approved in writing by Parent; (v) any action that would require the consent of Parent pursuant to Section 5.1 of the Merger Agreement, except if approved in writing by Parent; or (vi) any other material change in the Company’s corporate structure or business, except if approved in writing by Parent;

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement; and

(e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

1.2.2 Each Shareholder hereby represents that any proxies heretofore given in respect of such Shareholder’s Securities, if any, are revocable, and hereby revokes such proxies.

1.2.3 Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder’s Securities in accordance with Section 1.1 above as instructed by Parent in writing prior to the Expiration Time. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers.  Except as provided for in the Rollover Agreement or pursuant to the Merger Agreement, the Shareholders hereby agree that, from the date hereof until the Expiration Time, the Shareholders shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Lien, hypothecation or similar disposition of (by merger, by testamentary disposition, by operation of law or otherwise) (collectively, “Transfer”), any Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, or (d) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c).

Section 1.4 Inconsistent Agreements.  The Shareholders hereby covenant and agree that, except for this Agreement, none of the Shareholders (a) has entered into, or will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Securities and (b) has granted, or will grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Securities.

ARTICLE II
NO SOLICITATION

Section 2.1 Restricted Activities.  Prior to the Expiration Time, each Shareholder in its capacity as a shareholder of the Company shall not, and shall use its reasonable best efforts to cause its officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to such Shareholder, in its capacity as a shareholder (the “Shareholder’s Representatives”)) not to, in each case, directly or indirectly take any action that the Company is prohibited from taking under Section 5.2 of the Merger Agreement.

Section 2.2 Notification.  From and after the date hereof until the Expiration Time, the Shareholders shall promptly advise each of Parent and the Company orally (and in any event within 24 hours) and subsequently in writing of (x) any Acquisition Proposal, (y) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any Subsidiary of the Company, other than requests for information not reasonably expected to be related to or result into an Acquisition Proposal, and (z) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding an Acquisition Proposal, including in each case the identity of the person making any such Acquisition Proposal or indication or inquiry and the terms of any such Acquisition Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). The Shareholder, in its capacity as a shareholder of the Company, shall keep each of Parent and the Company reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Acquisition Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by the Shareholder. This Section 2.2 shall not apply to any Acquisition Proposal received by the Company. The Shareholder’s receipt, in its capacity as a shareholder of the Company, of any Acquisition Proposal shall not relieve the Shareholder from any of its obligations hereunder.

Section 2.3 Capacity.  Notwithstanding anything to the contrary set forth in this Article II, the Shareholder is signing this Agreement solely and only in the Shareholder’s capacity as a shareholder of the Company and, accordingly, nothing contained herein shall in any way limit or affect any actions taken by any shareholder of the Shareholder, or any trustee of any shareholder of the Shareholder, in his capacity as an officer or director of the Company, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDERS

Section 3.1 Representations and Warranties.  Each Shareholder jointly and severally represents and warrants to Parent and Merger Sub as follows: (a) such Shareholder has full legal right, power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, (d) the execution and delivery of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law or agreement binding upon such Shareholder or such Shareholder’s Securities, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except for filings with the Securities and Exchange Commission by such Shareholder, and (e) except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various states of the United States, such Shareholder owns, beneficially and of record, or controls all of its Securities (and any additional Securities acquired after the date hereof), and all of such Securities are free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement), and has sole voting power and sole power of disposition with respect to such Shareholder’s Securities, with no restrictions on such Shareholder’s rights of voting or disposition pertaining thereto and no person other than such Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Securities. Such Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2 Covenants.  Each Shareholder hereby:

(a) agrees, prior to the Expiration Time, not to take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder’s Securities (including without limitation any appraisal rights pursuant to Section 238 of the Cayman Companies Law) prior to the Expiration Time;

(c) agrees to promptly notify Parent and Merger Sub of the number of any new Securities acquired by such Shareholder after the date hereof and prior to the Expiration Time. Any such Securities shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof;

(d) agrees to permit the Company to publish and disclose in the Proxy Statement, such Shareholder’s identity and ownership of Company Shares, ADSs and Company Options or other equity securities of the Company and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement;

(e) authorizes the Company, Parent, Merger Sub and their respective counsel and representatives to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Securities (and that this Agreement places limits on the voting and transfer of such Securities);

(f) agrees that, prior to the Expiration Time, it shall support, and grant all approvals, and take all actions reasonably requested by Parent, Merger Sub or the Company to ensure that any and all anti-takeover laws shall be inapplicable to this Agreement, the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement; and

(g) agrees that, upon request of Parent, Merger Sub or the Company, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent or Merger Sub to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1 Representations and Warranties of Parent and Merger Sub.  Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Shareholders as follows: (a) this Agreement has been duly and validly authorized by each of Parent’s and Merger Sub’s respective board of directors, (b) this Agreement has been duly executed and delivered by a duly authorized officer or other representative of each of Parent and Merger Sub and (c) assuming this Agreement constitutes a valid and binding agreement of the Shareholders, this Agreement constitutes a valid and binding agreement of Merger Sub and Parent, enforceable against Merger Sub or Parent, as applicable, in accordance with its terms.

ARTICLE V
TERMINATION

This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (A) the Closing and (B) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.1 Expenses.  Except as otherwise may be agreed in writing, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs, fees and expenses.

Section 6.2 Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case as follows:

If to Parent or Merger Sub, at:

Suite #4-210, Governors Square
23 Lime Tree Bay Avenue
PO Box 32311
Grand Cayman KY1-1209
Cayman Islands

with a copy to:

16/F Shining Tower
No. 35 Xueyuan Road
Haidian District, Beijing 100191
People’s Republic of China
Attention: Kevin Jin

with a copy (which shall not constitute notice) to:

Suite 2101, Building C, Yintai Center
#2 Jianguomenwai Ave.
Chaoyang District
Beijing 100022, China
Attention: Steven Liu
                 Jerry Ku
Facsimile No.: +86-10-5680-3889

If to a Shareholder, to the address set forth on the signature page hereto under such Shareholder’s name. Or, in each case, to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

Section 6.3 No Partnership, Agency, or Joint Venture.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 6.4 Guarantee.  (a) Mr. Jin hereby unconditionally and irrevocably guarantee to Parent, Merger Sub and the Company the performance of all obligations of the Holdco under and in accordance with this Agreement and irrevocably guarantee to Parent and Merger Sub the performance of all obligations of the Holdco under and in accordance with the Rollover Agreement and agree, on demand and without any other notice whatsoever, to perform or cause to be performed all of the obligations of the Holdco hereunder and thereunder, and it shall not be necessary for Parent, Merger Sub or the Company, in order to enforce such performance by the Holdco or Mr. Jin, first to institute suit or pursue or exhaust any rights or remedies against the Holdco or others liable for the performance of such obligation, or to join the Holdco in any action to enforce the Holdco’s obligations hereunder, or to resort to any other means of obtaining performance from the Holdco.

(b) Mr. Jin hereby waives all defenses based upon suretyship or impairment of collateral, together with any defenses that it may have or assert with respect to the applicable guaranteed obligations (other than actual performance), including, without limitation, discharge in bankruptcy, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, release, usury, lack of legal capacity, delay or lack of diligence.

Section 6.5 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 6.6 Entire Agreement; Benefit.  This Agreement, the Merger Agreement and the Rollover Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The representations and warranties set forth herein and the covenants set forth herein have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate and (b) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

Section 6.7 Specific Performance.  The Shareholders acknowledge that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, Parent, Merger Sub and the Company will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. The Shareholders agree not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent, Merger Sub or the Company shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.8 Amendments; Waivers.  At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Mr. Jin, Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by Merger Sub, Parent or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.9 Governing Law.  (a) This Agreement (other than with respect to matters relating to fiduciary duties of the Company Board), and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement (other than with respect to matters relating to fiduciary duties of the Company Board) or the negotiation, execution or performance hereof (other than with respect to matters relating to fiduciary duties of the Company Board) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b) All claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to matters relating to fiduciary duties of the Company Board, shall be interpreted, construed, performed and enforced in accordance with the Laws of the Cayman Islands without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

Section 6.10 Consent to Jurisdiction.  In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 6.10. The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules and the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement, which rules are deemed to be incorporated by reference in this Section 6.10. The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators. One arbitrator shall be nominated by the Company or the Parent, as applicable, and one arbitrator shall be nominated by the Shareholders. If any party shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that if such two arbitrators shall fail to choose a third arbitrator within 30 days after such two arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The arbitration shall be conducted in private. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 6.10 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

Section 6.11 WAIVER OF JURY TRIAL.  Each party hereto acknowledges and agrees that any controversy or action which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation or action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation or action, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

Section 6.12 Third Party Beneficiaries.  The Company is intended to be an express third party beneficiary of this Agreement, with full rights of enforcement of this Agreement against the Shareholders. Other than as set forth in the preceding sentence, there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities.

Section 6.13 Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties or the Company, except that (i) Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder and (ii) Parent and Merger Sub may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent or Merger Sub, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of Mr. Jin, his estate, heirs, beneficiaries, personal representatives and executors. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.

Section 6.14 Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto.

Section 6.15 Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 6.16 Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 6.17 Counterparts.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Vimicro Shenzhen Corporation

By:	/s/ Zhaowei (Kevin) Jin Name: Zhaowei (Kevin) Jin Title: Director Address: 15/F Shining Tower No. 35 Xueyuan Road Haidian District, Beijing 100191 People’s Republic of China

Signature Page to the Voting Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Zhaowei (Kevin) Jin

/s/ Zhaowei (Kevin) Jin
Address: 15/F Shining Tower
                No. 35 Xueyuan Road
                Haidian District, Beijing 100191
                People’s Republic of China

Signature Page to the Voting Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

VIMICRO CHINA (PARENT) LIMITED

By:	/s/ Zhaowei (Kevin) Jin Name: Zhaowei (Kevin) Jin Title: Director

Signature Page to the Voting Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

VIMICRO CHINA ACQUISITION LIMITED

By:	/s/ Zhaowei (Kevin) Jin Name: Zhaowei (Kevin) Jin Title: Director

Signature Page to the Voting Agreement

ANNEX K

Mr. Yang Voting Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of September 15, 2015 by and among Vimicro China (Parent) Limited, a company incorporated under the laws of the Cayman Islands (“Parent”), Vimicro China Acquisition Limited, a company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and Vimicro Tianjin Corporation, a company incorporated under the laws of the British Virgin Islands (“Holdco”) and Xiaodong (Dave) Yang, a citizen of the People’s Republic of China (“Mr. Yang”, together with the Holdco, collectively, the “Shareholders” and each a “Shareholder”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub and Vimicro International Corporation (the “Company”) have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Shareholders, Parent and Merger Sub are executing this agreement concurrently with the execution of the Merger Agreement;

WHEREAS, the Holdco is the record and beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of 9,053,961 Company Shares and Mr. Yang is the record and beneficial owner of (i) 108,325 ADSs, (ii) Company Options to acquire 1,400,000 Company Shares and (iii) Company Shares owned of record by Holdco (such Company Shares, ADSs and Company Options, together with any other Company Shares or ADSs acquired (whether beneficially or of record) by the Shareholders after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Shareholders’ obligations under this Agreement, including any Company Shares or ADSs acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, each Shareholder, pursuant to that certain Rollover Agreement, dated as of the date hereof, by and among Parent, Merger Sub, the Shareholders and the other shareholders of the Company named therein (the “Rollover Agreement”), has agreed to contribute certain of its Securities to Parent and/or Merger Sub in accordance with the terms and conditions set forth therein;

WHEREAS, receipt of the Requisite Shareholder Approval is a condition to the consummation of the Merger; and

WHEREAS, as a condition to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement and as an inducement and in consideration therefor, the Shareholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting.  From and after the date hereof until the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein, and (c) the occurrence of a Company Board Recommendation Change (such earlier time, the “Expiration Time”), each Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or extraordinary and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, such Shareholder shall (i) appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Securities,

(a) for the authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement,

(b) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement,

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Subsidiary of the Company or a reorganization, recapitalization or liquidation of the Company or any Subsidiary of the Company; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s articles of incorporation or bylaws, except if approved in writing by Parent; (v) any action that would require the consent of Parent pursuant to Section 5.1 of the Merger Agreement, except if approved in writing by Parent; or (vi) any other material change in the Company’s corporate structure or business, except if approved in writing by Parent,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement, and

(e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

1.2.1 From and after the date hereof until the Expiration Time, each Shareholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof, such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Securities:

(a) for authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement;

(b) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement;

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Subsidiary of the Company or a reorganization, recapitalization or liquidation of the Company or any Subsidiary of the Company; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s articles of incorporation or bylaws, except if approved in writing by Parent; (v) any action that would require the consent of Parent pursuant to Section 5.1 of the Merger Agreement, except if approved in writing by Parent; or (vi) any other material change in the Company’s corporate structure or business, except if approved in writing by Parent;

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement; and

(e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

1.2.2 Each Shareholder hereby represents that any proxies heretofore given in respect of such Shareholder’s Securities, if any, are revocable, and hereby revokes such proxies.

1.2.3 Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder’s Securities in accordance with Section 1.1 above as instructed by Parent in writing prior to the Expiration Time. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers.  Except as provided for in the Rollover Agreement or pursuant to the Merger Agreement, the Shareholders hereby agree that, from the date hereof until the Expiration Time, the Shareholders shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Lien, hypothecation or similar disposition of (by merger, by testamentary disposition, by operation of law or otherwise) (collectively, “Transfer”), any Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, or (d) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c).

Section 1.4 Inconsistent Agreements.  The Shareholders hereby covenant and agree that, except for this Agreement, none of the Shareholders (a) has entered into, or will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Securities and (b) has granted, or will grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Securities.

ARTICLE II
NO SOLICITATION

Section 2.1 Restricted Activities.  Prior to the Expiration Time, each Shareholder in its capacity as a shareholder of the Company shall not, and shall use its reasonable best efforts to cause its officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to such Shareholder, in its capacity as a shareholder (the “Shareholder’s Representatives”)) not to, in each case, directly or indirectly take any action that the Company is prohibited from taking under Section 5.2 of the Merger Agreement.

Section 2.2 Notification.  From and after the date hereof until the Expiration Time, the Shareholders shall promptly advise each of Parent and the Company orally (and in any event within 24 hours) and subsequently in writing of (x) any Acquisition Proposal, (y) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any Subsidiary of the Company, other than requests for information not reasonably expected to be related to or result into an Acquisition Proposal, and (z) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding an Acquisition Proposal, including in each case the identity of the person making any such Acquisition Proposal or indication or inquiry and the terms of any such Acquisition Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). The Shareholder, in its capacity as a shareholder of the Company, shall keep each of Parent and the Company reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Acquisition Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by the Shareholder. This Section 2.2 shall not apply to any Acquisition Proposal received by the Company. The Shareholder’s receipt, in its capacity as a shareholder of the Company, of any Acquisition Proposal shall not relieve the Shareholder from any of its obligations hereunder.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDERS

Section 3.1 Representations and Warranties.  Each Shareholder jointly and severally represents and warrants to Parent and Merger Sub as follows: (a) such Shareholder has full legal right, power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, (d) the execution and delivery of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law or agreement binding upon such Shareholder or such Shareholder’s Securities, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except for filings with the Securities and Exchange Commission by such Shareholder, and (e) except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various states of the United States, such Shareholder owns, beneficially and of record, or controls all of its Securities (and any additional Securities acquired after the date hereof), and all of such Securities are free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement), and has sole voting power and sole power of disposition with respect to such Shareholder’s Securities, with no restrictions on such Shareholder’s rights of voting or disposition pertaining thereto and no person other than such Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Securities. Such Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2 Covenants.  Each Shareholder hereby:

(a) agrees, prior to the Expiration Time, not to take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder’s Securities (including without limitation any appraisal rights pursuant to Section 238 of the Cayman Companies Law) prior to the Expiration Time;

(c) agrees to promptly notify Parent and Merger Sub of the number of any new Securities acquired by such Shareholder after the date hereof and prior to the Expiration Time. Any such Securities shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof;

(d) agrees to permit the Company to publish and disclose in the Proxy Statement, such Shareholder’s identity and ownership of Company Shares, ADSs and Company Options or other equity securities of the Company and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement;

(e) authorizes the Company, Parent, Merger Sub and their respective counsel and representatives to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Securities (and that this Agreement places limits on the voting and transfer of such Securities);

(f) agrees that, prior to the Expiration Time, it shall support, and grant all approvals, and take all actions reasonably requested by Parent, Merger Sub or the Company to ensure that any and all anti-takeover laws shall be inapplicable to this Agreement, the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement; and

(g) agrees that, upon request of Parent, Merger Sub or the Company, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent or Merger Sub to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1 Representations and Warranties of Parent and Merger Sub.  Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Shareholders as follows: (a) this Agreement has been duly and validly authorized by each of Parent’s and Merger Sub’s respective board of directors, (b) this Agreement has been duly executed and delivered by a duly authorized officer or other representative of each of Parent and Merger Sub and (c) assuming this Agreement constitutes a valid and binding agreement of the Shareholders, this Agreement constitutes a valid and binding agreement of Merger Sub and Parent, enforceable against Merger Sub or Parent, as applicable, in accordance with its terms.

ARTICLE V
TERMINATION

This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (A) the Closing and (B) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.1 Expenses.  Except as otherwise may be agreed in writing, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs, fees and expenses.

Section 6.2 Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by overnight courier or hand for delivery on the next

Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case as follows:

If to Parent or Merger Sub, at:

Suite #4-210, Governors Square
23 Lime Tree Bay Avenue
PO Box 32311
Grand Cayman KY1-1209
Cayman Islands

with a copy to:

16/F Shining Tower
No. 35 Xueyuan Road
Haidian District, Beijing 100191
People’s Republic of China
Attention: Kevin Jin

with a copy (which shall not constitute notice) to:

Suite 2101, Building C, Yintai Center
#2 Jianguomenwai Ave.
Chaoyang District
Beijing 100022, China
Attention: Steven Liu
                 Jerry Ku
Facsimile No.: +86-10-5680-3889

If to a Shareholder, to the address set forth on the signature page hereto under such Shareholder’s name. Or, in each case, to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

Section 6.3 No Partnership, Agency, or Joint Venture.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 6.4 Guarantee.  (a) Mr. Yang hereby unconditionally and irrevocably guarantee to Parent, Merger Sub and the Company the performance of all obligations of the Holdco under and in accordance with this Agreement and irrevocably guarantee to Parent and Merger Sub the performance of all obligations of the Holdco under and in accordance with the Rollover Agreement and agree, on demand and without any other notice whatsoever, to perform or cause to be performed all of the obligations of the Holdco hereunder and thereunder, and it shall not be necessary for Parent, Merger Sub or the Company, in order to enforce such performance by the Holdco or Mr. Yang, first to institute suit or pursue or exhaust any rights or remedies against the Holdco or others liable for the performance of such obligation, or to join the Holdco in any action to enforce the Holdco’s obligations hereunder, or to resort to any other means of obtaining performance from the Holdco.

(b) Mr. Yang hereby waives all defenses based upon suretyship or impairment of collateral, together with any defenses that it may have or assert with respect to the applicable guaranteed obligations (other than actual performance), including, without limitation, discharge in bankruptcy, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, release, usury, lack of legal capacity, delay or lack of diligence.

Section 6.5 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 6.6 Entire Agreement; Benefit.  This Agreement, the Merger Agreement and the Rollover Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The representations and warranties set forth herein and the covenants set forth herein have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate and (b) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

Section 6.7 Specific Performance.  The Shareholders acknowledge that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, Parent, Merger Sub and the Company will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. The Shareholders agree not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent, Merger Sub or the Company shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.8 Amendments; Waivers.  At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Mr. Yang, Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by Merger Sub, Parent or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.9 Governing Law.  (a) This Agreement (other than with respect to matters relating to fiduciary duties of the Company Board), and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement (other than with respect to matters relating to fiduciary duties of the Company Board) or the negotiation, execution or performance hereof (other than with respect to matters relating to fiduciary duties of the Company Board) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b) All claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to matters relating to fiduciary duties of the Company Board, shall be interpreted, construed, performed and enforced in accordance with the Laws of the Cayman Islands without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

Section 6.10 Consent to Jurisdiction.  In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 6.10. The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules and the Hong Kong

International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement, which rules are deemed to be incorporated by reference in this Section 6.10. The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators. One arbitrator shall be nominated by the Company or the Parent, as applicable, and one arbitrator shall be nominated by the Shareholders. If any party shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that if such two arbitrators shall fail to choose a third arbitrator within 30 days after such two arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The arbitration shall be conducted in private. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 6.10 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

Section 6.11 WAIVER OF JURY TRIAL.  Each party hereto acknowledges and agrees that any controversy or action which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation or action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation or action, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

Section 6.12 Third Party Beneficiaries.  The Company is intended to be an express third party beneficiary of this Agreement, with full rights of enforcement of this Agreement against the Shareholders. Other than as set forth in the preceding sentence, there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities.

Section 6.13 Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties or the Company, except that (i) Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder and (ii) Parent and Merger Sub may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent or Merger Sub, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of Mr. Yang, his estate, heirs, beneficiaries, personal representatives and executors. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.

Section 6.14 Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto.

Section 6.15 Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 6.16 Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 6.17 Counterparts.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Vimicro Tianjin Corporation

By:	/s/ Xiaodong (Dave) Yang Name: Xiaodong (Dave) Yang Title: Director Address: 16/F Shining Tower No. 35 Xueyuan Road Haidian District, Beijing 100191 People’s Republic of China

Signature Page to the Voting Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Xiaodong (Dave) Yang

/s/ Xiaodong (Dave) Yang

Address: 16/F Shining Tower
                No. 35 Xueyuan Road
                Haidian District, Beijing 100191
                People’s Republic of China

Signature Page to the Voting Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

VIMICRO CHINA (PARENT) LIMITED

By:	/s/ Zhaowei (Kevin) Jin Name: Zhaowei (Kevin) Jin Title: Director

Signature Page to the Voting Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

VIMICRO CHINA ACQUISITION LIMITED

By:	/s/ Zhaowei (Kevin) Jin Name: Zhaowei (Kevin) Jin Title: Director

Signature Page to the Voting Agreement

PROXY CARD

Vimicro International Corporation

(the “Company”)

PROXY FOR SHAREHOLDERS

I/We

Please Print Name(s)

of

Please Print Address(es)

being (a) shareholder(s) of the Company with  shares respectively hereby appoint

____________________________________ of ____________________________________________________

or failing him/her

____________________________________ of ____________________________________________________

or failing him/her the duly appointed chairman of the EGM (the “Chairman”) as my/our proxy to vote for me/us and on my/our behalf at the Extraordinary General Meeting of the Company (the “EGM”) to be held on December 15, 2015 at 10:00 a.m. Hong Kong time at 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, and at any adjournment of the EGM. My proxy is instructed to vote on a poll or on a show of hands on the resolutions in respect of the matters specified in the Notice of the EGM as indicated below:

Special Resolutions	For	Against	Abstain
THAT the agreement and plan of merger dated as of September 15, 2015 (the “merger agreement” among the Company, Vimicro China (Parent) Limited (“Parent”) and Vimicro China Acquisition Limited (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying the notice of the EGM and which is produced and made available for inspection at the EGM), the plan of merger (the “plan of merger”) among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which is produced and made available for inspection at the EGM) and any and all transactions contemplated by the merger agreement, including the merger (the “merger”), be and are hereby authorized and approved;
THAT upon the Effective Date (as defined in the plan of merger) the Company amend and restated its memorandum and articles of association in the form attached as Appendix II to the plan of merger; and

Ordinary Resolution	For	Against	Abstain
THAT the chairman of the EGM be instructed to adjourn the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolutions to be proposed at the EGM.

Please indicate your voting preference by ticking, or inserting the number of shares to be voted for or against or to abstain, the boxes above in respect of each resolution. If you do not complete this section, your proxy will vote or abstain at his/her discretion, as he/she will on any other business that may be raised at the EGM.

You may instruct your proxy to vote some or all of the shares in respect of which the proxy is appointed either for or against any resolution and/or abstain from voting as such proxy need not cast the votes in respect of your shares in the same way on any resolution. In this case, please specify in the voting boxes above the number of shares in respect of which your proxy is to vote for or against or to abstain in respect of each resolution.

If you have appointed more than one proxy, please specify in the voting boxes above the number of shares in respect of which each proxy is entitled to exercise the related votes. If you do not complete this information, the first person listed above shall be entitled to exercise all the votes in relation to the relevant resolution. If you have appointed more than one proxy, the first person listed above shall be entitled to vote on a show of hands.

Signed:
Name:
Date:

In the case of joint holders the senior holder (see note 4 below) should sign.
Please provide the names of all other
joint holders:

NOTES

IF YOU HAVE EXECUTED A STANDING PROXY, YOUR STANDING PROXY WILL BE VOTED AS INDICATED IN NOTE 2 BELOW, UNLESS YOU ATTEND THE EGM IN PERSON OR COMPLETE AND SEND IN THIS FORM APPOINTING A SPECIFIC PROXY.

1	A proxy need not be a shareholder of the Company. A shareholder entitled to attend and vote at the EGM is entitled to appoint one or more proxies to attend and vote in his/her stead. Please insert the name of the person(s) of your own choice that you wish to be appointed proxy in the space provided, failing which the Chairman will be appointed as your proxy.
2	Any standing proxy previously deposited by a shareholder with the Company will be voted in favour of the resolutions to be proposed at the EGM unless revoked prior to the EGM or the shareholder attends the EGM in person or completes and returns this form appointing a specific proxy.
3	Whether or not you propose to attend the relevant meeting(s) in person, you are strongly advised to complete and return this form of proxy in accordance with these instructions. To be valid, this form must be completed and deposited (together with any power of attorney or other authority under which it is signed or a notarially certified copy of that power or authority) at the offices of the Company at 16/F., Shining Tower, No.35 Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China, as soon as possible and in any event not later than two hours before the time for holding the relevant meeting or any adjourned meeting. Returning this completed form of proxy will not preclude you from attending the relevant meeting(s) and voting in person if you so wish.
4	If two or more persons are jointly registered as holders of a share, the vote of the senior person who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of other joint holders. For this purpose seniority shall be determined by the order in which the names stand on the Company’s register of shareholders in respect of the relevant shares. The senior holder should sign this form, but the names of all other joint holders should be stated on the form in the space provided.
5	If this form is returned without an indication as to how the proxy shall vote, the proxy will exercise his/her discretion as to whether he/she votes and if so how.
6	This form of proxy is for use by shareholders only. If the appointor is a corporate entity this form of proxy must either be under its seal or under the hand of some officer or attorney duly authorised for that purpose.
7	Any alterations made to this form must be initialled by you.
8	A proxy may vote on a show of hands or on a poll.

ADS VOTING INSTRUCTIONS CARD

VIMICRO INTERNATIONAL CORPORATION
TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY RECEIPTS (“ADSs”)
REPRESENTING ORDINARY SHARES OF
VIMICRO INTERNATIONAL CORPORATION

Please refer to the reverse side of this card for the Resolutions to be voted at the Meeting.

FOLD AND DETACH HERE

Extraordinary Resolutions
	FOR	AGAINST	ABSTAIN
Resolution 1	☐	☐	☐
Resolution 2	☐	☐	☐

Mark box at right if you wish to give a discretionary proxy to a member or members designated by the Company.       ☐
PLEASE NOTE: Marking this box voids any other instructions marked above.

Address Change ☐ Mark box, sign and indicate changes/comments below:

Sign Below  Date:

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

1.	as a special resolution:

THAT the agreement and plan of merger dated as of September 15, 2015 (the “merger agreement”) among Parent, Merger Sub and the Company (such merger agreement being in the form attached as Annex A to this proxy statement, which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger, be and are hereby authorized and approved; and

2.	as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

If the merger is completed, at the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than the Excluded Shares, will be cancelled in exchange for the right to receive $3.375 in cash without interest, and for the avoidance of doubt, because each ADS represents four Shares, each issued and outstanding ADS (other than ADS that represents Excluded Shares), will represent the right to surrender the ADS in exchange for $13.50 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), in each case, net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. At the effective time, all of the Shares will be cancelled and cease to exist. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Share as determined under the Cayman Companies Law. Each Excluded Share other than Dissenting Share will be cancelled for no consideration. At the effective time, each outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share of the surviving company.

VIMICRO INTERNATIONAL CORPORATION JPMorgan Chase Bank, N.A., Depositary P.O. Box 64507, St. Paul, MN 55164-0507	Voting Instruction Card

JPMorgan Chase Bank, N.A. (the “Depositary”) has received advice that the Extraordinary General Meeting (the “Meeting”) for holders of Ordinary Shares of VIMICRO INTERNATIONAL CORPORATION (the “Company”) will be held at 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong., on December 15, 2015, at 10:00 a.m. (Hong Kong Time), for the purpose set forth on this card.

If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Ordinary Shares represented by your ADSs FOR or AGAINST or to ABSTAIN from voting the Resolutions proposed, at the Meeting, kindly execute and forward to the Depositary, the attached Voting Instruction Card. The enclosed postage paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such a manner as to show clearly whether you desire the Nominee or Nominees of the Depositary to vote FOR or AGAINST or to ABSTAIN from the Resolutions. You may include instructions to give a discretionary proxy to a designated member or members of the Board of Directors of the Company. This Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 12:00 p.m., on December 11, 2015. Only the registered holders of record at the close of business on November 10, 2015, are entitled to execute the attached Voting Instruction Card.

The signatory, a holder of record as of the close of business on November 10, 2015 of ADSs representing Ordinary Shares of the Company, hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the underlying Ordinary Shares of the Company represented by ADSs, registered in the name of the signatory, at the Meeting of the Company.

These instructions, when properly signed and dated, will be voted in the manner directed herein. If the signatory marks the box to indicate that the signatory wishes to give a discretionary proxy to a designated member or members of the Board of Directors, the underlying shares represented by the signatory’s ADSs will be voted by such person in his or her discretion. These instructions, when properly signed and dated, will be voted in the manner directed herein. If these instructions are properly signed and dated, but no direction is made, the underlying shares represented by such Receipt(s) will not be voted by the Depositary.

NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card MUST be returned before 12:00 p.m., December 11, 2015.

Shareholders may obtain a copy of the Company’s annual report on Form 20-F, free of charge, from our website at www.vimicro.com/english/investors.htm

JPMorgan Chase Bank, N.A., Depositary

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please see reverse side for Voting Instructions.